As filed with the Securities and Exchange Commission on October 10, 2023

Registration No. 333-274283

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ryde Group Ltd

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Duo Tower, 3 Fraser Street, #08-21

Singapore 189352

+65-9665-3216

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Meng Ding, Esq. Sidley Austin c/o 39/F, Two Int’l Finance Centre 8 Finance St, Central, Hong Kong +852 2509-7888	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy the securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus (Subject to Completion)

Dated October 10, 2023

Class A Ordinary Shares

Ryde Group Ltd

This is the initial public offering of Class A Ordinary Shares, by Ryde Group Ltd. We are offering 2,250,000 Class A Ordinary Shares, par value US$0.0002 per share.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. We anticipate the initial public offering price of our Class A Ordinary Shares will be between US$4.00 and US$5.00. We intend to apply to list our Class A Ordinary Shares on the NYSE American under the symbol “RYDE.” We will not complete this offering unless our Class A Ordinary Shares have been approved for listing on the NYSE American.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the applicable U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Corporate Information.”

Immediately prior to the completion of this offering, our issued and outstanding share capital will consist of Class A Ordinary Shares and Class B Ordinary Shares. Our founder, chairman of the board of directors and chief executive officer, Mr. Terence Zou, and DLG Ventures Pte. Ltd. (“DLG”) will beneficially own all of our then issued and outstanding Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 19.2% of our total issued and outstanding share capital immediately after the completion of this offering and approximately 70.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming that the underwriter does not exercise their option to purchase additional Class A Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each holder of our Class A Ordinary Share is entitled to one vote per share. Each holder of our Class B Ordinary Share is entitled to 10 votes per share. Our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B Ordinary Shares are convertible into Class A Ordinary Shares on a one-for-one. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Investing in the Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PRICE US$              PER CLASS A ORDINARY SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, before Expenses
Per Share	US$	US$	US$
Total	US$	US$	US$

(1)	For a description of compensation payable to the underwriter, see “Underwriting.”

The underwriter has an option to purchase up to 337,500 additional Class A Ordinary Shares from us at the initial public offering price, less the underwriting discounts and commissions, within 45 days from the closing of the Offering, to cover any over-allotment.

The underwriter expects to deliver the Class A Ordinary Shares against payment in U.S. dollars in New York, NY to purchasers on or about              , 2023.

Maxim Group LLC

Prospectus dated             , 2023

This prospectus contains certain estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares.

Neither we nor the underwriter have taken any action that would permit a public offering of the Class A Ordinary Shares outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of the prospectus outside the United States.

Until October 24, 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

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Prospectus Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the Class A Ordinary Shares discussed under “Risk Factors,” before deciding whether to buy the Class A Ordinary Shares. This prospectus contains information from a report that was commissioned by us and prepared by Frost & Sullivan, an independent market research firm, to provide information regarding our industry and our market position. We refer to this report as the “ Frost & Sullivan Report.”

Overview

Our vision is to become a “Super mobility app” where multiple mobility tools can be accessed and function seamlessly out of a single app, offering ultimate convenience and reliability for our customers. We currently operate in Singapore, with our core businesses in the following segments: (i) mobility, where we provide on-demand and scheduled carpooling and ride-hailing services, matching riders to our driver partners; and (ii) quick commerce, where we provide on-demand, scheduled, and multi-stop parcel delivery services.

Mobility

Our mobility business segment includes carpooling and ride-hailing.

Carpooling refers to services that connect riders with driver partners who provide rides in a variety of vehicles, such as cars of different seating capacities. Carpooling is about sharing rides and is provided via our RydePOOL service in our mobile app. We launched carpooling through our RydePOOL service in Singapore. RydePOOL allows real-time, on-demand bookings as well as advance bookings via our Schedule Pickup function, and only allows seating capacity for one rider per request, while riders may have to share their ride with other riders.

Ride-hailing refers to services that connect riders with private-hire or taxi drivers, with the rider having the option to choose the type of ride from a variety of vehicles, such as cars of different seating capacities and make. We started off with only carpooling services, but ride-hailing services was a natural adjacency for us as we have the technology and the platform to enable it. Our ride-hailing services allow riders to determine the number of seats they require for the trip, and offers real-time, on-demand bookings as well as advance bookings and multi-stop options. We started to grow our offerings in this space and currently have the following different service offerings: RydeX, RydeXL, RydeLUXE, RydeFLASH, RydePET, RydeHIRE, and RydeTAXI services.

Quick Commerce

Quick Commerce is a package delivery booking service, which enables driver partners to accept bookings for package delivery services through our driver partner app. Our partners that fulfill deliveries range from driver partners, to motorcyclists and walkers as well. Consumers can arrange for instant deliveries and cater for different package sizes. E-commerce businesses, Food and Beverage businesses and social sellers can utilize our last mile delivery services to their customers as an option as well. We provide our quick commerce service through our RydeSEND offering, which comprises of real-time on-demand, scheduled, and multi-stop parcel delivery services.

Recent Development

Acquisition of Meili

On February 20, 2023, Ryde Technologies Pte. Ltd. completed the purchase of Meili Technologies Pte. Ltd. (“Meili”), a last-mile on-demand logistics service provider in Singapore, where Ryde Technologies Pte. Ltd. purchased the entire issued and paid-up share capital of Meili for a purchase consideration of S$450,000 which was satisfied by the issuance of exchangeable notes to the shareholders of Meili (“Meili Noteholders”) each exchangeable into shares in the Company (“Meili Acquisition”). The Meili Acquisition enables us to expand our business into the quick commerce industry, thereby increasing our revenue streams, acquire a new consumer and driver partner’s base as well as improve our operational efficiency. By leveraging on the existing technology and operational infrastructure of Meili, our operational costs have reduced. We believe that the Meili Acquisition helps us to stay competitive in the quick commerce market and potentially grow our business.

In September 2023, 38,251 Class A Ordinary Shares were issued to certain Meili Noteholders pursuant to an exchange of their exchangeable notes under the exchangeable note subscription agreement dated 12 April 2023 entered into between them and Ryde Technologies Pte. Ltd. Under the terms and conditions of the exchangeable notes, unless previously redeemed or exchanged into shares in the Company, the purchase consideration represented by each exchangeable note will be mandatorily exchanged into shares of the Company upon the occurrence of the Company obtaining the receipt of the notification from a recognized exchange for the filing of the offer document for the listing.

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Industry Overview

Mobility Industry

The market size of Singapore’s mobility market grew from USD 1,496.6 million in 2017 to USD 2,571.6 million in 2019. While Singapore’s mobility market experienced a decline from 2020 to 2022 due to the negative impact of the COVID-19 pandemic, it is forecasted to grow at a CAGR of of 26.7% from USD 1,849.1 million in 2022 to USD 6,026.3 million in 2027 following market expansion as a result of the economy’s gradual recovery from impact of the COVID-19 pandemic and an increase in demand for mobility. According to Frost & Sullivan, this growth is expected to be driven by:

●	The return to normal life is driving travel demand in the post-pandemic. With the gradual easing of COVID-19 prevention policies, there has been a significant increase in the number of people returning to offices and requiring transportation, which is driving travel demand in the post-pandemic era. This is also accompanied by a more liberal immigration policy which is expected to drive demand for private rides, especially in the post-epidemic era where travel safety is a top priority for passengers.

●	Consumer preferences for transportation types have changed due to the accelerated pace of life, etc. As daily life becomes more fast-paced, people increasingly prioritize the efficiency of their travel. On-demand mobility service provides a solution by reducing the time wasted on waiting for the subway or buses and offering more flexibility in travel arrangements.

●	The high cost of car ownership makes commuters in Singapore prefer to travel by public transport. The cost of car ownership in Singapore is one of the highest in the world due to high vehicle tariffs, significant registration fees and the increasing cost of the Certificate of Entitlement (COE). Furthermore, vehicles in Singapore are also subject to Electronic Road Pricing (ERP) fees, which are similar to congestion charges.

According to Frost & Sullivan, the future trend analysis for the mobility industry are as follows:

●	Increasing competition and consolidation where larger companies acquire smaller ones or merge with competitors. To gain market share, players in the industry have employed a strategy of offering subsidies to passengers. However, they have gradually realized that user loyalty is low when it depends on subsidies, and high subsidies make it difficult to break even. As a result, a consolidation strategy is expected to become a priority in the future. Larger companies will accelerate their efforts to merge with or acquire smaller companies in order to strengthen their bargaining power. Ultimately, the mobility industry is likely to be dominated by several giants.

●	The emergence of new business models. Autonomous vehicles, such as Robotaxis, are revolutionizing the way we think about transportation. By transforming cars from one-time purchase products into continuous repurchase services, Robotaxis are poised to change the travel ecology and create a model of mobility as a service (MaaS). This shift towards a service-based approach to transportation has the potential to unlock new possibilities for passengers, making it easier and more affordable to get around in a sustainable way. But the benefits of the mobility platform go beyond just autonomous vehicles. By providing more diversified ways of travel, the mobility platform will offer an array of options that can be tailored to individual needs and preferences. While cars have limitations, particularly on congested urban roads, new modes of transportation, such as bikes and scooters, will become an effective complement to car travel. In the future, the mobility platform will become a comprehensive travel solution provider, offering a range of services that can better meet the diverse needs of consumers.

●	Building business systems based on mobility service. For companies that have amassed massive user bases, the key to monetization lies in leveraging the value of their customer base by creating a closed-loop ecosystem that integrates both life and travel. This can be achieved by extending the reach of their services beyond ride-hailing and into adjacent industries, such as local services and travel booking. By creating an integrated ecosystem that spans multiple industries, companies can improve the quality of their services and increase customer retention. This closed-loop approach enables them to offer a more comprehensive range of services that are tailored to the needs of their users. For example, ride-hailing companies can expand into local services, such as food delivery and home cleaning, as well as online travel, offering users a one-stop-shop for all their transportation and travel needs. This integrated approach has significant benefits for companies. By offering a broader range of services, they can deepen their relationship with their customers and increase their customer lifetime value. It also enables them to capture a larger share of their customers’ spending and become a more essential part of their daily lives.

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Quick Commerce

The quick commerce market in Singapore experienced a slight growth from USD736.7 million in 2017 to USD1,324.4 million in 2019 and is expected to increase from USD6,384.2 million in 2022 to USD13,491.8 million in 2027, representing a CAGR of 16.1%. According to Frost & Sullivan, this growth is expected to be driven by:

●	COVID-19 has helped form consumption habits and accelerated the penetration of quick commerce services. As the governments in Southeast Asian countries, such as Malaysia and Singapore, have discouraged dine-in meals particularly when the number of new cases increases, merchants have had to rely on online orders to compensate for the decrease in offline orders.

●	Advantages of geo-basis characterized by high density. Singapore’s accessibility for mass users provides a robust user base for internet companies to operate and is accompanied by a high population density which facilitates efficient delivery services, allowing companies to meet their customers’ demands promptly.

●	The improvement of Internet infrastructure benefits the quick commerce platform. Singapore’s growing market for digital financial services (DFS) will expand the potential customer base for -quick commerce services as customers are able to pay their bills online.

According to Frost & Sullivan, the future trend analysis for the quick commerce industry are as follows:

●	New technologies will be adopted in the quick commerce industry. As new technologies continue to emerge, unmanned delivery vehicles are becoming more prevalent in certain scenarios. This trend is expected to reduce dispatchers’ burden and improve overall delivery efficiency. With the promising market size of quick commerce, an increasing number of companies are likely to get involved in the development and application of new delivery technologies. This will ultimately drive the growth and advancement of the industry as a whole.

●	Geographic competition among delivery platforms will be one of the most significant battlegrounds over the coming years. The competition among rival platforms for customers, restaurants, and drivers in each market is expected to persist, possibly resulting in more consolidation in the future. Additionally, platforms are expanding the range of services they offer, leading to a broader focus on new verticals beyond restaurants. This intense rivalry is further compounded by the success of specialized delivery apps that concentrate on a specific customer segment or cuisine type, which have emerged in recent years.

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●	Delivery platforms are poised to generate profits at scale if they can unlock the logistics, operational requirements, and challenges of last-mile delivery. Many logistics platforms are now broadening their use cases and expanding their logistics networks to include new product categories, such as alcohol, pharmaceuticals, and groceries. This trend is likely to continue as platforms seek to improve their overall economic profiles by delivering higher-margin products that attract new customer segments and increase the average order value. By stacking deliveries, platforms can maximize the efficiency of each delivery run, which benefits both the platform and its customers. Additionally, this expansion into new categories positions the platforms to become service providers to businesses beyond restaurants, enabling them to offer their logistics services to a wider range of clients.

Our Competitive Strengths

We believe that we are well-positioned to achieve our strategic goals through several key business strengths, including the following:

●	Robust service offerings consisting of mobility and quick commerce;

●	Unique commission structure enhances customer and driver retention;

●	ability to scale as a platform;

●	competitive technology; and

●	experienced management and technical team.

Our Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	actively expand service offering portfolio;

●	expand our business to other countries through the continued replication of our successful business model; and

●	expansion of our business through acquisitions, joint ventures or strategic alliances.

Risks and Challenges

Investing in our Class A Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 11 of this prospectus, which you should carefully consider before making a decision to purchase the Class A Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Class A Ordinary Shares would likely decline, and you may lose all or part of your investment.

We believe some of the major risks and uncertainties that may materially and adversely affect us include the following:

Risks Relating to Our Business and Industry

●	Our business is still in an early stage of growth. If our business does not continue to grow, or our aspirations to become a super mobility app do not materialize, grows slower than expected, fails to grow as large as expected, or fails to turn profitable, our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

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●	We face intense competition across the segments and in the market we serve.

●	We may not be able to continue to raise sufficient capital or achieve or sustain profitability.

●	Our ability to achieve profitability is dependent on our ability to reduce the amount of driver partner and consumer incentives we pay relative to the commissions and fees we receive for our services.

●	Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

●	If we fail to manage our growth effectively, our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

●	If we are required to reclassify driver partners as employees or otherwise, or if driver partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

●	Security, privacy, or data breaches involving sensitive, personal or confidential information could also expose us to liability under various laws and regulations, decrease trust in our platform, and increase the risk of litigation and governmental investigation.

●	Improper, dangerous, illegal or otherwise inappropriate activity by consumers or driver partners or other third parties could harm our business and reputation and expose us to liability.

●	We rely significantly on third-party cloud infrastructure services providers and any disruption of or interference with the use of our services could adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

●	Our business depends upon the interoperability of our mobile app and platform with different devices, operating systems and third-party software that we do not control.

●	We rely on our partnerships with financial institutions and other third parties for payment processing infrastructure and for the provision of services through our platform.

●	We rely on the Land Transport Authority of Singapore for the validity of certain licences.

●	Increases in fuel, energy, and other costs could adversely affect us.

Risks Relating to Our Securities and this Offering

●	An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

●	We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

●	The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Future issuance of Shares by us and sale of Shares by our and/or by our existing shareholders may adversely affect the price of our Class A Ordinary Shares.

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●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

●	You will incur immediate dilution and may experience further dilution in the NAV of your Class A Ordinary Shares.

●	The conversion of by the holders of Class B Ordinary Shares into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

●	We may not be able to declare dividends in the future.

In addition, we face risks and uncertainties related to our compliance with applicable regulations and policies in our principal markets and operations. See “Risk Factors” and other information included in this prospectus for a detailed discussion of the above and other challenges and risks.

Corporate History and Structure

The chart below sets out our corporate structure as of the date hereof.

Corporate Information

Our principal executive offices are located at Duo Tower, 3 Fraser Street, #08-21, Singapore 189352. Our telephone number at this address is +65-9665-3216. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. See “Risk Factors—Risks Relating to Our Business and Industry—We are a foreign private issuer within the meaning under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.”

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Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website is www.rydesharing.com. The information contained on our website is not a part of this prospectus.

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of  (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions Which Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriter of its option to purchase up to 337,500 additional Class A Ordinary Shares from us.

Except where the context otherwise requires:

●	“Ryde,” “we,” “us,” “our company” and “our” refer to Ryde Group Ltd, a Cayman Islands exempted company, and its subsidiaries;

●	“Singapore” refers to the Republic of Singapore;

●	“Class A Ordinary Shares” refer to our Class A ordinary shares, of nominal or par value US$0.0002 per share;

●	“Class B Ordinary Shares” refer to our Class B ordinary shares, of nominal or par value US$0.0002 per share;

●	“ordinary shares” refer to our Class A Ordinary Shares and Class B Ordinary Shares, of nominal or par value US$0.0002 per share;

●	“S$” or “SGD” refer to Singapore dollar(s), the legal currency of Singapore; and

●	“US$,” “U.S. dollars,” “$” and “dollars” refer to United States dollar(s), the legal currency of the United States.

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The Offering

The following assumes that the underwriter will not exercise its option to purchase additional Class A Ordinary Shares in the offering, unless otherwise indicated.

Offering Price	We expect that the initial public offering price will be between US$4.00 and US$5.00 per Class A Ordinary Share.

Class A Ordinary Shares Offered by Us	2,250,000 Class A Ordinary Shares (or 2,587,500 Class A Ordinary Shares if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full).

Class A Ordinary Shares Outstanding Immediately After This Offering	14,881,732 Class A Ordinary Shares (or 15,219,232 Class A Ordinary Shares if the underwriter exercises its option to purchase additional 337,500 Class A Ordinary Shares in full).

Ordinary Shares Outstanding Immediately After This Offering	18,424,132 ordinary shares (or 18,761,632 ordinary shares if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full).

Voting Right	Each holder of Class A Ordinary Share is entitled to one vote per share. Each holder of Class B Ordinary Share is entitled to 10 votes per share. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Proposed trading symbol	RYDE

Option to Purchase Additional Class A Ordinary Shares	We have granted to the underwriter an option, exercisable within 45 days from the date of this prospectus, to purchase up to 337,500 additional Class A Ordinary Shares.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately US$8.0 million (or US$9.5 million if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$4.50 per Class A Ordinary Share, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. See “Use of Proceeds” for additional information.

Lock-up	We and each of our directors, executive officers and all existing shareholders of our ordinary shares have agreed , for periods varying between three (3) months to thirty-six (36) months on distinct portions of their issued and outstanding ordinary shares (Class A Ordinary Shares and/or Class B Ordinary Shares, as applicable) after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the Class A Ordinary Shares.

Transfer Agent	Vstock Transfer, LLC

Payment and settlement	The underwriter expects to deliver the Class A Ordinary Shares against payment therefor through the facilities of the Depository Trust Company (“DTC”) on or about , 2023.

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Summary Consolidated Financial Data

The following summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2021 and 2022, consolidated balance sheets data as of December 31, 2021 and 2022, and consolidated statements of cash flows data for the years ended December 31, 2021 and 2022, have been derived from our audited consolidated financial statements, and the financial data for the six months ended June 30, 2023 and 2022 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary unaudited condensed interim consolidated statements of operations and comprehensive loss data for the periods indicated:

	For the six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Revenue	3,508	5,232	3,869

Other income	192	49	36
Drivers and riders cost and related expenses	(3,855)	(3,669)	(2,713)
Employee benefits expenses	(1,080)	(963)	(712)
Depreciation and amortization expenses	(130)	(181)	(134)
Finance costs	(93)	(52)	(38)
Other expenses	(1,282)	(3,751)	(2,774)
Impairment of goodwill	-	(664)	(491)

Loss before income tax expense	(2,740)	(3,999)	(2,957)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss, representing total comprehensive loss attributable to:
Owners of the Company	(2,720)	(3,969)	(2,935)
Non-controlling interest	(20)	(30)	(22)
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.23)	(0.34)	(0.25)

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted (‘000)	11,702	11,702	11,702

The following table presents our summary consolidated statements of operations and comprehensive loss data for the periods indicated:

	For the years ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Revenue	6,195	8,825	6,577

Other income	440	289	215
Drivers and riders cost and related expenses	(4,220)	(7,534)	(5,615)
Employee benefits expenses	(1,473)	(2,046)	(1,525)
Depreciation and amortization expenses	(273)	(301)	(224)
Finance costs	(118)	(198)	(148)
Other expenses	(1,791)	(3,995)	(2,976)

Loss before income tax expense	(1,240)	(4,960)	(3,696)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss, representing total comprehensive loss attributable to:
Owners of the Company	(1,231)	(4,923)	(3,668)
Non-controlling interest	(9)	(37)	(28)
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.11)	(0.42)	(0.32)

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted (‘000)	11,702	11,702	11,702

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The following table presents our summary unaudited consolidated balance sheets data as of the dates indicated:

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

ASSETS
Current assets
Cash and cash equivalents	3,007	2,297	1,699
Accounts receivable, net	70	14	10
Deposits, prepaid expenses and other current assets	690	930	688
Total current assets	3,767	3,241	2,397

Non-current assets
Property and equipment, net	24	88	65
Intangible assets, net	532	611	452
Goodwill, net	-	-	-
Total non-current assets	556	699	517

TOTAL ASSETS	4,323	3,940	2,914

LIABILITIES
Current liabilities
Accounts payable	3,401	4,340	3,209
Accruals and other current liabilities	827	754	558
Convertible loan from third parties	-	5,739	4,244
Note from a shareholder	-	2,000	1,479
Operating lease obligation	-	24	18
Total current liabilities	4,228	12,857	9,508

Non-current liabilities
Convertible loan from third parties	5,094	-	-
Operating lease obligation	-	49	36
Deferred tax liabilities	-	32	24
Total non-current liabilities	5,094	81	60

TOTAL LIABILITIES	9,322	12,938	9,568

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding for both periods	3	3	2
Additional paid-in capital	8,101	8,101	5,991
Accumulated deficit	(13,066)	(17,035)	(12,597)
Deficit attributable to owners of the Company	(4,962)	(8,931)	(6,604)
Non-controlling interests	(37)	(67)	(50)
Total shareholders’ deficit	(4,999)	(8,998)	(6,654)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,323	3,940	2,914

The following table presents our summary consolidated balance sheets data as of the dates indicated:

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

ASSETS
Current assets
Cash and cash equivalents	2,630	3,007	2,241
Accounts receivable, net	11	70	52
Deposits, prepaid expenses and other current assets	674	690	514
Total current assets	3,315	3,767	2,807

Non-current assets
Property and equipment, net	24	24	18
Intangible assets, net	351	532	396
Total non-current assets	375	556	414

TOTAL ASSETS	3,690	4,323	3,221

LIABILITIES
Current liabilities
Accounts payable	2,862	3,401	2,535
Accruals and other current liabilities	484	827	616
Note from a shareholder	500	-	-
Total current liabilities	3,846	4,228	3,151

Non-current liabilities
Convertible loan from third parties	-	5,094	3,796
Total non-current liabilities	-	5,094	3,796

TOTAL LIABILITIES	3,846	9,322	6,947

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding as of December 31, 2021 and 2022	3	3	2
Additional paid-in capital	7,985	8,101	6,039
Accumulated deficit	(8,143)	(13,066)	(9,739)
Deficit attributable to owners of the Company	(155)	(4,962)	(3,698)
Non-controlling interests	(1)	(37)	(28)
Total shareholders’ deficit	(156)	(4,999)	(3,726)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,690	4,323	3,221

The following table presents our summary unaudited consolidated cash flows data for the periods indicated:

	For the six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(2,324)	(2,521)	(1,865)
Net cash used in investing activities	(248)	(189)	(139)
Net cash provided by financial activities	4,700	2,000	1,479

Net change in cash and cash equivalents	2,128	(710)	(525)
Cash, cash equivalents and restricted cash - beginning of year	2,630	3,007	2,224
Cash, cash equivalents and restricted cash - end of year	4,758	2,297	1,699

The following table presents our summary consolidated cash flows data for the periods indicated:

	For the years ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(112)	(3,841)	(2,862)
Net cash used in investing activities	(329)	(482)	(359)
Net cash provided by financial activities	500	4,700	3,502

Net change in cash and cash equivalents	59	377	281
Cash, cash equivalents and restricted cash - beginning of year	2,571	2,630	1,960
Cash, cash equivalents and restricted cash - end of year	2,630	3,007	2,241

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Risk Factors

Investing in our Class A Ordinary Shares entails a significant level of risk. Before investing in the Class A Ordinary Shares, you should carefully consider all of the risks and uncertainties mentioned in this section, in addition to all of the other information in this prospectus, including the financial statements and related notes. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material, that may become important factors that could adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. In such case, the market prices of the Class A Ordinary Shares could decline, and you may lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Our business is still in an early stage of growth. If our business does not continue to grow, or our aspirations to become a super mobility app do not materialize, grows slower than expected, fails to grow as large as expected, or fails to turn profitable, our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

Although our business has grown since our inception in 2014, our business is still in a relatively early stage of growth. Therefore, there is no assurance that we will achieve and maintain growth and profitability across all our business segments. There is also no assurance that market acceptance of our offerings will continue to grow, or that new offerings will be accepted. In addition, our business could be impacted by macro-economic conditions and their effect on discretionary consumer spending, which in turn could impact consumer demand for offerings made available through our platform.

Our management believes that our growth is dependent on several factors, including our ability to:

●	expand and diversify our mobility and quick commerce offerings, which include innovating in new areas and these often require us to make investments and absorb losses while we build scale;

●	increase the scale of the driver partner base and increase consumer usage of our platform and the synergies within our ecosystem;

●	our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern;

●	optimize our cost efficiency;

●	develop our super mobility app, the tools we provide our driver partners, along with our other technology and infrastructure;

●	recruit and retain high quality talent;

●	enhance our reputation and brand;

●	ensure adequate safety and hygiene standards are established and maintained across our offerings;

●	seek to form strategic partnerships, including with leading multinationals and global brands;

●	manage our relationships with stakeholders and regulators in Singapore or other jurisdictions in the future, as well as the impact of existing and evolving regulations;

●	obtain and maintain licences and regulatory approvals that may be required for our offerings;

●	compete effectively with our competitors; and

●	manage the challenges associated with the COVID-19 pandemic.

We may not successfully accomplish any of these objectives.

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In addition, achieving profitability will require us, for example, to continue to grow and scale our business, manage promotion and incentive spending, improve monetization, reduce marketing and other spending and increase consumer spending.

We cannot assure you that we will be able to continue to grow and manage each of our segments or our super mobility app platform or achieve or maintain profitability. Our success will depend substantially on our ability to develop appropriate strategies and plans, including our sales and marketing efforts, and the ability to implement such plans effectively. If driver partners and consumers accessing offerings on our platform do not perceive us as beneficial, or choose not to utilize us, the market for our business may not further develop, may develop slower than expected, or may not achieve the growth potential or profitability we expect, any of which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We face intense competition across the segments and in the market we serve.

We face competition in each of our segments and in the Singapore market. The segments and market in which we operate are intensely competitive and characterized by shifting user preferences and introductions of new services and offerings. We compete for both driver partners and consumers accessing offerings through our platform.

Our competitors may operate in single or multiple segments and in a single market or regionally across multiple markets. These competitors may be well-established or new entrants and focused on providing low-cost alternatives or higher quality offerings, or any combination thereof, which may adversely affect our market share. New competitors may include established players with existing businesses in other segments or markets that expand to compete in our segments or market. Our competitors in Singapore may enjoy competitive advantages such as reputational advantages, better brand recognition, longer operating histories, larger marketing budgets, and more supportive regulatory regimes and may also offer discounted services, driver partners incentives, consumer incentives, discounts or promotions, innovative services and offerings, or alternative pricing models. From time-to-time, competitive factors have caused, and may continue to cause, us to adjust prices or fees and commissions and increase driver partner or consumer incentives and marketing expenses, which has impacted and could continue to impact our revenues and costs. In addition, some of our competitors may consolidate to expand their market position and capabilities, establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. For example, in 2018 Grab acquired Uber’s Southeast Asia operations, with Grab integrating Uber’s ridesharing and food delivery business in the region into Grab’s existing multi-modal transportation and fintech platform.

In our segments and market, the barriers to entry are low and driver partners and consumers may choose alternative platforms or services. Our competitors may adopt certain of our services and/or features or may adopt innovations that consumers or driver partners value more highly than ours, which could render the offerings on our platform less attractive or reduce our ability to differentiate our offerings. The driver partners may shift to the platform with the highest earning potential or highest volume of work and lowest commissions. Driver partners and consumers may shift to the platform that otherwise provides them with the best opportunities. Consumers may access driver services through the lowest-cost or highest-quality provider or platform or a provider or platform that provides better choices or a more convenient technology. With respect to our platform, driver partners and consumers may shift to other platforms based on overall user experience and convenience, tools to enhance profitability, integration with mobile and networking applications, quality of mobile applications, and convenience of payment settlement services.

In our quick commerce segment, we face competition from on-demand, last-mile package delivery players such as Lalamove, GrabExpress and Pickupp. In addition, many merchants may own and operate their own delivery fleets, bypassing the need for our on-demand delivery service. For example, supermarkets, grocery, and convenience stores are able to utilize their in-house delivery services which are owned by them.

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In our mobility segment, we face competition from ride-hailing and carpooling service providers such as ComfortDelGro, TADA, Gojek and Grab, as well as licensed taxi operators such as Comfort Taxi, CityCab, SMRT Taxis, Trans-cab, Premier Taxis and Prime Taxi. In addition, consumers have other options including public transportation and personal vehicle ownership. Furthermore, there are many companies currently involved in the research and development of autonomous vehicles. Though we do not believe that such technology will become commercially available soon, it may disrupt the ride-hailing industry in the future.

Any failure to successfully compete or adapt quickly to the changing market conditions and trends could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We may not be able to continue to raise sufficient capital or achieve or sustain profitability.

We invest in our business, including, among others, (i) expanding the quick commerce and mobility offerings on our platform; (ii) increasing the scale of the driver partner base and consumer base accessing offerings on our platform; (iii) developing and enhancing our mobile app, (iv) enhancing the tools that we provide for the driver partners, our payments network and other technology and infrastructure and (v) recruiting quality talent. We also have plans to develop our business across countries, where each country has different infrastructure, regulations, systems, and user expectations, with a strategy that involves a hyperlocal approach to our operations, all of which require more investment than if we only operated in one country. Our offerings require us to make investments and develop scale in order to achieve profitability. To be competitive, generate scale and increase liquidity, from time to time we will adjust commissions and offer driver partners and consumers incentives, which also reduces our revenue. We will continue to require significant capital investment to support and grow our business. Issuances of equity or convertible debt securities could cause existing shareholders to suffer significant dilution, and any new equity securities issued may have rights, preferences, and privileges superior to those of existing shareholders. Debt financing could contain restrictive covenants relating to financial and operational matters including restrictions on the ability to incur additional secured or unsecured indebtedness that may make it more difficult to obtain additional capital with which to pursue business opportunities. We may not be able to obtain additional financing on acceptable terms, if at all.

Any failure to increase our revenue, manage the increase in our operating expenses, continue to raise capital or manage our liquidity could prevent us from achieving or maintaining profitability, and could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Our ability to achieve profitability is dependent on our ability to reduce the amount of driver partner and consumer incentives we pay relative to the commissions and fees we receive for our services.

Our business model includes payment of incentives to our driver partners (which are typically awarded to our driver partners when they complete a certain number of trips within a certain period) and consumers (‘cashback’ or bonuses by way of RydeCoins are awarded to consumers as part of the promotions or marketing campaigns, typically when they complete a trip or multiple trips). Our ability to increase our revenues and achieve profitability is therefore dependent on our ability to effectively use incentives to encourage the use of our platform and over time to reduce the amount of incentives we pay to both our driver partners and consumers of our services relative to the amount of commissions and fees we receive for our services. If we are unable to reduce the amount of incentives, we pay overtime relative to the commissions and fees we receive, it will likely impact our ability to increase our revenues, raise capital and achieve profitability, any or all of which could prevent us from continuing as a going concern or maintaining or increasing profitability. In addition, given our use of incentives to encourage use of our platform, future decreases in the use of incentives could also result in decreased growth in the number of users and driver partners or an overall decrease in users and driver partners and decreases in our revenues, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern.

Our financial statements appearing at the end of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our independent registered public accounting firm included an explanatory paragraph in its audit report on our financial statements as of and for the year ended December 31, 2022, stating that the Company has a negative working capital and shareholders’ deficiency of S$461,000 (US$344,000) and S$4,999,000 (US$3,726,000), respectively as of December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, if we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause holders of our Ordinary Shares and our shareholders to lose all or a part of their investment. In such situations, our business, prospects, financial condition and results of operations would be materially and adversely affected.

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

We operate across the mobility and quick commerce segments in Singapore, in which we are subject to various regulations.

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The focus areas of regulatory risk that we are exposed to include, among others: (i) evolution of laws and regulations applicable to mobility and quick commerce offerings, (ii) various forms of data regulation such as data privacy, data portability, cybersecurity and advertising or marketing, (iii) gig economy regulations, (iv) anti-trust regulations, (v) economic regulations such as price, supply regulation, safety, health and environment regulations, (vi) foreign ownership restrictions, and (vii) regulations regarding the provision of online services, including with respect to the internet and mobile devices.

In addition, we may not be able to obtain all the licenses, permits and approvals that may be necessary to provide our offerings and those we plan to offer. As the segments we operate in are relatively new and disruptive in our market, the relevant laws and regulations are often evolving. For this reason, we cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire, we will be able to renew them. We cannot assure you that our interpretations of the rules and our exemptions have always been or will be consistent with that of local regulators. As we expand our businesses, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

Our business is subject to regulations from various regulators within the jurisdiction we operate in, and such regulators may not always act in concert. As a result, we may be subject to requirements which separately may not be materially adverse to us but when taken together could have a material impact on us.

Segments of our businesses that are currently unregulated could become regulated, or segments of our businesses that are already regulated could be subject to new and changing regulatory requirements. Various proposals which may impact our business are currently before national regulatory entities regarding issues related to our business and business model. For example, in Singapore, the Ministry of Manpower (“MOM”) convened the Advisory Committee on Platform Workers to look into strengthening protections for platform workers, possibly in the form of legislative changes, specifically for delivery persons, private-hire drivers and taxi drivers. The Singapore government has accepted the recommendations given by the Advisory Committee on Platform Workers and are looking to implement the recommendations in a progressive manner from the later part of 2024 at the earliest. It is contemplated for there to be changes to the applicable legislation. As such, we may be required to make operational adjustments to comply with the necessary regulatory requirements, in order to avoid incurring penalties or disruptions in operations, which could involve significant costs or may not be practicable.

Compliance with existing or new laws and regulations could expose us to liabilities or cause us to incur significant expenses or otherwise impact our offerings or prospects, such as providing minimum base fare guarantee, contribution of driver partners’ Central Provident Fund (CPF) and paying for driver partners’ insurance. Additionally, as we expand our offerings in new areas, we may become subject to additional laws and regulations, which may require licenses to be obtained for us to provide new offerings or continue to provide existing offerings in Singapore. Further, developments in environmental regulations, such as those applicable to vehicles that run on fossil fuels, may adversely impact our mobility and quick commerce businesses.

Our actual or perceived failure to comply with applicable regulations could expose us to regulatory actions, including, but not limited to, potential fines, orders to temporarily or permanently cease all or some of our business activities, a prohibition on taking on new consumers and driver partners, and the implementation of mandated remedial measures. Any such actions could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

For more information on the permits, licenses, laws and regulations applicable to our business, please refer to the section titled “Regulations”.

Our brand and reputation are amongst our most important assets and are critical to the success of our business.

Our brand and reputation are amongst our most important assets. We believe “Ryde” is a household name in Singapore that is synonymous with our offerings. Successfully maintaining, protecting, and enhancing our brand and reputation are critical to the success of our business, including the ability to attract and maintain employees, driver partners and consumers accessing offerings available on our platform, and otherwise expand our mobility and quick commerce offerings. Our brand and reputation are also important to maintain or grow our standing in Singapore, including with regulators and community leaders. Any harm to our brand could lead to regulatory action, litigation and government investigations and weaken our ability to effect legislative changes and obtain licenses. In addition, because of our future plans to expand in other countries, an adverse impact on our brand or reputation in Singapore can adversely affect other parts of our business.

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A variety of factors and/or incidents, including those that are actual and within our control, as well as those that are perceived, rumoured, or outside of our control or responsibility, can adversely impact our brand and reputation, such as:

●	complaints or negative publicity, including those related to personal injury or sexual assault cases involving consumers using our mobility offerings;

●	issues with the choices and quality of our services and offerings or trust in our offerings;

●	illegal or inappropriate behavior by employees, consumers or driver partners or other third parties we work with, including relating to the safety of consumers and driver partners;

●	improper, unauthorized, or illegal actions by third parties who conduct fraudulent or other activities, such as phishing-attacks;

●	the convenience and reliability of our mobile app and technology platform, as well as any cybersecurity incidents affecting, disruptions to the availability of, or defects in our platform or mobile app;

●	issues with the pricing of our offerings or the terms on which we do business with platform users including consumers and driver partners;

●	service delays or failures, such as missing, incorrect or cancelled rides, or issues with cleanliness, inappropriate handling during quick commerce deliveries;

●	failing to act responsibly or in compliance with regulatory requirements, some of which may be evolving, in areas including labor, anti-corruption, anti-money laundering, safety and security, data security, privacy, provision of information about consumers and activities on our platform, or environmental requirements in areas including emissions, sustainability, human rights, diversity, non-discrimination and support for employees, driver partners and the local community; and

●	media or legislative scrutiny or litigation or investigations by regulators or other third parties.

Any harm to our brand or reputation, including as a result of or related to any of the foregoing, could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We cannot assure you that the COVID-19 pandemic will not materially affect our business, financial performance, and operations in the future.

Since early 2020, the ongoing COVID-19 pandemic has caused significant disruption to the market. However, as our business is still in its growth stage, we recorded increases in our performance metrics, for example in GMV, Trips and Revenue for 2020, 2021 and 2022 compared to 2019, despite us being negatively impacted by the COVID-19 pandemic in 2020. Demand was particularly low during April 2020 and May 2020 as stay-at-home orders were imposed in Singapore with its Circuit Breaker measures. Although demand for our offerings experienced some recovery, in the second half of 2020, we continued to be impacted by the government’s encouragement for people to stay at home, alongside work-from-home arrangements, travel restrictions and social distancing measures that reduced commuter traffic and general activity, and demand for rides and deliveries. In the first half of 2021, we continued to be impacted by social distancing measures, as well as due to the emergence of new COVID-19 variants. Additionally, in order to comply with social distancing requirements and improve safety, certain offerings were modified or suspended from time to time, such as our RydePOOL offering, in accordance with the rules of the Singapore Land Transport Authority to combat the pandemic. While most of the orders and restrictions have been lifted, we cannot be certain that such orders and restrictions will not be reinstated in the future.

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To tackle the challenges brought by the pandemic and the restrictions, we adapted to changes in consumer demand and preferences and the versatility of our platform. As demand in our mobility segment decreased, we were able to utilize driver partners providing mobility services to provide deliveries for our quick commerce segment. In addition, stay-at-home and other COVID-19 measures led to a general decrease in the number of driver partners in the early part of 2020, with some recovery starting in the later part of 2020. In 2020, we also assisted in the distribution of a special relief fund for driver partners in Singapore to supplement driver partner income temporarily, which consisted of government-funded support. To the extent we deem it necessary in the future to take similar or other measures to assist the driver partners in the future, our financial results may be adversely impacted.

In addition, we have taken and continue to take active measures to promote health and safety. For example, the COVID-19 pandemic has led to certain vaccinations protocols for our driver partners, and we provide the information on such measures for our driver partners in their driver app for their convenience. However, our efforts may not be successful and may not provide sufficient protection from COVID-19 or similar public health threats such as epidemics and outbreaks of communicable diseases in the future, or such efforts may not continue to be enough to promote consumer and driver partner confidence. In connection with public health threats such as epidemics and outbreaks of communicable diseases, we may also be required to temporarily close our corporate offices and have our employees work remotely, as we have done in connection with the COVID-19 pandemic, which may impact productivity and may otherwise disrupt our business operations.

If we fail to manage our growth effectively, our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

Since our inception in 2014, we have experienced growth in our employee headcount, the number of consumers and driver partners using our platform, our offerings and scale of our operations. We have also expanded through strategic partnerships. This expansion increases the complexity of our business and has placed, and will continue to place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Our risk management function, particularly relating to enterprise-wide risk management are in relatively early stages of development and therefore we may be unable to identify, mitigate and remediate risks as they develop. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results. Properly managing our growth will require us to establish consistent policies across functions as well as additional localized policies where necessary. A failure to effectively develop and implement any such policies could harm our business. In addition, as we expand, if we are unsuccessful in hiring, training, managing, and integrating new employees and staff to help manage and operate our businesses, or if we are not successful in retaining our existing employees and staff, our business may be harmed.

To manage the growth of our operations and personnel and improve the technology that supports our business operations, our financial and management systems, disclosure controls and procedures, and our internal controls over financial reporting, we will be required to commit substantial financial, operational, and technical resources. In particular, upgrades to our technology or network infrastructure are critical in supporting our growth, and without effective upgrades, we could experience unanticipated system disruptions, slow response times, or poor experiences for consumers and driver partners. As our operations continue to expand, our technology infrastructure systems will need to be scaled to support our operations. In addition, our organizational structure will continue to grow as our platform is used by additional consumers and driver partners, and as we add employees, services and offerings, and technologies. As we continue to expand, including potentially through acquisitions and strategic partnerships, which may include expansion into business activities where we have limited experience, such as financial services, car leasing etc, or no experience at all, we are also expecting the organizational structure to grow and change. If we do not manage the growth of our business and operations effectively, the quality of our platform and the efficiency of our operations could suffer, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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If we are required to reclassify driver partners as employees or otherwise, or if driver partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

The independent contractor status of driver partners is currently being challenged in courts, by government agencies, non-governmental organizations, groups of drivers, labor unions and trade associations all around the world. The tests governing whether a driver partner is an independent contractor, or an employee vary by governing law and are typically highly sensitive to certain factors including, among others, changes in public opinion and political conditions. We believe that the driver partners are independent contractors based on existing employment classification frameworks, because, among other things, they: (i) can choose whether, when, where, and the manner and means to provide services on our platform; (ii) are able to provide services on our competitors’ platforms; (iii) have each acknowledged and agreed when signing up to our terms and conditions that their relationship with us does not constitute an employment relationship; (iv) may provide their own vehicles to perform services and are also able to rent cars (as lessees) from any rental company, if needed; and (v) pay a commission for using our platform. Changes to laws or regulations governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require reclassification of driver partners as employees, and if so, we would be required to incur significant additional expenses for compensating driver partners, potentially including expenses associated with the application of wage and hour laws, which may include requirements to pay wages for periods when a driver partner is offline or not driving through our platform, overtime, meal and rest period requirements, employee benefits (including requirements with respect to Central Provident Fund (CPF) contribution and compulsory insurance fees), taxes, and penalties. In addition, a determination that driver partners are employees or ostensible agents could lead to claims, charges or other proceedings under laws and regulations applicable to employers and employees, such as claims of joint employer liability or agency liability, harassment and discrimination, and unionization. New employment classifications could be created and applied to the driver partners, with additional requirements imposed on us beyond current requirements. Any such reclassification or new classifications could have a significant impact on our labor costs, business operations and employee relations, and an adverse effect on our business and financial condition.

Although our position with respect to the independent contractor status of driver partners has generally been upheld in Singapore, we may face challenges from potential changes pertaining to the employee status of driver partners.

Furthermore, we have historically strived to provide driver partner benefits and schemes including offering support to driver partners during the COVID-19 pandemic. Such benefits may in certain cases go beyond any statutory requirements and are used to both acquire and encourage the frequent use of our platform by driver partners as well as to demonstrate to stakeholders and regulators that we are a responsible and good partner to our platform users. However, despite such efforts, regulators may deem our benefits and welfare schemes insufficient and impose additional requirements on companies like us or change relevant laws or regulations. Policies could change due to, among others, driver welfare concerns with respect to matters such as income protection and certainty, long-term financial condition, professional development, the need for health or other insurance, retirement benefits, the need for fair working conditions and the desire to provide a forum to voice opinions and complaints, and we may not be successful in defending the independent contractor status of driver partners in Singapore or other jurisdictions we may expand into in the future. The costs associated with complying with future regulations or defending, settling, or resolving pending and future lawsuits relating to the independent contractor status of the driver partners could be material to our business.

In addition, even if we are successful in defending such independent contractor status, governments may nevertheless impose additional requirements on us with respect to our independent contractors. Although we do work with certain regulators to address these concerns, including discussing new categories of employment to cater to the needs of gig economy workers in a financially sustainable manner for platform companies such as us, we may not be successful in these efforts or be able to do so without impacting consumer experience. We may need to incur substantial additional expenses to provide additional benefits to our independent contractors if required or requested by regulators.

The occurrence of any of the foregoing events could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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If we are unable to continue to grow our base of platform users, including driver partners and consumers accessing our offerings, our value proposition for each constituent group could diminish, impacting our results of operations and prospects.

Our success depends on our ability to increase the scale of the driver partner base and the number of consumers transacting through our platform. A key focus of our growth strategy has been to develop a super mobility app to create an ecosystem with synergies driving more users on both the supply and demand sides to our platform. This ecosystem, and the synergies within our ecosystem, take time to develop and grow, because doing so requires us to replicate our efforts in Singapore, to other cities in the future, where each country has different infrastructure, regulations, systems and user expectations and preferences, as well as a different approach to localizing our operations. Although we believe there are strong synergies among our business segments that help increase the breadth, depth and interconnectedness of our overall ecosystem, there are a number of risks and uncertainties that may impact the attractiveness of our ecosystem, including the following:

●	If consumers are not attracted to our platform or choose quick commerce or mobility services providers outside of our platform, we may be unable to attract or retain driver partners to our platform, which in turn means consumers using our platform may have fewer choices and may not be able to obtain better value options thereby making our platform less attractive to consumers. Consumers choose our platform based on many factors, including the convenience of our mobile app, trust in the services offered through our platform as well as our technology platform and the choices and quality of our services and offerings. A deterioration in any of these factors could result in a decline in the number of consumers using the offerings on our platform, or the frequency with which they use such offerings.

●	If driver partners are not attracted to our platform or choose not to offer their services through our platform, or elect to offer them through a competitor’s platform, we may lack a sufficient supply of driver partners to attract and retain consumers to our platform. Driver partners choose us based on many factors, including the opportunity to earn money, the flexibility and autonomy to choose where, when and how often to work, the tools and opportunities we provide to seek to maximize productivity and other benefits that we provide to them. It is also important that we maintain a balance between demand and supply for mobility and quick commerce services in any given area at any given time. We have experienced and expect to continue to experience driver partner supply constraints from time to time in certain areas or locations within Singapore. To the extent that we experience driver partner supply constraints, we may need to increase, or may not be able to reduce, the driver partners incentives that we offer.

The number of consumers using our platform may decline or fluctuate as a result of many factors, including dissatisfaction with the operation and security of our mobile app or consumer support, pricing levels, dissatisfaction with the quick commerce or mobility offerings or quality of services provided by the driver partners and negative publicity related to our brand or reputation, including as a result of safety incidents, driver partner or community protests or public perception of our business.

The number of driver partners on our platform may decline or fluctuate as a result of a number of factors, including ceasing to provide services through our platform, passage or enforcement of local laws regulating, restricting, prohibiting or taxing the services and offerings of the driver partners, the low costs of switching to alternative platforms, dissatisfaction with our brand or reputation, our pricing model (including potential reductions in incentives) or other aspects of our business. Additionally, driver partner or community protests could also negatively impact driver partners’ perception of us or our industry and impact our ability to recruit and maintain our base of driver partners.

In addition, the synergies we seek to realize from having a super mobility app-led ecosystem may not materialize as we expect them to or in a cost-effective manner. For example, we expect our super mobility app strategy to benefit from maximizing driver partners’ utilization, which we believe will be linked to lower driver partner and consumer acquisition costs due to potentially lower incentives that we need to offer, and increased consumer engagement, retention and spending.

Any inability to maintain or increase the number of consumers or driver partners that use our platform or a failure to effectively develop our super mobility app could have an adverse effect on our ability to maintain and enhance our ecosystem, as well as the synergies within our ecosystem, and otherwise materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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Security, privacy, or data breaches involving sensitive, personal or confidential information could also expose us to liability under various laws and regulations, decrease trust in our platform, and increase the risk of litigation and governmental investigation.

Our business involves the collection, storage, processing, and transmission of a significant amount of personal and sensitive data, such as that of driver partners, consumers, employees, job candidates and other third parties. We are subject to numerous laws and regulations designed to protect such data. Laws and regulations that impact our business, and particularly laws, regulations and other measures the Singapore government may take based on privacy and data protection concerns, are increasingly strict and complex, and change frequently. We may also be required to disclose personal data about an individual to a government agency, where the disclosure is necessary in the public interest, or for the purposes of policy formulation or review. Some of these disclosures may put us in a disadvantaged position, especially if the provided data is repurposed for another intent, or adequate protection is not accorded to such data. As such laws increase in their complexity and impose new requirements, we may be required to incur increased costs to comply with data privacy laws and could incur penalties for any non-compliance or breaches. These laws may also limit how we are able to use data. For more information regarding relevant laws and regulations we are subject to, see “Regulations”.

From time to time, we implement measures in order to protect sensitive and personal data in accordance with our contracts, data protection laws and consumer laws. However, we may be subject to data breach incidents, including where data breach incidents are suffered by third parties that we contract or interact with, that often involve factors beyond our control. We also rely on third-party service providers to host or otherwise process some of our platform users’ data in Singapore and we may have limited control or influence over the security policies or measures adopted by such third-party service providers. Any failure by a third party to prevent or mitigate security breaches or improper access to, or disclosure of, such information could have adverse consequences for us.

Although we maintain, and are in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of our sensitive, business, personal, financial or confidential information by anyone including our employees, contractors and consultants, these mechanisms may not be entirely effective, or fully complied with internally. As part of periodic reviews carried out by us, we have not identified, but in the future may identify, data protection issues requiring remediation with respect to such measures that require us to further update our compliance functions. Any misappropriation of personal information, including credit card information, could harm our relationship with consumers and driver partners and cause us to incur financial liability and reputational harm. If any person, including any of our employees, improperly breaches our network security or otherwise mismanages or misappropriates driver partners’ or consumers’ personal or sensitive data, we could be subject to regulatory actions and significant fines for violating privacy or data protection and consumer laws or lawsuits for breaching contractual confidentiality or data protection provisions which could result in negative publicity, legal liability, loss of consumers or driver partners and damage to our reputation. We are potentially an attractive target of data security attacks by third parties that may attempt to fraudulently induce employees to disclose information to gain access to our data or the data of platform users. A successful attempt could lead to the compromise of sensitive, business, personal, financial, credit card or other confidential information, which could result in significant liability and a material loss of revenue resulting from the adverse impact on our reputation and brand, a diminished ability to retain or attract new platform users and disruption to our business.

As the techniques used by an individual or a group to obtain unauthorized access could result in unwarranted alteration to our data and source codes, or disable and/or degrade services, and sabotage systems are often complex, not easily recognizable and evasive, we may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent our security measures (including, but not limited to, via phishing attacks, malware infection, system intrusion, misuse of systems, website defacement, and denial-of-service attacks) and may improperly access or misappropriate confidential, proprietary, or personal information held by or on behalf of us, disrupt our operations, damage our computers, or otherwise damage our business. Although we have developed, and continue to develop, systems and processes that are designed to protect our servers, platform and data, including personal and sensitive data of the driver partners, consumers, employees, job candidates and other third parties, we cannot guarantee that such measures will be effective at all times. Our efforts may be hindered due to, for example, government surveillance, regulatory requirements or other external events; software bugs or other technical errors or issues; or errors or misconduct of employees, contractors or others; a rapidly evolving threat landscape; and inadequate or failed internal processes or business practice. While we endeavor to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, we may still be subject to potential liability.

Any of the foregoing could subject us to regulatory fines, scrutiny and actions, including, but not limited to, orders to temporarily or permanently cease all or some of our business activities, a prohibition on taking on new consumers or driver partners and the implementation of mandated remedial measures, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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Improper, dangerous, illegal or otherwise inappropriate activity by consumers or driver partners or other third parties could harm our business and reputation and expose us to liability.

Due to the breadth of our operations that span across a wide variety of consumers, driver partners and other third parties in Singapore, we are exposed to potential risks and liabilities arising from improper, dangerous, illegal or otherwise inappropriate actions by a wide variety of persons that we have no control over. Although we have implemented certain measures to ensure both driver partner and consumer safety, such measures may not be effective or adequate and any such actions may result in adverse consequences, such as nuisance, property damage, injuries, fatalities, business interruption, brand and reputational damage or significant liabilities for us.

Although there are generally certain qualification processes in place for the driver partners, including profile verification on driver partners, these qualification processes may not bring to light all potentially relevant information and would not bring to light events occurring after the qualification process is complete. In Singapore, certain information may be limited by applicable laws or limited generally, and we also may fail to conduct qualification processes adequately. Furthermore, we do not independently test the driving skills of the driver partners.

In both our mobility and quick commerce businesses, if the driver partners or consumers engage in improper, dangerous, illegal or otherwise inappropriate activities, driver partners and/or consumers may no longer consider offerings on our platform to be safe and we may otherwise suffer adverse consequences, such as liability arising from bodily harm to other users of our platform, and other brand and reputational damage. If consumers or third parties providing other services in partnership with us engage in improper, illegal or otherwise inappropriate activities while using our platform, other consumers and driver partners may also be unwilling to continue using our platform. Despite measures that we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that our measures will be effective.

Any of the foregoing activities, whether or not caused by or known to us, could harm our brand and reputation, result in litigation or regulatory actions, and may otherwise materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We are subject to risks associated with strategic alliances and partnerships.

We have entered into strategic alliances and partnerships with third parties and may continue to do so in the future. For example, we entered into a partnership with an insurance company to provide insurance for riders who make trips using our Ryde platform. These alliances and partnerships subject us to a number of risks, including risks associated with the sharing of proprietary information between parties, non-performance by us or our partners of obligations under relevant agreements, disputes with strategic partners over strategic or operational decisions or other matters, increased expenses in establishing new strategic alliances and non-compete provisions under some of such arrangements which limit our ability to operate in certain market segments, and reputational risks from association with strategic partners, as well as litigation risks associated therewith.

Furthermore, some of our strategic alliances and partnership agreements may contain exclusivity provisions restricting us from providing a particular service outside of the strategic alliance or partnership in Singapore. Although we agree to such restrictions because we believe that the overall strategic alliance or partnership is to our benefit, such restrictions could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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We rely significantly on third-party cloud infrastructure services providers and any disruption of or interference with the use of our services could adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Our platform is currently hosted within data centers provided by third-party cloud infrastructure services providers. As the continuing and uninterrupted performance of our platform is critical to our success, any system failures of such third-party providers’ services could reduce the attractiveness of our platform and may adversely affect our ability to meet the requirements of consumers and driver partners when they are using our platform. Third-party cloud infrastructure services providers are vulnerable to damage or interruptions from factors beyond our or their control, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes and other similar disruptive problems. We expect that if/when we expand to certain jurisdictions outside of Singapore in the future, it may become increasingly difficult to ensure reliability of our platform as we expand, and the usage of our platform increases. Any future disruptions could adversely impact user experience, create negative publicity harming our reputation, impact the quality, availability and speed of the services we provide as well as potentially violate regulatory requirements in relation to technology risk and business continuity risk management. Any of the foregoing could result in interruptions, delays, loss of data, cessations to our operations or in the provision of offerings through our platform and compensation payments to our partners and end consumers, and could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Furthermore, under our agreements with our third-party cloud infrastructure services providers, there are no minimum spending commitments, but there are however, standard rates based on the amount of storage required, and if we exceed the storage provided, we will have to incur additional expenses.

The proper uninterrupted functioning of our highly complex technology platform is essential to our business.

Our business depends on the performance and reliability of our system as well as the efficient and uninterrupted operation of mobile communications systems that are not under our control. Our mobile app platform is a complex system composed of many interoperating components and incorporates software that is highly complex, and therefore, many events that are beyond our control may cause service interruptions or degradations or other performance problems across the whole platform, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes, and other similar disruptive problems. We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. We have certain disaster response procedures, and we or our third-party service providers currently have a business continuity framework in place in all instances. However, there can be no assurance that such framework will be implemented in a cost-effective manner or at all, or that it will prove effective or meet all the expectations of our stakeholders, including our consumers, driver partners and regulators, both current and in the future, in relation to cybersecurity risk, technology risk and business continuity management.

Our software, including third-party or open-source software that is incorporated into our software code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software including open source software that is incorporated into our code, misconfigurations of our systems and unintended interactions between systems could result in our failure to comply with certain regulatory reporting obligations or compliance requirements or the introduction of vulnerabilities into our platform that may be exploited by cyber-attackers or third-parties engaging in fraudulent activities, or could cause downtime that would impact the availability of our platform, which could reduce the attractiveness of our platform to users, increase the likelihood of a successful cyber-attack or result in violations of regulators’ expectations of prescribed technology risk management practices. Further, we may need our third-party service providers to comply with certain regulatory requirements and we cannot assure you that such third-party service providers are able to comply with such requirements. To mitigate this risk, we endeavor to have a diverse pool of third-party service providers. Cyber-attackers and third-parties engaged in fraudulent activities have not exploited vulnerabilities in our platform but may in the future attempt to do so. If the measures we take to prevent these incidents from occurring are unsuccessful, we may incur losses from these fraudulent activities.

Disruptions in internet infrastructure, the absence of available mobile data or global positioning system signals or the failure of telecommunications network operators to provide us with the necessary bandwidth for our services and offerings could also interfere with the speed and availability of our platform. Furthermore, we have no control over the costs of the services provided by Singapore’s telecommunications operators. If mobile internet access fees or other charges to internet users increase, consumer traffic may decrease, which may in turn cause our revenue to significantly decrease. Our operations also rely on various other third-party software and applications, and disruptions with respect to our usage of any such software could cause business interruption.

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Furthermore, although we seek to maintain and improve the availability of our platform and to enable rapid releases of new features and services, it may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our platform becomes more complex and more services are offered through our mobile app and user traffic increases. If our platform is unavailable when driver partners and consumers and/or platform users attempt to access it or it does not load as quickly as they expect or it experiences capacity constraints, users may seek other offerings including our competitors’ services or offerings and may not return to our platform as often in the future, or at all. This could adversely affect our ability to maintain our ecosystem of driver partners and consumers and decrease the frequency with which they use our platform. We may not effectively address capacity constraints, upgrade systems as needed, or develop technology and network architecture to accommodate actual and anticipated changes in technology.

Any of these events could significantly disrupt our operations, impact user satisfaction and in turn our reputation and subject us to liability, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Our business depends upon the interoperability of our mobile app and platform with different devices, operating systems and third-party software that we do not control.

One of the most important features of our mobile app and platform is their broad interoperability with a range of devices, operating systems, and third-party applications. Our mobile app and platform are accessible from devices running various operating systems such as iOS and Android. We depend on the accessibility of our mobile app and platform across these third-party operating systems and applications that we do not control. Moreover, third-party services are constantly evolving, and we may not be able to modify our platform to assure our compatibility with that of other third parties following development changes. The loss of interoperability, whether due to actions of third parties or otherwise, could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If consumers or driver partners that utilize our platform encounter any difficulty accessing or using our applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, platform growth and user engagement would be adversely affected.

We also depend on third parties maintaining open marketplaces, including the Apple App Store, Google Play and Huawei App Gallery, which make our mobile app available for download. We cannot assure you that the marketplaces, through which we distribute our mobile app, will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download. If any such marketplaces cease to make our mobile app available for download, this would have a material adverse effect on our business.

In addition, we rely upon certain third parties to provide software or application programming interfaces (“APIs”) for our services and offerings, which are currently important to the functionality of our platform. If such third parties cease to provide access to such third-party software or APIs on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of such software, we may be required to seek comparable solutions from other sources, which may be more expensive or inferior and/or adversely impact user experience. In some cases, such third-party commercial software may be difficult to replace, or become unavailable to us on commercially reasonable terms. Any such changes to or unavailability of third-party software or APIs could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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If we do not adequately protect our intellectual property rights, or if third parties claim that we are misappropriating the intellectual property of others, we may incur significant costs and our business operations, financial performance, financial condition, results of operations and prospects may be adversely affected.

Our brand value and technology, including our intellectual property, are some of our core assets. We protect our proprietary rights through a combination of intellectual property and contractual rights. These may include patents, registered designs, trademarks, copyright, trade secrets, licence agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights. The efforts we have taken to protect our intellectual property may not be sufficient or effective. In addition, it may be possible for other parties to copy or reverse-engineer our services and offerings or obtain and use the content of our website without authorization. Further, we may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our domain names, trademarks, service marks and other proprietary rights. In the event of any unauthorized use of our intellectual property or other proprietary rights by third parties, legal and contractual remedies available to us may not adequately compensate us. We primarily rely on copyrights and confidential information (including source code, trade secrets, know-how and data) protections, for the purposes of protecting our core technologies and proprietary databases, rather than registered rights such as patents. Further, the registration of intellectual property can be costly, subject to complex laws, rules and regulations, and can be challenged by third parties, and we may choose to limit or not to pursue intellectual property registrations in the future. Our reliance on copyrights and confidential information protections, rather than registered intellectual property rights, may make it more difficult for us to protect some of our core technologies against third-party infringement and could increase the risk of third-party infringement actions against us.

We may also be unable to detect infringement of our intellectual property rights, and even if such violations are found, we may not be successful, and may incur significant expenses in protecting our rights. In addition, our competitors may independently develop technology or services that are equivalent or superior to our technology services. Any enforcement efforts may be time-consuming, costly and may divert management’s attention. Any failure to protect or any loss or dissolution of our intellectual property rights may have an adverse effect on our ability to compete and may adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Furthermore, as we face increasing competition and as our business grows, we may in the future receive notices that claim we have misappropriated, misused, or infringed upon other parties’ intellectual property rights. In addition, as our strategic alliances and partnerships at times involve sharing of intellectual property, we are subject to the risk of our partners alleging we have misappropriated or misused such partner’s intellectual property or our partners infringing our intellectual property.

Any intellectual property claims against us, regardless of merit, could be time consuming and expensive to settle or litigate, could divert our management’s attention and other resources, and could hurt goodwill associated with our brand. These claims may also subject us to significant liability for damages and may result in us having to stop using technology, content, branding, or business methods found to be in violation of another party’s rights. Certain adverse outcomes of such proceedings could adversely affect our ability to compete effectively in existing or future businesses.

We may also be required or may opt to seek a license for the right to use intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we may be required to pay significant royalties, which may increase our operating expenses. If alternative technology, content, branding, or business methods for any allegedly infringing aspect of our business are not available, we may be unable to compete effectively or we may be prevented from operating our business in Singapore and other potential jurisdictions in the future.

The occurrence of any of the foregoing events could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We may not be able to make acquisitions or investments, or successfully integrate them into our business.

As part of our business strategy, we may enter into or regularly pursue a wide array of potential strategic transactions, including strategic investments, alliances, partnerships, joint ventures and acquisitions, in each case relating to businesses, technologies, services and other assets that we expect to complement our business or that we believe will help to grow our business.

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These types of transactions involve numerous risks, including, among others:

●	intense competition for suitable targets and partners, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

●	complex technologies, terms and arrangements, which may be difficult to implement and manage;

●	failures or delays in closing transactions;

●	difficulties integrating brand identity, technologies, operations, existing contracts, and personnel;

●	failure to realize the anticipated return on investment, benefits or synergies;

●	exclusivity provisions which prevent us from providing a particular service outside of the strategic alliance or partnership in Singapore or other jurisdictions in the future which could serve to limit access to business opportunities;

●	failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company, partner or technology, including but not limited to issues related to intellectual property, cybersecurity risks, regulatory compliance practices, litigation, security interests over assets, contractual issues, revenue recognition or other accounting practices, or employee or user issues;

●	expanding into business activities where we have limited experience, such as financial services, car leasing etc, or no experience at all;

●	failure to retain key employees, to ensure that we can preserve value in the existing platform and avoid loss of institutional knowledge;

●	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals or other adverse reactions from regulators;

●	regulatory changes that require adjustments to our business or shareholding or rights in relation to subsidiaries or joint ventures; and

●	adverse reactions to acquisitions by investors and other stakeholders.

Each acquisition will require management bandwidth to integrate, commensurate to the size and scale of the acquisition, which may distract our management from executing our existing roadmap. If we fail to address the risks or other problems encountered in connection with future transactions such as the foregoing, or if we fail to successfully integrate or manage such transactions, our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering or other related laws and regulations could damage our business operations, reputation, financial performance, financial condition, and results of operation, or subject us to other risks.

Our payment and financial services related systems may, in Singapore and other potential markets, be governed by laws and regulations related to payment and financial services activities, including, among other things, laws and regulations relating to privacy, anti-money laundering, counter-terrorist financing, electronic funds transfers, systemic integrity risk assessments, cybersecurity of payment processes, and consumer protection. Our payment and financial services related activities may be susceptible to illegal and improper uses, including money laundering, terrorist financing, and payments to sanctioned parties. These laws and regulations to which we are now or in the future may be subject to are highly complex, may be vague, and could change and may be interpreted to make it difficult or impossible for us to comply with them. Moreover, activities in Singapore where we allow payments in cash may raise additional legal, regulatory, and operational concerns. Operating a business that uses cash may increase our compliance risks with respect to a variety of laws and regulations, including those referred to above. In addition, we may in the future offer new payment options that may be subject to additional regulations and risks. For example, a digital wallet links with a payment service provider. If we fail to comply with applicable laws and regulations, we may be subject to civil or criminal penalties, fines, and higher transaction fees, and we may lose our ability to accept or process online payment, payment card or other related transactions, which could make offerings on our platform less convenient and attractive. In the event of any failure to comply with applicable laws and regulations, our business operations, financial performance, financial condition, results of operations and prospects could be adversely affected.

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As our business expands, we will need to continue to invest in compliance with applicable laws and regulations, and to conduct appropriate risk assessments and implement appropriate controls. Government authorities may scrutinize or seek to bring actions against us if our systems are used for improper or illegal purposes or if our risk management or controls are not adequately assessed, updated, or implemented, and the foregoing could result in financial or reputational harm to our business.

In addition, laws and regulations related to payments and financial services are evolving, and changes in such laws and regulations could affect our ability to provide services on our platform in the manner that we have done, expect to do, or at all. In addition, as we evolve our business or make changes to our operations, we may be subject to additional laws and regulations. Historical or future non-compliance with these laws and regulations could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions. Costs associated with fines and enforcement actions, as well as reputational harm, changes in compliance requirements, or limits on our ability to expand our service offerings, could harm our business operations, financial performance, financial condition, results of operations and prospects.

We rely on our partnerships with financial institutions and other third parties for payment processing infrastructure and for the provision of services through our platform.

The convenient payment mechanisms provided by our mobile app and platform are key factors contributing to the development of our business. We rely on strategic partnerships with financial institutions and third parties such as Stripe for elements of our payment-processing infrastructure to process and remit payments to and from consumers and driver partners using our platform. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted. For certain payment methods, including credit and debit cards, we generally pay processing and gateway fees, and such fees result in costs.

In addition, online payment providers are under continued pressure to pay increased fees to banks to process funds, and there is no assurance that such online payment providers will not pass on any increased costs. If these fees increase over time, our operating costs will increase, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Failures of the payment processing infrastructure underlying our platform could cause consumers and driver partners to lose trust in our payment systems and could cause them to instead use our competitors’ platforms. If the quality or convenience of our payment processing infrastructure declines as a result of these limitations or for any other reason, the attractiveness of our business to driver partners could be adversely affected. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by platform users.

Additionally, online payment providers require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain services to some users, be costly to implement, or be difficult to follow. If we fail to comply with these rules or regulations, we may be subject to fines and higher transaction fees and/or lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. Any of the foregoing risks could adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

In addition, as a platform business, our business model generally provides a platform enabling driver partners and other third parties, such as insurance companies and financial institutions to reach a broader base of consumers. We believe that our platform holds potential in expanding the size and increasing the diversity of the customer base for insurance companies’ and financial institutions by serving as an outreach marketing tool which assist in increasing the exposure and awareness of the insurance companies and financial institutions to end riders who use our application. We achieve this by offering complimentary insurance coverage to our customers and facilitating payments through a variety of credit cards via Stripe, thereby promoting awareness of and familiarity of these insurance companies and financial institutions.

To the extent such third parties use other means to reach consumers instead of our platform, our business operations, financial performance, financial condition, results of operations and prospects could be adversely impacted as we do not provide the services offered through our platform ourselves.

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Unfavorable media coverage could harm our business operations, financial performance, financial condition, results of operations and prospects.

From time to time, we are the subject of media coverage. Unfavorable publicity regarding, among other things, our business model or offerings, user support, technology, platform changes, platform quality, privacy or security practices, regulatory compliance, financial or operating performance, accounting judgments or management team could adversely affect our reputation. Such negative publicity could also harm the size of our network and the engagement and loyalty of consumers and driver partners that utilize our platform, which could adversely affect our business operations, financial performance, financial condition, results of operations and prospects. Negative publicity could also draw regulator attention and lead to regulatory action or new laws or regulations impacting our business. In addition, the foregoing risks are increased by the widespread use of social media and the increasing incidence of fake or unsubstantiated news, particularly on social media and other online platforms.

As our platform continues to scale and public awareness of our brand increases, any future issues that draw media coverage could have an amplified negative effect on our reputation and brand. In addition, negative publicity related to key brands or influencers that we have partnered with may damage our reputation, even if the publicity is not directly related to us. The occurrence of any of the foregoing could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We rely on the Land Transport Authority of Singapore for the validity of certain licences.

All potential driver partners are required to go through our security and safety screening checks before being qualified as a driver partner on our platform. Part of this profile verification involves ensuring that driver partners have valid licences issued by the Land Transport Authority of Singapore, in particular, the Taxi Driver’s Vocational Licence (TDVL) and/or the Private Hire Car Driver’s Vocational Licence (PDVL). These licences are a requirement for potential driver partners in Singapore that use our platform, pursuant to applicable law, and our business may be adversely affected to the extent that we depend on the Land Transport Authority of Singapore for the accuracy for such licences still subsisting, or whether it has been revoked.

If the Land Transport Authority of Singapore’s information to us on the validity of such licences is inaccurate, unqualified drivers may be permitted to conduct passenger trips or make quick commerce deliveries on our platform, and as a result, we may be unable to adequately protect or provide a safe environment for consumers. Qualified drivers may also be inadvertently excluded from our platform, which could adversely affect our reputation and brand.

Any of the foregoing risks could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We depend on talented, experienced and committed personnel, including engineers, to grow and operate our business, and if we are unable to recruit, train, motivate and retain qualified personnel, particularly in the technology sector, our business operations, financial performance, financial condition, results of operations and prospects may be materially and adversely affected.

Due to the nature of our industry, our business needs to constantly upgrade our technical systems which in turn depends on the skills and capability of our employees. In the event we are not able to attract or retain talent, our business may be adversely affected. Therefore, a fundamental driver of our ability to succeed is our ability to recruit, train and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers and are attractive recruiting targets for our competitors. Our senior management, mid-level managers and technology sector employees, including software engineers, DevOps engineers, data analysts, senior product manager, graphic designer are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. There is particularly acute competition for technology sector and technology development employees in Singapore. In addition, we depend on the continued services and performance of our key personnel. Our chairman and CEO, Mr. Terence Zou, and CFO, Mr. Lang Chen Fei and their involvement in our business are important to our success. These key executives play a central role in the development and implementation of our business strategies and initiatives. Any decrease in the involvement of any of these key executives in our business or loss of key personnel, particularly to competitors, could have an adverse effect on our business operations, financial performance, financial condition, results of operations and prospects. The unexpected or abrupt departure of one or more of our key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of our business, and years of industry experience. Although our employment contracts contain non-compete clauses, there is the risk that such non-compete clauses may be deemed unenforceable under applicable law.

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To attract and retain key personnel, we use equity incentives, among other measures, which may not be sufficient to attract and retain the personnel we require to operate our business effectively. As demand in the technology sector intensifies, we may be required to offer more in terms of cash or equity in order to attract and retain talent, which would increase our expenses. The equity incentives we use to attract, retain, and motivate employees may not be effective, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical growth. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to attract and retain high-quality management and operating personnel as and when required, our business operations, financial performance, financial condition, results of operations and prospects could be adversely affected.

Our ability to recruit and retain talent at desired compensation levels could also be limited by government policies, which at times may favor Singapore nationals rather than hiring talent from abroad, which could impact our talent pool and the costs associated with it. Our ability to recruit and retain talent and maintain good relations with our employees could also be impacted by employee activism over social, political or other matters. There is no assurance that there will be no loss of any of our talented, experienced and committed personnel or that our management succession plans will be successful in grooming successors.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit the ability to operate our business.

In the course of our business, we may be involved in private actions, collective actions, class actions, investigations, and various other legal proceedings by driver partners, consumers, employees, commercial partners, competitors, or government agencies, among others, relating to, for example, personal injury or property damage cases, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, consumer complaints, disputes with driver partners, contractual disputes with consumers or suppliers, disputes with third parties and regulatory inquiries or proceedings relating to compliance with competition and data privacy regulations. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. Furthermore, we may be held jointly responsible for claims against third parties offering their services through our platform, including driver partners. If any of these legal proceedings were to be determined adversely to us, or we were to enter into any settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business operations, financial performance, financial condition, results of operations and prospects.

Any such disputes or future disputes could subject us to negative publicity, have an adverse impact on our brand and reputation, divert management’s time and attention, involve significant costs and otherwise materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We track certain operating metrics with internal systems and tools and do not independently verify such metrics. Certain of our operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain key operating metrics, including, among others, our Gross Merchandise Value (“GMV”), driver partners incentives, and consumer incentives, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform, and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. Consumer usage of multiple accounts may cause us to overstate the number of consumers on our platform. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business operations, financial performance, financial condition, results of operations and prospects could be materially and adversely affected.

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Our use of open-source software (OSS) under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code based on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

In general, the incorporation of OSS would be a potential cause of concern where the OSS is licensed under restrictive OSS licenses. Under restrictive OSS licenses, a licensee could be required to release to the public the source code of certain elements of its proprietary software which incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or which the public interacts with. In some cases, restrictive OSS licenses may require a licensee to ensure that elements of its proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of the licensee’s proprietary software on a relatively unrestricted basis or develop similar software at a lower cost.

OSS licensors generally do not provide warranties for their OSS, and the OSS may contain security vulnerabilities that we must actively manage or patch. It may be necessary for us to commit substantial resources to remediate our use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.

There is an increasing number of OSS license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by Singapore or foreign courts, and therefore, the potential impact of such licenses on our business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our own proprietary code (and in particular the elements of our proprietary code which incorporates OSS or modified OSS). Furthermore, we could become subject to lawsuits or claims challenging our use of OSS or compliance with OSS license terms. If unsuccessful in these lawsuits or claims, we may face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of our proprietary code base (e.g. for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of our proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of our proprietary code.

More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open-source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS which would ordinarily be provided in the context of commercially acquired software.

Any of the foregoing could adversely impact the value of certain elements of our proprietary code base, and our ability to enforce our intellectual property rights in such code base against third parties. In turn, this could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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Increases in fuel, energy, and other costs could adversely affect us.

Factors such as inflation, increased fuel prices, and increased vehicle purchase, rental, or maintenance costs may increase the costs incurred by the driver partners when providing services on our platform. Many of the factors affecting driver partner costs are beyond their control. In many cases, these increased costs may cause driver partners to spend less time providing services on our platform or to seek alternative sources of income. A decreased supply of consumers and driver partners on our platform could harm our business operations, financial performance, financial condition, results of operations and prospects.

Additionally, as with other businesses in Singapore, we expect to face inflationary pressures and a general trend of increase in the costs of overheads such as utilities. Singapore has raised its Goods and Services Tax (“GST”) from 7% to 8% in 2023 and is planning a further GST raise from 8% to 9% in 2024, which could further contribute to cost increases as well. These factors may materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We allow consumers to pay for rides through our platform using cash, which raises numerous operational and safety concerns.

We allow consumers to use cash to pay the driver partners the entire fare of rides (including the service fee payable to us by driver partners from such rides). The use of cash raises numerous operational and safety concerns. The use of cash can increase safety and security risks for the driver partners, including potential robbery, assault, violent or fatal attacks, and other criminal acts. We have undertaken steps to minimize the use of cash by encouraging the use of credit and debit card payments, and providing consumer incentives to encourage the use of RydeCoins. Additionally, in the event that individual accounts breach or are suspected to have breached the terms of use policies, the use of cash will be suspended to reduce fare evasion and phantom bookings. As of the date of this prospectus, the use of cash for certain consumer accounts has been temporarily disabled based on our security algorithms.

In addition, establishing the proper infrastructure to ensure that we receive the correct fee on cash trips is complex, and has in the past meant and may continue to mean that we cannot collect the entire fee for certain cash-based transactions. We have created a system for us to collect and properly account for cash received, though it may not always be effective or convenient. Our system allows us to collect service fee and commissions on cash-based trips by offsetting the amount of cash we would have collected, from the digital wallets of our driver partners. Should the amount in the driver partners’ digital wallet fall below a certain threshold, we will disable the cash payment option for such accounts for consequent trips in order to mitigate the risk of not being able to collect our commissions from driver partners for such cash-based trips. Creating, maintaining, and improving these systems requires significant effort and resources, and we cannot guarantee these systems will be effective in collecting amounts due to us. Further, operating a business that uses cash raises compliance risks with respect to a variety of rules and regulations, including anti-money laundering laws. If driver partners fail to pay us under the terms of our agreements or if our collection systems fail, we may be adversely affected by both the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. Such collection failure and enforcement costs, along with any costs associated with a failure to comply with applicable rules and regulations, could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We have insurance coverage provided by third parties, and we are subject to the risk that this may be insufficient or that insurance providers may be unable to meet their obligations.

We depend on (i) insurance coverage for driver partners and on other types of insurance for additional risks related to our business, and (ii) the driver partners’ ability to procure and maintain insurance required by law. We maintain a number of insurance policies, including, but not limited to, workers’ compensation, and director and officers’ liability. If our insurance providers change the terms of our policies in an adverse manner, our insurance costs could increase, and if the insurance coverage we maintain is not adequate to cover losses that occur, we could be liable for additional costs. Additionally, there are certain types of losses such as from wars, acts of terrorism or some acts of God that generally are not insured because they are either uninsurable or not economically insurable. In the event any of our insurance providers become insolvent, we would be unable to pay any claim that we make.

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For example, the relevant regulator requires driver partners to carry automobile insurance in Singapore. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we, on behalf of driver partners, would be able to secure replacement coverage on reasonable terms or at all. If we are required to purchase additional insurance for other aspects of our business, or if we fail to comply with regulations governing insurance coverage, our business could be harmed.

We may also be subject to claims of significant liability based on traffic accidents, injuries, or other incidents that are claimed to have been caused by the driver partners. Even if these claims do not result in liability, we could incur significant costs in investigating and defending against them. If we are subject to claims of liability relating to the acts of driver partners or others using our platform, we may be subject to negative publicity and incur additional expenses, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

We have plans to expand to other countries and are therefore subject to potential risks associated with operating and investing in these countries.

We currently derive all of our revenue from our operations in Singapore. However, we have plans to expand our business in other countries. Our potential operations and investments in these countries may be subject to various risks related to the economic, political and social conditions of the countries in which we may operate in, including risks related to the following:

●	inconsistent and evolving regulations, licensing and legal requirements may increase our operational risks and cost of operations among the countries in which we may operate in;

●	currencies may be devalued or may depreciate or currency restrictions or other restraints on transfer of funds may be imposed;

●	the effects of inflation within these countries generally and/or within any specific country in which we may operate may increase our cost of operations;

●	governments or regulators may impose new or more burdensome regulations, taxes or tariffs;

●	political changes may lead to changes in the business, legal and regulatory environments in which we may operate in;

●	economic downturns, political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism and general security concerns may negatively affect our operations;

●	enactment or any increase in the enforcement of regulations, including, but not limited to, those related to personal data protection and localization and cybersecurity, may incur compliance costs;

●	health epidemics, pandemics or disease outbreaks (including the COVID-19 outbreak) may affect our operations and demand for our offerings; and

●	natural disasters like volcanic eruptions, floods, typhoons and earthquakes may impact our operations severely.

For example, volatile political situations in certain Southeast Asian countries could impact our business. Any disruptions in our business activities or volatility or uncertainty in the economic, political or regulatory conditions in the markets we potentially may operate in could adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

Additionally, the laws in the countries in which we potentially may operate may change and their interpretation and enforcement may involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the legal regimes in the countries in which we may potentially operate.

Any of the foregoing risks could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects.

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Negative publicity, including those relating to any of our Directors, executive officers, shareholders of more than 5% of our ordinary shares, may adversely affect our share price.

Negative publicity or announcements, including those relating to any of our Directors, executive officers, shareholders of more than 5% of our ordinary shares, with or without merit, may adversely affect the market perception of our Group or the performance of the price of our shares, whether or not it is justified. For instance, such negative publicity may arise from unsuccessful attempts in joint ventures, acquisitions or take-overs, or involvement in litigation or insolvency proceedings.

Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we have plans to expand into in the future could adversely affect our operations.

Natural disaster events (such as earthquakes, tsunamis, volcanic eruptions, floods, tropical weather conditions and landslides), terrorist attacks, civil unrest, protests and other acts of violence or war may adversely disrupt our operations in the countries we may expand into in the future, lead to economic weakness in such countries in which they occur and affect worldwide financial markets, and could potentially lead to economic recession, which could materially and adversely affect our business operations, financial performance, financial condition, results of operations and prospects. These events could precipitate sudden significant changes in regional and global economic conditions and cycles. These events may also potentially pose significant risks to our people and to our business operations.

RISKS RELATING TO OUR SECURITIES AND THIS OFFERING

An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

There is no established trading market for our Class A Ordinary Shares in the United States. We cannot assure you that a liquid public market for our Class A Ordinary Shares will be established. If an active public market for our Class A Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our Class A Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our Class A Ordinary Shares after this offering will not decline below the public offering price. As a result, investors in our Class A Ordinary Shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We intend to list our Class A Ordinary Shares on the NYSE American concurrently with this offering. In order to continue listing our shares on the NYSE American, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the NYSE American in the future.

If the NYSE American delists our Class A Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Class A Ordinary Shares;

(b)	reduced liquidity for our Class A Ordinary Shares;

(c)	a determination that our Class A Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

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As long as our Class A Ordinary Shares are listed on the NYSE American, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the NYSE American, we would be subject to regulations in each state in which we offer our shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States.

In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

(a)	fluctuations in our revenue, earnings and cash flow;

(b)	changes in financial estimates by securities analysts;

(c)	additions or departures of key personnel;

(d)	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

(e)	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts downgrade their assessment on our Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, or if these securities analysts are not widely respected within the general investment community, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

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Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for (i) market expansion; (ii) research and development of technology; (iii) marketing and brand building activities; and (iv) working capital and other general corporate purposes. See “Use of Proceeds” for further information. However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences for U.S. investors who own our securities.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

(a)	at least 75% of our gross income for the year is passive income; or

(b)	the average percentage of our assets (determined at the end of each quarter) during the taxable year that produced passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the current and projected composition of our income and assets, and the expected value of our assets, including goodwill, which is based on the expected price of our Class A Ordinary Shares in the offering, we do not expect to be a PFIC for the current taxable year. However, because PFIC status is determined on an annual basis, and therefore our PFIC status for the current taxable year and any future taxable year will depend upon the future composition of our income and assets, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. investor holds Class A Ordinary Shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds such Class A Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status. In such case, such a U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election that could mitigate the adverse U.S. federal income tax consequences should we be a PFIC. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of Class A Ordinary Shares if we are to become classified as a PFIC.

We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

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For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Certain Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations”.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, Section 102(b)(1) of the JOBS Act exempts an emerging growth company from being required to comply with new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have already adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards, which may make our Class A Ordinary Shares less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards..

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

(a)	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

(b)	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

(c)	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

(d)	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four (4) months after the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on December 31, 2023. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE American. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

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As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the NYSE American. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the NYSE American, namely:

(i)	there will not be a necessity to hold meetings of board of directors on at least a quarterly basis, or the requirement for independent directors to have regularly scheduled executive sessions at least annually without the presence of non-independent directors and management; and

(ii)	there will be no requirement for the Company to obtain shareholder approval with respect to (a) the establishment (or material amendment to) a stock option or purchase plan or other equity compensation arrangement as specified in Section 711 of the NYSE American LLC Company Guide; (b) the issuance of additional shares as sole or partial consideration for an acquisition of the stock or assets of another company in the circumstances specified in Section 712 of the NYSE American LLC Company Guide; and (c) the issuance of additional shares in connection with a transaction specified in Section 713 of the NYSE American LLC Company Guide, or that will result in a change of control of the Company.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on the NYSE American.

We will be required to comply with the additional requirements of the rules and regulations of the SEC and the NYSE American rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee and nominating committee, and qualified executive officers.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible than private companies, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability, and conduct all of our operations through our subsidiary, Ryde Technologies Pte. Ltd., outside the United States. All of our assets are located, and our officers and directors reside, and the assets of such persons are located, outside the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

In addition, our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our Directors and us, actions by minority shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company, the register of mortgages and charges and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our Directors are not required under our memorandum and articles of association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management or members of the board of Directors than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Description of Share Capital — Differences in Corporate Law”.

We are exposed to risks arising from fluctuations of foreign currency exchange rates.

As our shares will be quoted in US$ on the NYSE American, dividends, if any, in respect of our shares will be paid in US$. Fluctuations in the exchange rate between the US$ and other currencies will affect, amongst other things, the foreign currency value of the proceeds which a shareholder would receive upon sale of our shares and the foreign currency value of dividend distributions.

Future issuance of shares by us and sale of shares by our existing shareholders may adversely affect the price of our Class A Ordinary Shares.

In the event we issue or our shareholders sell substantial amounts of our shares in the public market following this offering, the price of our shares may be adversely affected. The sale of a significant number of shares in the public market after the listing on the NYSE American, or the issue of further new securities by us, or the perception that such sales or issues may occur, could materially affect the market price of our shares. Such issues or sales may also make it difficult for us to issue new shares and raise the necessary funds in the future at a time and price we deem appropriate.

Prior to the sale of our Class A Ordinary Shares in this offering, we have 12,631,732 Class A Ordinary Shares outstanding. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and the remaining Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and applicable lock-up agreements. There will be 14,881,732 Class A Ordinary Shares outstanding immediately after this offering. In connection with this offering, we and each of our directors, executive officers and all existing shareholders of our ordinary shares have agreed, for periods varying between three (3) months to thirty-six (36) months on distinct portions of their issued and outstanding ordinary shares (Class A Ordinary Shares and/or Class B Ordinary Shares, as applicable) after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter. However, the underwriter may release these securities from these restrictions at any time. We cannot predict what effect, if any, market sales of securities held by any shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares. See “Underwriting” starting from page 110 and “Shares Eligible for Future Sale” starting from page 101, respectively, for a more detailed description of the restrictions on selling our securities after this offering.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares immediately prior to the completion of this offering. Holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to 10 votes per share. We will issue Class A Ordinary Shares in this offering. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. After this offering, the holder of Class B Ordinary Shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our memorandum and articles of association and approval over any change of control transactions. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

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Upon the completion of this offering, our founder, chairman of the board of directors and chief executive officer, Mr. Terence Zou, and DLG Ventures Pte. Ltd. will beneficially own all of our then issued and outstanding Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 19.2% of our total issued and outstanding share capital immediately after the completion of this offering and approximately 70.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriter does not exercise the over-allotment option. As a result of the dual-class share structure and the concentration of ownership, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

You will incur immediate dilution and may experience further dilution in the NAV of your Class A Ordinary Shares.

As described in the section “Dilution” of this prospectus, the Offering Price is substantially higher than our Group’s pro forma NAV per Share of US$0.20 cents as of June 30, 2023. When you purchase our Class A Ordinary Shares in the offering, upon completion of the offering, you will incur immediate dilution of US$4.27 per share, assuming an initial public offering price of US$4.50. Consequently, investors who invest will therefore experience immediate dilution in NAV per Class A Ordinary Share. Please refer to the section entitled “Dilution” of this prospectus for further details.

In addition, we may, in the future, expand our capabilities and business through acquisitions, joint ventures and strategic partnerships with parties who can add value to our business. We may also require additional equity funding after the offering. If we choose to issue new Class A Ordinary Shares in order to finance future expansion, acquisitions, joint ventures and strategic partnerships, our shareholders will face dilution of their shareholdings.

In particular, if we offer, or cause to be offered to shareholders rights to subscribe for additional Class A Ordinary Shares or any right of any other nature, we will have discretion as to the procedure to be followed in making such rights available to shareholders, or in disposing of such rights for the benefit of such shareholders and making the net proceeds available to such shareholders such as in a private placement. If we choose to initiate a private placement in order to raise additional capital, our shareholders may face dilution of their shareholdings.

The conversion of by the holders of Class B Ordinary Shares into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

Holders of Class B Ordinary Shares may convert each Class B Ordinary Share into one fully paid Class A Ordinary Share at any time. The right to convert is exercisable by the holder of the Class B Ordinary Share by delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

In addition, upon the occurrence of any of the following events:

(i) any sale, transfer, assignment or disposition of Class B Shares by a holder thereof to any person which is not an affiliate of such holder;

(ii) a change of beneficial ownership of any Class B Shares as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares;

(iii) the death of Zou Junming Terence;

(iv) the incapacity of Zou Junming Terence (as determined by a certified medical professional); or

(v) the effective date of termination of Zou Junming Terence’s directorship or employment,

in relation to paragraphs (i) and (ii) only, the Class B Shares held by the relevant holder and, in relation to paragraphs (iii), (iv) and (v) only, the Class B Shares held by Zou Junming Terence and DLG Ventures Pte. Ltd., shall be automatically and immediately converted into an equal number of Class A Shares.

Accordingly, the conversion by any holder of Class B Ordinary Shares held by it into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

We may not be able to declare dividends in the future.

We are not legally or contractually required to pay dividends and any determination to pay dividends in the future will be entirely at the discretion of our Board, taking into consideration a number of factors including our level of cash and retained earnings, our financial performance, capital expenditure and expansion plans, working capital requirements and general financial condition, the ability of our subsidiaries to declare and pay dividends to our Company and any applicable restrictions and any other factors that our Board may deem relevant. Please see the section “Dividend Policy” of this prospectus for details.

Pursuant to the Companies Act, no dividends may be paid except out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Our ability to declare dividends to our shareholders in the future will be contingent on our future financial performance and distributable reserves of our Company. This is in turn dependent on our ability to implement our future plans, and on regulatory, competitive and technical factors and other factors such as general economic conditions, demand for our ride-hailing and quick commerce services and other factors exclusive to the mobility and quick commerce industry, many of which are beyond our control. Any of these factors could have a material adverse effect on our business operations, prospects, financial position and results of operations, and hence there is no assurance that we will be able to pay dividends to our shareholders after the completion of the offering.

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The receipt of dividends from our subsidiaries may also be affected by the passage of new laws, adoption of new regulations and other events outside our control, and our subsidiaries may not continue to meet the applicable legal and regulatory requirements for the payment of dividends in the future. Source withholding tax and exchange rate fluctuations may also apply to dividends and distributions from our subsidiaries to us. If our subsidiaries stop paying dividends or reduce the amount of the dividends they pay to our Company, or dividends become subject to increased tax because of changes in ownership of our subsidiaries or changes in tax laws or treaties, it would have an adverse effect on our ability to pay dividends on our Shares.

Further, in the event that we are required to enter into any loan arrangements with any financial institutions, covenants in the loan agreements may also limit when and how much dividends we can declare and pay out.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our Company’s internal controls and procedures. Our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Class A Ordinary Shares.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from the NYSE American to regulatory investigations and to civil or criminal sanctions.

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Special Note regarding Forward-Looking Statements and Industry Data

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “continue” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “seek” “will,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to execute our strategies, manage growth and maintain our corporate culture;

●	our future business development, financial conditions and results of operations;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our ability to successfully compete in the highly competitive markets;

●	our expectations regarding our relationships with service partners;

●	The safety, affordability, and convenience of our platform and our offerings;

●	our anticipated investments in new products and offerings, and the effect of these investments on our results of operations and financial performance;

●	our ability to successfully enter into new geographies, expand our presence in countries in which we are limited by regulatory restrictions, and manage our international expansion;

●	our expected growth in the number of platform users, and our ability to promote our brand and attract and retain platform users;

●	anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;

●	our ability to identify, recruit, and retain skilled personnel, including key members of senior management;

●	our ability to maintain, protect, and enhance our intellectual property rights;

●	our ability to successfully acquire and integrate companies and assets;

●	changes in the need for capital and the availability of financing and capital to fund these needs;

●	our ability to prevent disturbance to our information technology systems;

●	our ability to successfully defend litigation brought against us and/or other conflict resolution proceedings;

●	relevant government policies and regulations relating to our industry;

●	man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

●	our ability to implement, maintain, and improve effective internal controls; and

●	our anticipated uses of net proceeds from this offering.

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These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Risks and Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The industries in which we operate may not grow at the rate projected by market data, or at all. Failure of those industries to grow at the projected rate may have a material and adverse effect on our business and the market price of the Class A Ordinary Shares. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately US$8.0 million, or approximately US$9.5 million if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$4.50 per Class A Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover page of this prospectus. Each US$1.00 increase (decrease) in the assumed initial public offering price of US$4.50 per Class A Ordinary Share would increase (decrease) the net proceeds of this offering by US$1.8 million, or approximately US$2.1 million if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

●	approximately 15% for market expansion in Southeast Asia and other countries, such as Australia and New Zealand;

●	approximately 20% for research and development of technology products and services offerings on mobile and web-based platforms;

●	approximately 20% for marketing and brand building activities; and

●	the remainder for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Relating to Our Securities and this Offering — You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.”

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Dividend Policy

Our board of directors (“Board”) has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Board. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that, in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.

We have not previously declared or paid any cash dividends and we do not have any present plan to pay any cash dividends on our Class A Ordinary Shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

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Capitalization

The following table sets forth our capitalization as of June 30, 2023:

●	on an actual basis; and

●	on a pro forma basis to give effect to the issuance and sale of Class A Ordinary Shares by us in this offering at the initial public offering price of US$4.50 per Class A Ordinary Share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

●	on a pro forma basis, 18,424,132 ordinary shares issued and outstanding, and 14,881,732 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares issued and outstanding immediately after the completion of the Offering.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2023
	Actual	Actual	Pro Forma
			(unaudited)
	S$’000	US$’000	US$’000
Borrowings:
Convertible loan from third parties	5,739	4,244	1,442	(2)
Note from a shareholder	2,000	1,479	1,479
Total borrowings	7,739	5,723	2,921
Shareholders’ equity:
Ordinary shares	3	2	4
Additional paid-in capital(1)	8,101	5,991	16,796	(2)
Accumulated deficit	(17,035)	(12,597)	(12,597)
Non-controlling interests	(67)	(50)	(50)
Total shareholders’ deficit (1)	(8,998)	(6,654)	4,153
Total capitalization(1)	(1,259)	(931)	7,074

(1)	Each US$1.00 increase (decrease) in the assumed initial public offering price of US$4.50 per Class A Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$2.3 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	On a pro forma basis, the convertible loan from third parties of US$2.8 million will be converted into Class A Ordinary shares of the Company. The Company will redeem the remaining convertible loan of US$1.4 million.

44

Dilution

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Class A Ordinary Share.

Our net tangible book value (deficit) as of June 30, 2023 was US$(7.1) million, or US$(0.44) per Class A Ordinary Share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per Class A Ordinary Share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$4.50 per Class A Ordinary Share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2023, other than to give effect to our sale of the Class A Ordinary Shares offered in this offering at the assumed initial public offering price of US$4.50 per Class A Ordinary Share, the mid-point of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been US$3.7 million, or US$0.20 per Class A Ordinary Share. This represents an immediate increase in net tangible book value of US$0.67 per Class A Ordinary Share to the existing shareholders and an immediate dilution in net tangible book value of US$4.27 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The following table illustrates such dilution:

	Per Class A Ordinary Share
Assumed initial public offering price	US$	4.50
Net tangible book value (deficit) as of June 30, 2023	US$	(0.44)
Pro forma as adjusted net tangible book value after giving effect to this offering	US$	0.20
Amount of dilution in net tangible book value to new investors in this offering	US$	4.27

Each US$1.00 increase (decrease) in the assumed public offering price of US$4.50 per Class A Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$2.3 million, the pro forma as adjusted net tangible book value per Class A Ordinary Share after giving effect to this offering by US$0.20 per Class A Ordinary Share and the dilution in pro forma as adjusted net tangible book value per Class A Ordinary Share to new investors in this offering by US$0.87 per Class A Ordinary Share, assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2023, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of Class A Ordinary Shares does not include Class A Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriter.

	Class A Ordinary Shares Purchased		Total Consideration		Average Price Per Class A
	Number	Percent	Amount US$’000	Percent	Ordinary Share
Existing shareholders	12,631,732	85%	5,991	37%	US$	0.47
New investors	2,250,000	15%	10,125	63%	US$	4.50
Total	14,881,732	100%	16,116	100%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

The following table summarizes differences between the pro forma and the amounts stated in the unaudited interim financial statements as of June 30, 2023, with respect to the number of Class A Ordinary Shares for the existing shareholders.

Class A Ordinary Shares
Ordinary shares as stated in the interim financial statements	8,159,166
Class A Ordinary Shares issued in September 2023	4,411,878
Class A Ordinary Shares to be issued to certain Meili Noteholders	60,688
Class A Ordinary Shares as stated in the pro forma	12,631,732

45

Enforceability of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in Singapore, and substantially all of our assets are located in Singapore. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors – Risks Relating to our Securities and This Offering – You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.”

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Harney Westwood & Riegels Singapore LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty regarding Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a final and conclusive monetary judgment for a definite sum obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that:

(a) the foreign court had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

46

(b) the judgment given by the foreign court was not in respect of penalties, fines, taxes or similar fiscal or revenue obligations;

(c) in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the foreign court;

(d) recognition or enforcement in the Cayman Islands would not be contrary to public policy; and

(e) the proceedings pursuant to which judgment was obtained were not contrary to the principles of natural justice.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

47

Corporate History and Structure

Corporate History

Our vision is to become a “Super mobility app” where multiple mobility tools can be accessed and function seamlessly out of a single app, offering ultimate convenience and reliability for our customers. We currently operate in Singapore, with our core businesses in the following segments:

(i)	mobility, where we provide on-demand and scheduled carpooling and ride-hailing services, matching riders to our driver partners; and

(ii)	quick commerce, where we provide on-demand, scheduled, and multi-stop parcel delivery services.

We set out below our key milestones, which show the growth journey of our Group and development of our service offerings throughout the years.

Year	Milestone
2014	Ryde Technologies Pte. Ltd. was founded by Mr. Terence Zou, our chairman and CEO. At this point in time, well known players Uber and Grab had begun to provide ride hailing services for private hire drivers. We differentiated ourselves by intending to provide an on-demand carpooling offering via our mobile app, with the aim of providing a cleaner, greener, and more efficient way for point-to-point transport users in Singapore to get around. We had a vision to become a technology-focused “Super mobility app” where multiple mobility tools can be accessed and function seamlessly out of a single app, offering ultimate convenience and reliability for consumers.

2015	We launched our on-demand carpooling app to market with the intention of growing our business within the carpooling vertical.

2016	As a young company, we required resources in order to advance our technology capabilities. To this end, we raised S$1 million from a venture capital company. The funds were used to grow our in-house technology team, improving our technology offerings, as well as for initiatives to grow our driver partner supply.

2017

Our in-house technology team identified that, though our carpooling app was able to leverage the technology to provide on-demand carpooling services, the traditional taxi industry in Singapore did not appear to be able to fully utilize the benefits of such technological advances, leading to what we believe was a less than ideal consumer experience, driven by issues such as long wait times for taxis, and acceptance of limited types of non-cash payments or cash-only payments.

To this end, we expanded our service offerings to include ride-hailing services for taxis. Our first taxi partnership was with a Singapore Exchange Securities Trading Limited (“SGX-ST”) listed transport company, which had the largest taxi fleet[1] in Singapore. We onboarded their taxis onto our platform, enabling their taxi drivers to accept taxi-bookings via services integration with our app, as well as allowing our mobile app to connect with their technology infrastructure where needed. Our expansion efforts were supported by the venture capital company that invested an additional S$2.5 million to aid us in further development of our technology infrastructure.

[1]	This information was extracted from Data.gov.sg, a data set titled “Monthly Taxi Population by Company”, which can be accessed at: https://data.gov.sg/dataset/monthly-taxi-population-by-company, with the data accessed on 20 April 2022. Data.gov.sg has not provided its consent to the inclusion of the information cited and attributed to it in this document. While we have taken reasonable actions to ensure that the information is reproduced in its proper form and context and that the information is extracted accurately and fairly, none of our Company, underwriter or any other party has conducted an independent review of this information or verified the accuracy of the contents of the relevant information.

48

2018

We addressed a gap in the market and launched our on-demand pet-friendly travel option, RydePET in February 2018.

In March 2018, Grab acquired Uber’s Southeast Asia operations, which included Singapore. Uber’s exit from the Singapore market, coupled with our success in executing ride-hailing for taxis via our partnership with the SGX-ST listed transport company, prompted us to seize the opportunity to expand our ride-hailing services by entering the private hire driver space.

In May 2018, we became a full-fledged ride-hailing provider as we launched our RydeX service, which comprised of private hire driver fleets.

Our expansion to becoming a full-fledged ride-hailing provider, providing both carpooling and ride-hailing, led us to continue to focus on innovating mobility related lifestyle offerings. To this end, we piloted RydeSEND, our on-demand parcel delivery service, with a beta version launch in September.

2019	Facing stiffer competition following the launch of Gojek’s ride-hailing services in late 2018, we embarked on a strategy to keep our operations lean, charging a competitive commission and platform fee to driver partners and consumers respectively, which helped to entice drivers to join our platform, while keeping consumer demand stable. Bearing in mind the importance of growing our driver partner supply with the greater competition present, we partnered with another transport company to enable their taxi drivers to accept taxi-bookings via services integration with our app, increasing our ride-hailing supply of taxis.

2020

We continued to focus on enhancing our technology platform in order to remain as a low cost, high quality, and convenient choice for consumers to access mobility or parcel delivery services. In January, DLG Ventures Pte. Ltd. (“DLG”) came onboard as an investor, providing S$2.3 million in capital to support us in building up our technology team and offerings. With DLG’s support, we have been able to expand our technology team, which will enable us to enhance our technology platform. This will not only help us offer a better user experience but also allow us to stay competitive in the rapidly evolving ride-hailing market.

In April, the COVID-19 pandemic led to Singapore entering a lockdown period that resulted in many temporary restrictions and on and off adjustments for the ride-hailing industry. Our team deployed innovative, non-monetary schemes to encourage our driver partners to take on and complete more trips.

Maintaining and growing our driver partner supply is a constant priority for us and we therefore partnered with another transport company to enable their taxi drivers to accept taxi-bookings via services integration with our app, further increasing our available ride-hailing taxi fleet size.

2021

Following the LTA’s introduction of a new regulatory framework for the Point-to-Point (P2P) sector in October 2020, we obtained our P2P licences which came into effect on 30 October 2020 to operate both carpooling and ride-hailing services. As at date of this prospectus, we are one of two players that holds both the Car-Pool Service Operator Licence and the Ride-Hail Service Operator Licence.

To further add value for consumers, we rolled out two new adjacent tools. In June, we piloted a deal with an insurance company to provide complimentary insurance for riders who make trips using our Ryde platform, and in December, we launched Ryde+, a value subscription plan for users that unlocks exclusive perks and additional savings on their rides.

2022	In February, we introduced an advance booking function for RydeSEND to allow consumers to schedule delivery, as well as an up-to six (6) stops option, to meet the growing demand of our quick commerce offering.

2023	In February, we acquired Meili Technologies Pte. Ltd. for their software technology to and existing key contractual relationships they have with various clients to further enhance our competitive technology. We also launched support for motorcyclists and walkers to become RydeSEND delivery partners in order to increase our pool of delivery partners to improve our overall fulfillment rate.

49

Corporate Structure

Our Company was incorporated in the Cayman Islands on 21 February 2023 under the Companies Act as an exempted company with limited liability. Our authorized share capital is USD 50,000 divided into 250,000,000 ordinary shares of nominal or par value USD 0.0002 each, comprising (a) 175,000,000 Class A Ordinary Shares of nominal or par value USD 0.0002 each, and (b) 75,000,000 Class B Ordinary Shares of nominal or par value of USD 0.0002 each.

Holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to 10 votes per share. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. In addition, upon the occurrence of any of the following events (i) any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person which is not an affiliate of such holder, (ii) a change of beneficial ownership of any Class B Ordinary Shares as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares, (iii) the death of Zou Junming Terence, (iv) the incapacity of Zou Junming Terence (as determined by a certified medical professional), or (v) the effective date of termination of Zou Junming Terence’s directorship or employment, in relation to paragraphs (i) and (ii) only, the Class B Ordinary Shares held by the relevant holder and, in relation to paragraphs (iii), (iv) and (v) only, the Class B Ordinary Shares held by Zou Junming Terence and DLG Ventures Pte. Ltd., shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

As part of our Group’s internal reorganization for the purposes of the listing, Ryde Group (BVI) Ltd was incorporated in the British Virgin Islands on 22 February 2023, and is authorized to issue a maximum of 50,000 of no par value shares of a single class. Prior to the reorganization, Ryde Group (BVI) Ltd issued 2 shares, of which 1 share is held by the Company and 1 share is held by Zou Junming Terence.

Pursuant to a restructuring agreement dated 5 May 2023 (“Restructuring Agreement”), (a) certain shareholders of Ryde Technologies Pte. Ltd., being a company incorporated in Singapore on 2 September 2014 as a private company limited by shares, (i) Garena Ventures Private Limited, (ii) DLG Ventures Pte. Ltd., (iii) Tan Choon Ming, (iv) Zou Junming Terence, and (v) Chia Ko Wen, have transferred their respective ordinary shares in the capital of Ryde Technologies Pte. Ltd., representing in aggregate 99.26% of the issued share capital of Ryde Technologies Pte. Ltd., to the Company’s nominee, Ryde Group (BVI) Ltd. In consideration thereof, the Company had allotted and issued an aggregate of 4,503,985 ordinary shares comprising 3,263,666 Class A Ordinary Shares of the Company and 1,240,319 Class B Ordinary Shares of the Company to the aforementioned shareholders of Ryde Technologies Pte. Ltd., and (b) Zou Junming Terence has transferred his share in Ryde Group (BVI) Ltd to the Company, in consideration thereof, the Company had allotted and issued 176,640.8 Class B Ordinary Shares of the Company to Zou Junming Terence, in accordance with and subject to the terms of the Restructuring Agreement.

Upon completion of the reorganization, Ryde Technologies Pte. Ltd. has become a subsidiary of Ryde Group (BVI) Ltd, who is in turn, a wholly-owned subsidiary of the Company.

In September 2023, we issued an aggregate of 4,411,878 Class A Ordinary Shares, comprising (i) 1,155,350 Class A Ordinary Shares issued to several investors pursuant to an exchange of their exchangeable loans under the exchangeable loan agreement dated 7 February 2022 entered into between them and Ryde Technologies Pte. Ltd. as subsequently amended, (ii) 2,086,561 Class A Ordinary Shares issued to certain consultants of the Company in consideration for the provision of services to the Company in connection with the listing, (iii) 1,131,715 Class A Ordinary Shares issued to certain employees of the Company pursuant to the Scheme (as hereinafter defined), (iv) 38,251 Class A Ordinary Shares issued to certain Meili Noteholders pursuant to an exchange of their exchangeable notes under the exchangeable note subscription agreement dated 12 April 2023 entered into between them and Ryde Technologies Pte. Ltd, and (v) two 0.5 Class A Ordinary Shares issued to certain existing shareholders in consideration of an aggregate sum of US$0,0002 to ensure that no fractional shares are held by any shareholder.

The following diagram illustrates our corporate structure, including our principal subsidiaries, immediately upon the completion of this offering:

50

Selected Consolidated Financial Data

The following selected consolidated statements of operations and comprehensive loss data for the years ended December 31, 2021 and 2022, consolidated balance sheets data as of December 31, 2021 and 2022, and consolidated statements of cash flows data for the years ended December 31, 2021 and 2022, have been derived from our audited consolidated financial statements, and the financial data for the six months ended June 30, 2023 and 2022 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary unaudited condensed interim consolidated statements of operations and comprehensive loss data for the periods indicated:

	For the six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Revenue	3,508	5,232	3,869

Other income	192	49	36
Drivers and riders cost and related expenses	(3,855)	(3,669)	(2,713)
Employee benefits expenses	(1,080)	(963)	(712)
Depreciation and amortization expenses	(130)	(181)	(134)
Finance costs	(93)	(52)	(38)
Other expenses	(1,282)	(3,751)	(2,774)
Impairment of goodwill	-	(664)	(491)

Loss before income tax expense	(2,740)	(3,999)	(2,957)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss, representing total comprehensive loss attributable to:
Owners of the Company	(2,720)	(3,969)	(2,935)
Non-controlling interest	(20)	(30)	(22)
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.23)	(0.34)	(0.25)

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted (‘000)	11,702	11,702	11,702

The following table presents our summary consolidated statements of operations and comprehensive loss data for the periods indicated:

	For the years ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Revenue	6,195	8,825	6,577

Other income	440	289	215
Drivers and riders cost and related expenses	(4,220)	(7,534)	(5,615)
Employee benefits expenses	(1,473)	(2,046)	(1,525)
Depreciation and amortization expenses	(273)	(301)	(224)
Finance costs	(118)	(198)	(148)
Other expenses	(1,791)	(3,995)	(2,976)

Loss before income tax expense	(1,240)	(4,960)	(3,696)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss, representing total comprehensive loss attributable to:
Owners of the Company	(1,231)	(4,923)	(3,668)
Non-controlling interest	(9)	(37)	(28)
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.11)	(0.42)	(0.32)

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted (‘000)	11,702	11,702	11,702

51

The following table presents our summary unaudited consolidated balance sheets data as of the dates indicated:

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

ASSETS
Current assets
Cash and cash equivalents	3,007	2,297	1,699
Accounts receivable, net	70	14	10
Deposits, prepaid expenses and other current assets	690	930	688
Total current assets	3,767	3,241	2,397

Non-current assets
Property and equipment, net	24	88	65
Intangible assets, net	532	611	452
Goodwill, net	-	-	-
Total non-current assets	556	699	517

TOTAL ASSETS	4,323	3,940	2,914

LIABILITIES
Current liabilities
Accounts payable	3,401	4,340	3,209
Accruals and other current liabilities	827	754	558
Convertible loan from third parties	-	5,739	4,244
Note from a shareholder	-	2,000	1,479
Operating lease obligation	-	24	18
Total current liabilities	4,228	12,857	9,508

Non-current liabilities
Convertible loan from third parties	5,094	-	-
Operating lease obligation	-	49	36
Deferred tax liabilities	-	32	24
Total non-current liabilities	5,094	81	60

TOTAL LIABILITIES	9,322	12,938	9,568

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding for both periods	3	3	2
Additional paid-in capital	8,101	8,101	5,991
Accumulated deficit	(13,066)	(17,035)	(12,597)
Deficit attributable to owners of the Company	(4,962)	(8,931)	(6,604)
Non-controlling interests	(37)	(67)	(50)
Total shareholders’ deficit	(4,999)	(8,998)	(6,654)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,323	3,940	2,914

The following table presents our summary consolidated balance sheets data as of the dates indicated:

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	2,630	3,007	2,241
Accounts receivable, net	11	70	52
Deposits, prepaid expenses and other current assets	674	690	514
Total current assets	3,315	3,767	2,807

Non-current assets
Property and equipment, net	24	24	18
Intangible assets, net	351	532	396
Total non-current assets	375	556	414

TOTAL ASSETS	3,690	4,323	3,221

LIABILITIES
Current liabilities
Accounts payable	2,862	3,401	2,535
Accruals and other current liabilities	484	827	616
Note from a shareholder	500	-	-
Total current liabilities	3,846	4,228	3,151

Non-current liabilities
Convertible loan from third parties	-	5,094	3,796
Total non-current liabilities	-	5,094	3,796

TOTAL LIABILITIES	3,846	9,322	6,947

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding as of December 31, 2021 and 2022	3	3	2
Additional paid-in capital	7,985	8,101	6,039
Accumulated deficit	(8,143)	(13,066)	(9,739)
Deficit attributable to owners of the Company	(155)	(4,962)	(3,698)
Non-controlling interests	(1)	(37)	(28)
Total shareholders’ deficit	(156)	(4,999)	(3,726)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,690	4,323	3,221

The following table presents our summary unaudited consolidated cash flows data for the periods indicated:

	For the six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(2,324)	(2,521)	(1,865)
Net cash used in investing activities	(248)	(189)	(139)
Net cash provided by financial activities	4,700	2,000	1,479

Net change in cash and cash equivalents	2,128	(710)	(525)
Cash, cash equivalents and restricted cash - beginning of year	2,630	3,007	2,224
Cash, cash equivalents and restricted cash - end of year	4,758	2,297	1,699

The following table presents our summary consolidated cash flows data for the periods indicated:

	For the years ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(112)	(3,841)	(2,862)
Net cash used in investing activities	(329)	(482)	(359)
Net cash provided by financial activities	500	4,700	3,502
Net change in cash and cash equivalents	59	377	281
Cash, cash equivalents and restricted cash - beginning of year	2,571	2,630	1,960
Cash, cash equivalents and restricted cash - end of year	2,630	3,007	2,241

52

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. The operating results in any period are not necessarily indicative of results that may be expected for any further period. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a “Super mobility app” offering ultimate convenience and reliability for our customers through multiple mobility tools that can be accessed and function seamlessly out of a single app. Through the power of technology, we are committed to positively impact the lives of all drivers by revolutionizing the way people and goods move. Our app allows for both on-demand and scheduled carpooling and ride-hailing services, and on-demand, scheduled and multi-stop parcel delivery services.

Headquartered in Singapore, we plan to expand into Southeast Asia, such as Malaysia and Thailand, and other countries, such as Australia and New Zealand.

Summary of Our Services

Our current app powers mobility for the community allowing real-time connection between riders, goods and drivers.

a)	Mobility (Ride-hailing): Ryde’s ride-hailing service allows users to book rides with drivers using a mobile app.
b)	Mobility (Carpooling): Ryde’s carpooling service allows users to share rides with others who are traveling in the same direction, helping to reduce congestion and carbon emissions.
c)	Quick commerce: Ryde’s delivery service allows users to make a delivery booking using a mobile app.

We expanded our services in 2018 with the launch of RydeSEND, a quick commerce solution. Integrated within the Ryde app, RydeSEND allows users to conveniently select the service and have their goods delivered within 50 minutes of pickup. One of the standout features of RydeSEND is its real-time tracking system, providing users with the ability to monitor the progress of their deliveries in real-time.

In March 2022, we introduced an enhanced multi-stop feature, enabling users to send their items to up to 6 different destinations in a single trip. This advancement optimizes efficiency and reduces costs for users with multiple delivery needs. Each stop within a booking may have varying delivery windows, providing flexibility and convenience. Delivery fees are calculated based on factors such as distance, time, and additional delivery-related costs, including surging prices during periods of high demand.

In February 2023, we further bolstered our technological capabilities through the acquisition of Meili Technologies Pte. Ltd. This strategic move not only brings advanced software technology to our platform but also strengthens our position by leveraging existing contractual relationships with various clients. Additionally, we expanded our pool of delivery partners by offering opportunities for motorcyclists and walkers to become RydeSEND partners. This expansion aims to enhance our overall fulfillment rate and ensure prompt and efficient delivery services for our customers.

Through RydeSEND, we continue to transform the quick commerce landscape, providing a seamless and reliable solution for users to have their goods delivered swiftly and conveniently. Our commitment to innovation, strategic partnerships, and expanding our delivery network enables us to meet the evolving demands of our customers while driving revenue growth in the competitive quick commerce sector.

Overall, we aim to provide safe, reliable, and affordable transportation options for our users while also promoting sustainable mobility and quick commerce practices.

Operating Metrics

	For the six months ended June 30,				For the years ended December 31,
	2023		2022		2022		2021
	’000		’000		’000		’000

Revenue from mobility	S$	3,129	S$	3,127	S$	6,510	S$	6,086
Revenue from quick commerce	S$	86	S$	50	S$	92	S$	88
GMV (1)	S$	29,914	S$	32,108	S$	62,769	S$	70,787
Driver partner incentives (2)	S$	1,681	S$	1,816	S$	3,625	S$	3,305
Consumers incentives (3)	S$	1,583	S$	1,912	S$	3,320	S$	1,356
Number of transactions (4)		1,751		1,936		3,758		5,365
Number of unique active driver partners (5)		14		13		19		16
Number of unique active consumers (6)		165		199		258		241

Revenue from mobility and quick commerce

Our revenue from mobility and quick commerce was increased marginally by S$428,000 from S$6,174,000 for the year ended December 31, 2021 to S$6,602,000 for the year ended December 2022. As part of our business strategies to drive revenue growth, we provide incentives to entice our driver-partners to join our platform and offer incentives to encourage our consumer usage. If we are unable to manage these incentives effectively, our ability to grow revenues may be adversely impacted. Overreliance on incentives may create dependency among both driver-partners and consumers, posing challenges to our long-term revenue prospects. Our driver-partners who are primarily attracted by the attractive incentives may lose motivation once these incentives are discontinued or reduced. This could lead to a decrease in the availability of drivers-partners, potentially resulting in longer wait times and diminished service quality. Additionally, our consumers who have become accustomed to exclusive promotions may exhibit reduced loyalty and usage when faced with regular rates, thereby impacting our ability to grow our revenue from mobility and quick commerce.

Despite the highly competition in Singapore’s ride-hailing and quick commerce sector, our revenue from mobility and quick commerce in the first six months of 2023 is remains on par with the same period in 2022.

(1) Gross merchandise value

Gross Merchandise Value (“GMV”) is an operational metric used by us to assess and manage our business, representing the cumulative dollar value of transactions facilitated through our services, encompassing taxes, tips, tolls, and fees, during a specific measurement period. This metric plays a vital role in helping both we and investors comprehend, evaluate, and compare the total consumer spending directed through the platform over time. By providing insight into the extent of consumer expenditure channeled through the platform, GMV enables a comprehensive understanding of our business performance and serves as a key indicator for investors to assess our market presence and potential. In 2022, GMV decreased by S$8,018,000 from S$70,787,000 for the year ended December 31, 2021 to S$62,769,000 for the year ended December 31, 2022. The decrease in GMV, but increase in revenue, was mainly attributed to the increase in GMV per transaction from S$13.36 for the year ended December 31, 2021, to S$16.94 for the year ended December 31, 2022. Additionally, our ability to maintain the same number of monthly active consumers in both years played a crucial role in achieving this outcome. As a result, there was a marginal increase in revenue from mobility.

During the first six months of 2023, GMV decreased by S$2,194,000 to S$29,914,000 compared to S$32,108,000 in the same period of 2022. Despite the GMV decrease, our revenue from mobility and quick commerce in the first six months of 2023 is comparable to the revenue in the same period of 2022. This was primarily attributed to the increase in GMV per transaction, which rose to S$17.08 per transaction in the first six months of 2023, compared to S$16.58 per transaction in the same period of 2022.

(2) Driver partner incentives

Driver-partner incentives provided are recorded as a reduction of revenue. Excess driver partner incentives refer to cumulative payments to driver partners that exceed the cumulative revenue that are recognize from driver partners with no future guarantee of additional revenue. Cumulative payments to driver partners could exceed cumulative revenue from driver partners as a result of driver partner incentives or when the amount paid to driver partners for a trip exceeds the fare charged to the consumer. The excess driver partner incentives are recognized as part of the cost of revenue. Driver partner incentives largely depend on the business decisions based on market conditions. The driver partner incentives increased by S$320,000 from S$3,305,000 for the year ended December 31, 2021 to S$3,625,000 for the year ended December 31, 2022.

In the first six months of 2023, our driver partner incentives decreased by S$135,000 to S$1,681,000 compared to S$1,816,000 in the same period of 2022. This reduction was driven by our continuous efforts to optimize our incentive programs for driver partners. We aimed to strike a delicate balance between decreasing incentives to manage costs and ensuring that these changes did not adversely affect driver motivation. Our focus was on designing incentive structures that remained attractive to our driver partners while aligning with our cost-saving objectives. This strategy aimed to maintain a motivated and dedicated pool of driver partners, thereby contributing to the overall sustainability and efficiency of our operations.

(3) Consumer incentives

We provide consumer incentives in the form of credit upon completion of transaction, with the aim of encouraging consumers to utilize our platform for their future transactions. These credits are offered to consumers in the market to acquire new consumers, re-engage existing customers, or generally increase overall use of the platform, and are similar to coupons. The consumers incentive increased by S$1,964,000 from S$1,356,000 for the year ended December 31, 2021 to S$3,320,000 for the year ended December 31, 2022.

In the first six months of 2023, the consumers incentive decreased by S$329,000 to S$1,583,000 compared to S$1,912,000 in the same period of 2022. The decreased in the consumer incentives is primarily attributed to our ongoing efforts to minimize consumers incentives while simultaneously to enhance our consumer engagement by incentivizing them to conduct more transactions with our platform and maintain their loyalty.

(4) Number of transactions

The number of transactions represents the total count of completed orders or services provided within the year. The number of transactions directly reflects the level of our business activity and consumer engagement. This metric allows us to access our market penetration, identify growth opportunities, optimize operations, and make informed business decisions. The number of transactions decreased by 1,607,000 from 5,365,000 for the year ended December 31, 2021 to 3,758,000 for the year ended December 31, 2022. Despite the decrease in the number of transactions, we have managed to maintain the number of unique active driver-partners, grow our number of unique active consumers, and increase our transaction value of each transaction. As a results, our revenue from mobility and quick commerce has increased marginally.

In the first six months of 2023, the number of transactions decreased by 185,000 to 1,751,000 compared to 1,936,000 in the same period of 2022. Despite the decrease in the number of transactions, our GMV per transactions has been increased to S$17.08 per transaction in the first six months of 2023, compared to S$16.58 per transaction in the same period of 2022. As a result, our revenue from mobility and quick commerce in the first six months of 2023 is comparable to the same period in 2022.

(5) Number of unique active driver partners

The number of unique active driver-partners represents our driver-partners who have been matched with consumers within the year. The number of unique active driver-partners help us in managing the balance between the driver-partner supply and consumer demand, ensuring efficient and reliable services. This metric allows us to identify patterns of our driver-partners engagement and behavior, which helps us develop strategies to improve our driver-partners’ satisfaction, incentivize their continued participation, and reduce our driver churn. The number of unique active driver-partners increased by 3,000 to 19,000 for the year ended December 31, 2022 from 16,000 for the year ended December 31, 2021.

In the first six months of 2023, the number of unique active driver partners remains consistent with that of the corresponding period in 2022, due to our proactive engagement efforts with our driver partners.

(6) Number of unique active consumers

The number of unique active consumers represents our consumers who have initiated a transaction request within the year. The number of unique active consumers provides valuable insights into our consumer engagement and participation with our platform. By monitoring this metric, we can identify patterns of our consumer behavior, enabling us to assess our customer satisfaction, loyalty, and developing strategies to retain and attract more consumers. The number of unique active consumers experienced a growth of 17,000, rising from 241,000 in the year ended December 31, 2021, to 258,000 in the year ended December 31, 2022.

In the first six months of 2023, the number of unique active consumers decreased by 34,000 to 165,000 compared to 199,000 in the same period of 2022. The reduction in the number of unique active consumers was mainly contributed by the decrease in the consumer incentive.

53

Factors affecting our performance

As part of our business model, we earn revenues from fees from transactions completed by the consumers and driver partner who use our services across our mobility and quick commerce solutions. Therefore our revenue is a function of the number of active customers, including both new and returning, transaction on our Ryde app and the fares/rates that we charge. Therefore the key factors affecting our results include our growing consumer and driver base, their recurring volumes per consumer and the fares/rates we charge, which together underpin our revenue growth. Our focus on controlling costs, like incentives to drivers and riders costs and employee expenses supports our profitability and our ability to generate cash and capital.

Our customer and driver base growth rates

Our consumer and driver base growth rates which we measure by number of consumers and drivers, is key to the success of our app and business. To achieve this, we believe in increasing the number of driver partners and customers using our app, which is facilitated by our focus on creating a super mobility app ecosystem that generates synergies between the supply and demand sides. With this, we expect this ecosystem will grow organically as we continue to use promotions to attract customers to our platform.

Market competition affecting customer retention rates

We are facing tough competition in both our segments and the Singapore market. Our competitors are established players or new entrants who offer low-cost alternatives or higher quality services. They may have reputational advantages, better brand recognition, larger marketing budgets, and more supportive regulatory regimes than us. Our competitors may also offer discounted services, driver partners incentives, and consumer incentives, as well as innovative products and alternative pricing models. We may need to adjust our prices, fees, commissions, and marketing expenses in response to competitive pressures. Some of our competitors may consolidate or establish cooperative relationships, which may enhance their resources and offerings. The barriers to entry in our market are low, and driver partners and consumers may choose alternative platforms or services. Our competitors may adopt our product features or innovations that are more attractive to consumers or driver partners, which could reduce our ability to differentiate ourselves from them. As a result of the foregoing, this in turn affect customer and driver retention rates and could impact our revenues and costs. Driver partners and consumers may shift to other platforms based on earning potential, volume of work, overall user experience, and convenience.

Investment into technology for more products

We invest in our business, including, among others, such as expanding our quick commerce and mobility offerings, growing our driver partner and consumer base, improving our mobile app, upgrading our technology and infrastructure, and recruiting skilled employees. We also plan to expand our business in Southeast Asia using a hyperlocal approach that requires substantial investments to accommodate the different infrastructure, regulations, systems, and user preferences in each country. Our business model requires significant investments to achieve profitability and remain competitive, which may entail adjusting commissions and offering incentives to driver partners and consumers.

Strategic partnerships and acquisitions

We have formed partnerships and alliances with other companies in the past, and will continue to do so in the future. For instance, we recently partnered with an insurance company to offer insurance to our platform users. Such partnerships can lead to increased revenue in several ways, including expanded customer base through greater brand awareness by accessing new customers of the partner who may not have used our services, and new revenue streams. For instance, if we were to partner with companies like a food and beverage chain, we may increase our revenue through food delivery services, a new revenue stream. Partnerships could also help us reduce costs. For example, if we have a partner who has access to a fleet of rental cars, buses, we can access the partner’s fleet of vehicles thereby reducing our cost and increasing our revenue stream if we provide bus/van rental services.

Regulatory environment

We operate in Singapore’s mobility and quick commerce segments, which are subjects to various regulations. These regulations include the evolution of laws related to mobility and quick commerce, data regulations such as data privacy, data localization, data portability, cybersecurity, and advertising, gig economy regulations, anti-trust regulations, economic regulations such as price, supply, safety, health, and environment regulations, foreign ownership restrictions, artificial intelligence regulations, and regulations regarding the provision of online services. Obtaining necessary licenses, permits, and approvals may be challenging as the relevant laws and regulations are still evolving, and we cannot guarantee that we will maintain the licenses and approvals we have obtained. We may be required to make operational adjustments to comply with new regulatory requirements, which could involve significant costs or may not be practicable, and failure to comply with applicable regulations could expose us to regulatory actions such as fines or orders to cease our business activities. Furthermore, our actual or perceived non-compliance could materially and adversely affect our business, operations, financial performance, financial condition, results of operations, and prospects.

Ability to manage our costs

Our business model involves rewarding both our driver partners and consumers with incentives for using our platform, such as completing a certain number of trips or receiving bonuses and incentives. Our ability to generate more revenue and become profitable depends on our effective use of these bonuses and incentives and gradually reducing the amount of bonuses and incentives paid to both driver partners and consumers, relative to the commissions and fees we receive. If we are unable to achieve this, it could negatively impact our revenue growth, capital raising efforts, and overall profitability, which could ultimately affect our ability to continue operating. Additionally, if we were to decrease the use of bonuses and incentives, it could lead to reduced growth in the number of users and driver partners and ultimately lead to a decline in our revenues, which could have significant adverse effects on our business, financial performance, and prospects.

Ability to grow our revenue from ride-hailing and quick commerce

Our ability to grow revenue from ride-hailing and quick commerce services is subject to various factors that may impact our business, financial performance, and prospects. There are inherent challenges and risks that could hinder our ability to sustain and further increase revenue. One key factor is the level of competition in the ride-hailing and quick commerce industry. We operate in a highly competitive market with both local and international players offering similar services. This intense competition can lead to pricing pressures and increased marketing expenses as we strive to attract and retain customers and driver-partners. If we are unable to effectively differentiate ourselves or compete on price, our ability to grow revenue may be adversely affected. Additionally, our ability to grow revenue relies on the adoption and satisfaction of our platform by both consumers and driver-partners. Factors such as user experience, service reliability, and driver-partner availability are critical in attracting and retaining customers. Any negative experiences, safety concerns, or difficulties in recruiting and retaining a sufficient number of driver-partners may lead to reduced customer demand and hamper our revenue growth, while we continually invest in technology, innovation, and marketing strategies to enhance our competitive position and increase customer engagement. However, there can be no assurance that we will successfully overcome these challenges, and any failure to do so may have significant adverse effects on our business, financial performance, and revenue growth prospects.

54

Results of Operations

Comparison of Years Ended December 31, 2022 and 2021

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Revenue	6,577	8,825	6,195	2,630	42%

Other income	215	289	440	(151)	-34%
Drivers and riders cost and related expenses	(5,615)	(7,534)	(4,220)	(3,314)	79%
Employee benefits expenses	(1,525)	(2,046)	(1,473)	(573)	39%
Depreciation and amortization expenses	(224)	(301)	(273)	(28)	10%
Finance cost	(148)	(198)	(118)	(80)	68%
Other expenses	(2,976)	(3,995)	(1,791)	(2,204)	123%

Loss before income tax expense	(3,696)	(4,960)	(1,240)	(3,720)	300%

Income tax expense	-	-	-	-
Net loss, representing total comprehensive loss	(3,696)	(4,960)	(1,240)	(3,720)	300%

Comparison of Six Months Ended June 30, 2023 and 2022

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Revenue	3,869	5,232	3,508	1,724	49%

Other income	36	49	192	(143)	-74%
Drivers and riders cost and related expenses	(2,713)	(3,669)	(3,855)	186	-5%
Employee benefits expenses	(712)	(963)	(1,080)	117	-11%
Depreciation and amortization expenses	(134)	(181)	(130)	(51)	39%
Finance cost	(38)	(52)	(93)	41	-44%
Other expenses	(2,774)	(3,751)	(1,282)	(2,469)	193%
Impairment of goodwill	(491)	(664)	-	(664)	100%

Loss before income tax expense	(2,957)	(3,999)	(2,740)	(1,259)	46%

Income tax expense	-	-	-	-
Net loss, representing total comprehensive loss	(2,957)	(3,999)	(2,740)	(1,259)	46%

Revenue

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Mobility	4,851	6,510	6,086	424	7%
Quick commerce	69	92	88	4	5%
Membership	452	606	21	585	2,786%
Advertising initiatives	1,205	1,617	-	1,617	100%

Total revenue	6,577	8,825	6,195	2,630	42%

Our total revenue comprised mobility, quick commerce and advertising initiatives. Mobility and quick commerce revenue is derive from the service fees paid by driver partners and consumers for use of the platform and related service to connect with consumers and successfully complete a trip or delivery via the platform. New initiatives comprised membership subscription fees paid by the consumers, and advertising fees from partners who paid for digital space in our app and website. In 2022, total revenue from all income streams increased by S$2,630,000 or 42% from S$6,195,000 for the year ended December 31, 2021 to S$8,825,000 for the year ended December 31, 2022.

We launched a Ryde+ membership subscription in 2021 and with this, it contributed towards revenue of S$606,000 for the year ended December 31, 2022 from S$21,000 for the year ended December 31, 2021.

In 2022, we commenced advertising initiatives and with this, it contributed towards revenue of S$1,617,000 for the year ended December 31, 2022 as compared to nil for the financial year ended December 31, 2021.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Mobility	2,314	3,129	3,127	2	0%
Quick commerce	64	86	50	36	72%
Membership	231	313	302	11	4%
Advertising initiatives	1,260	1,704	29	1,675	5,776%

Total revenue	3,869	5,232	3,508	1,724	49%

In the first six months of 2023, total revenue from all income streams increased by S$1,724,000 or 49% to S$5,232,000 compared to S$3,508,000 in the first six months of 2022.

Revenue from quick commerce increased mainly contributed by the new subsidiary, Meili Technologies Pte. Ltd., by S$36,000 or 72% to S$86,000 compared to S$50,000 in the first six months of 2022.

In the first six months of 2023, the revenue from advertising initiatives increased by S$1,675,000 mainly due to the advertising initiatives commencing in June 2022.

55

Drivers and riders cost and related expenses

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total drivers and riders cost and related expenses	5,615	7,534	4,220	3,314	79%

For the years ended December 31, 2022 and 2021, our drivers and riders cost and related expenses amounted to S$7,534,000 and S$4,220,000 respectively. This increase by S$3,314,000 or 79% from the year ended December 31, 2021 is mainly due to the increase in incentives paid to driver partners and consumers in keeping our supply of drivers to meet customers/riders demands, amidst the intense competition landscape in Singapore.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total drivers and riders cost and related expenses	2,713	3,669	3,855	(186)	-5%

In the first six months of 2023, our drivers and riders cost and related expenses marginally decreased by S$186,000 or 5% to S$3,669,000 compared to S$3,855,000 in the first six months of 2022. This decrease is mainly attributed to the ongoing effort to reduce the incentives for drivers and riders.

Employee benefits expenses

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total employee benefits expenses	1,525	2,046	1,473	573	39%

Our employee benefits expenses increased by S$573,000 or 39% to S$2,046,000 for the year ended December 31, 2022 from S$1,473,000 for the year ended December 31, 2021. This was mainly due to the significant increase in the salaries and wages as the average employee headcount increased by 17% for the year ended December 31, 2021 and December 31, 2022 respectively.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total employee benefits expenses	712	963	1,080	(117)	-11%

Our employee benefits expenses decreased by S$117,000 or 11% to S$963,000 in the first six months of 2023, compared to S$1,080,000 in the first six months of 2022. This was mainly due to the decrease in the salaries and wages as the average employee headcount decreased by 13%.

Depreciation and amortization expenses

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total depreciation and amortization expenses	224	301	273	28	10%

The depreciation and amortization expenses increased by S$28,000 or 10% to S$301,000 for the year ended December 31, 2022 from S$273,000 for the year ended December 31, 2021. This was mainly due to the new acquisition of computers and increase in intangibles assets.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total depreciation and amortization expenses	134	181	130	51	39%

The depreciation and amortization expenses increased by S$51,000 or 39% to S$181,000 in the first six months of 2023, compared to S$130,000 in the first six months of 2022. This was mainly due to the increase in intangibles assets.

Finance expense

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total finance expense	148	198	118	80	68%

56

Our finance expense increased by S$80,000 or 68% to S$198,000 for the year ended December 31, 2022 from S$118,000 for the year ended December 31, 2021. The increase of the finance expenses is primarily attributable to the new unsecured note payable of S$5,200,000.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total finance expense	38	52	93	(41)	-44%

Our finance expense decreased by S$41,000 or 44% to S$52,000 in the first six months of 2023, compared to S$93,000 in the first six months of 2022. The decrease of the finance expenses is resulting from the repayment of loan from a shareholder.

Other expenses

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total other expenses	2,976	3,995	1,791	2,204	123%

Our other expenses increased by S$2,204,000 or 123% to S$3,995,000 for the year ended December 31, 2022 from S$1,791,000 for the year ended December 31, 2021. This was mainly due to an increase in marketing expenses by S$1,682,000 or 632% to S$1,948,000 from S$266,000 for the year ended 2022 and 2021 respectively. Other expenses that increased comprise rental which increased by S$251,000 or 392% from S$64,000 for the year ended December 31, 2021 to S$315,000 for the year ended December 31, 2022. Lastly, the significant increase of other expenses was also affected by the increase in technology fees, other expenses and legal and professional of S$118,000, S$108,000 and S$45,000 respectively for the year ended December 31, 2022 as compared to December 31, 2021.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total other expenses	2,774	3,751	1,282	2,469	193%

Our other expenses increased by S$2,469,000 or 193% to S$3,751,000 in the first six months of 2023, compared to S$1,282,000 in the first six months of 2022. This was mainly due to increase in marketing expenses by S$1,727,000 or 899% to S$1,919,000 in the first six months of 2023, compared to S$192,000 in the first six months of 2022. Additionally, other expenses that increased comprise technology fees and legal and professional, which increased by S$83,000 and S$806,000, respectively, for the six months ended June 30, 2023. This increase was offset by the decrease in rental and other expenses, which decreased by S$126,000 and S$21,000, respectively, for the first six months of 2023.

Impairment of goodwill

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total impairment of goodwill	491	664	-	664	100%

In the first six months of 2023, an impairment of goodwill was recognized as a result of the carrying value exceeding the fair value of Meili Technologies Pte. Ltd.

Other income

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total other income	215	289	440	(151)	-34%

Other income decreased by S$151,000 or 34% from S$440,000 for the year ended December 31, 2021 to S$289,000 for the year ended December 31, 2022. The decrease was mainly due the reduction in the government grants given by the Singapore authorities to assist companies during the COVID-19 period.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Total other income	36	49	192	(143)	-74%

Other income decreased by S$143,000 or 74% to S$49,000 in the first six months of 2023, compared to S$192,000 in the first six months of 2022. The decrease was mainly due to the reduction in the government grants given by the Singapore authorities to assist companies during the COVID-19 period.

Liquidity and capital resources

Cash flow summary

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Cash, cash equivalents and restricted cash – beginning of the year	1,960	2,630	2,571	59	2%

Net cash used in operating activities	(2,862)	(3,841)	(112)	(3,729)	3,329%
Net cash used in investing activities	(359)	(482)	(329)	(153)	47%
Net cash provided by financing activities	3,502	4,700	500	4,200	840%

Net change in cash and cash equivalents	281	377	59	318	539%

Cash, cash equivalents and restricted cash – end of the year	2,241	3,007	2,630	377	14%

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Operating Activities

Net cash used in operating activities was S$3,841,000 for the year ended December 31, 2022. This was mainly attributable to the net loss of S$4,960,000 adjusted for non-cash items which included depreciation of property and equipment and amortization of intangibles totaling S$301,000. This was offset against net cash inflows arising from the net change in operating assets and liabilities of S$818,000.

Net cash used in operating activities was S$112,000 for the year ended December 31, 2021. This was mainly attributable to the net loss of S$1,240,000 adjusted for non-cash items which included depreciation of property and equipment and amortization of intangibles totaling S$273,000. This was offset against net cash inflows arising from the net change in operating assets and liabilities of S$854,000.

Investing Activities

Net cash flows used in investing activities was S$482,000 for the year ended December 31, 2022. This was primarily due to the increase in intangible assets of S$467,000 and the purchase of property and equipment of S$15,000.

Net cash flows used in investing activities was S$329,000 for the year ended December 31, 2021. This was primarily due to the increase in intangible assets of S$303,000 and the purchase of property and equipment of S$26,000.

Financing Activities

Net cash provided by financing activities was S$4,700,000 for the year ended December 31, 2022. This was contributed by proceeds from the note payable amounting to S$5,200,000. This was offset by the repayment of note from a shareholder of S$500,000.

Net cash provided by financing activities was S$500,000 for the year ended December 31, 2021. This was due to proceeds from note from a shareholder of S$500,000.

	For the six months ended June 30,
	2023	2023	2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%

Cash, cash equivalents and restricted cash – beginning of the year	2,224	3,007	2,630	377	14%

Net cash used in operating activities	(1,865)	(2,521)	(2,324)	(197)	8%
Net cash used in investing activities	(139)	(189)	(248)	59	-24%
Net cash provided by financing activities	1,479	2,000	4,700	(2,700)	-57%

Net change in cash and cash equivalents	(525)	(710)	2,128	(2,838)	-133%

Cash, cash equivalents and restricted cash – end of the year	1,699	2,297	4,758	(2,461)	-52%

Operating Activities

Net cash used in operating activities was S$2,521,000 for the six months ended June 30, 2023. This was mainly attributable to the net loss of S$3,999,000 adjusted for non-cash items which included depreciation of property and equipment, amortization of intangibles, debt issuance cost, and impairment loss of goodwill totaling S$890,000. This was offset against net cash inflows arising from the net change in operating assets and liabilities of S$588,000.

Net cash used in operating activities was S$2,324,000 for the six months ended June 30, 2022. This was mainly attributable to the net loss of S$2,740,000 adjusted for non-cash items which included depreciation of property and equipment, amortization of intangibles and debt issuance cost totaling S$160,000. This was offset against net cash inflows arising from the net change in operating assets and liabilities of S$256,000.

Investing Activities

Net cash flows used in investing activities was S$189,000 for the six months ended June 30, 2023. This was primarily due to the increase in intangible assets of S$229,000 and the purchase of property and equipment of S$23,000. This was offset against net cash inflow from the acquisition of subsidiaries of S$63,000.

Net cash flows used in investing activities was S$248,000 for the six months ended June 30, 2022. This was primarily due to the increase in intangible assets of S$234,000 and the purchase of property and equipment of S$14,000.

Financing Activities

Net cash provided by financing activities was S$2,000,000 for the six months ended June 30, 2023. This was contributed by proceeds from the note from a shareholder amounting to S$2,000,000.

Net cash provided by financing activities was S$4,700,000 for the six months ended June 30, 2022. This was contributed by proceeds from the note payable amounting to S$5,200,000. This was offset by the repayment of note from a shareholder of S$500,000.

Working capital

We believe that our Group has sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, in the absence of unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from this offering.

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Indebtedness

The following table shows the amount of our total consolidated current and non-current liabilities outstanding as of December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2022	2021	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%
Current liabilities
Note from a shareholder	-	-	500	(500)	-100%

Non-current liabilities
Convertible loan from third parties	3,796	5,094	-	5,094	100%

Total borrowings	5,547	7,443	2,849	4,594	161%

As of December 31, 2022, total borrowings comprised convertible loan from a shareholder and third parties.

The convertible loan from third parties is an unsecured, fixed rate loan as at December 31, 2022 that bears interest of 5% per annum and is repayable on or before February 28, 2024.

The following table shows the amount of our total unaudited consolidated current and non-current liabilities outstanding as of June 30, 2023 and December 31, 2022:

	June 30, 2023	June 30, 2023	December 31, 2022	Increase/(Decrease)
	US$’000	S$’000	S$’000	S$’000%
Current liabilities
Convertible loan from third parties	4,244	5,739	-	5,739	100%
Note from a shareholder	1,479	2,000	-	2,000	100%

Non-current liabilities
Convertible loan from third parties	-	-	5,094	(5,094)	(100)%

Total borrowings	5,723	7,739	7,443	296	4%

As of June 30, 2023, total borrowings comprised convertible loan from third parties and note from a shareholder.

The convertible loan from third parties comprised (a) a convertible loan amounted S$5,139,000, which is an unsecured, fixed rate loan as at June 30, 2023 that bears interest of 5% per annum and is repayable on or before February 28, 2024; and (b) an exchangeable note amounting to S$600,000 arising from the acquisition by Ryde Technologies Pte. Ltd. of Meili Technologies Pte. Ltd. pursuant to which the purchase consideration was satisfied by the issuance of exchangeable notes to the Meili Noteholders each exchangeable into shares in the Company. In September 2023, 38,251 Class A Ordinary Shares were issued to certain Meili Noteholders pursuant to an exchange of their exchangeable notes under the exchangeable note subscription agreement dated 12 April 2023.

The note from a shareholder is an unsecured, fixed rate loan as of June 30, 2023 that bears interest of 12% per annum and is repayable on March 2024.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Policies, Judgements and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Revenue recognition

We generate substantially all our revenue from our ride-hailing and quick commerce marketplace in accordance with ASC 606. We earn commissions and service fees (collectively, “fees”) paid by driver partners and consumers for the use of the Ryde platform to connect driver partners with consumers to facilitate and successfully complete transaction via the App where we operates as an agent. We recognizes revenue upon completion of each transaction.

Driver partners and consumers enter into terms of service (“ToS”) with us in order to use the Ryde App. Under the ToS, driver partners and consumers agree that we retains the applicable fee as consideration for their use of the Ryde platform from the fare and related charges it collects from consumers on behalf of driver partners. We are acting as an agent in facilitating the ability for a driver partner to provide a mobility and quick commerce service to a consumer. We reports revenue on a net basis, reflecting the fee owed to us from a driver partner as revenue, and not the gross amount collected from the consumer.

Judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether we control the service provided to the consumers and are the principal in the transaction (gross), or we arrange for other parties to provide the service to the consumers and are the agent in the transaction (net). We have concluded that we are the agent as we arrange for driver partners to provide the service to the consumer in mobility and quick commerce transactions. The assessment of whether we are considered the principal or the agent in a transaction could impact the accounting for certain payments and incentives provided to driver partners and consumers and change the timing and amount of revenue recognized.

Incentive to driver partners and consumers

Incentives provided to driver partners are recorded as a reduction of revenue if we do not receive a distinct good or service or cannot reasonably estimate the fair value of the good or service received. Driver partners incentive largely depend on the business decisions based on market conditions.

We provide consumer incentives in the form of credit upon completion of transaction, with the aim of encouraging consumers to utilize the Ryde platform for their future transactions. These credits are offered to consumers in the market to acquire new consumers, re-engage existing customers, or generally increase overall use of the platform, and are similar to coupons.

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Impairment of long-lived assets

We evaluates the recoverability of our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of our asset may not be fully recoverable. When these events occur, we measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset, we recognizes an impairment loss based on the excess of the carrying amount of the asset over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset, when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Provision for expired credit

Provision for expired credit represent all expired credits that are not redeemed by consumers. A provision for expired credit is recognized when the credit expires, if the amount of the obligation can be estimated reliably. The provision is recognized as an expense in the consolidated income statement, and as a liability on the consolidated balance sheet. The amount of the provision for expired credit is estimated based on historical experience and the expected rate of redemption. The estimate is reviewed regularly and adjusted if necessary, based on actual experience.

Intangible assets, net

Develop technology

Research costs are expensed as incurred. An intangible asset arising from development expenditure on an individual project is recognized only when we can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the assets, how that asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure during the development. Deferred development costs have finite useful life and are amortized over a period of expected sales from the related project of 3 years on a straight-line basis from the date that they are available for use.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- other inputs that are directly or indirectly observable in the marketplace.
Level 3	- unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, deposits and prepayments, contract assets and liabilities, accounts payable, other payables to related parties, and accruals and other payables approximate their fair values because of their generally short maturities.

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Business combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected on the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Acquisition of Meili Technologies Pte. Ltd. and its subsidiaries (“Meili Group”)

On February 20, 2023, Ryde Technologies Pte. Ltd. entered into a Sale and Purchase Agreement for the acquisition of Meili Group, a last-mile on-demand logistics service provider in Singapore. The Meili Group comprises of Meili Technologies Pte. Ltd. and its wholly-owned subsidiary, Meili Technologies (M) Snd. Bhd. (“Meili Malaysia”), which located in Malaysia. Meili Malaysia is a dormant since the date of incorporation on December 16, 2021. The acquisition is expected to contribute to the growth of the Company’s current quick commerce business.

The purchase consideration was satisfied by the issuance of exchangeable notes to the Meili Noteholders each exchangeable into shares of the Company. Under the terms and conditions of the exchangeable notes, unless previously redeemed or exchanged into shares in the Company, the purchase consideration will be mandatorily exchanged into shares of the Company upon the occurrence of the Company obtaining the receipt of the notification from a recognized exchange for the filing of the offer document for the listing. The mandatory exchange of the exchangeable notes into shares of the Company will be based on a 25% discount to the price per share on the post-money valuation of the Company immediately following the listing. As of June 30, 2023, the fair value of the purchase consideration is S$600,000.

In connection with the acquisition of Meili Group, the Company recognized identifiable assets and assumed liabilities at their respective fair values on a provisional basis as of February 20, 2023. These values are subject to change upon receipt of all the necessary information about the facts and circumstances that were in existence as of the acquisition date.

The following table summarizes the provisional fair value of the assets acquired and liabilities assumed as of February 28, 2023:

S$’000

Cash and cash equivalents	63
Accounts receivable, net	12
Deposits, prepaid expenses and other current assets	76
Total identifiable assets acquired	151
Total liabilities assumed	(215)
Net liabilities acquired	(64)
Goodwill	664
Total acquisition consideration	600

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill.

Goodwill Impairment Assessment

We review goodwill for impairment annually (in the fourth quarter) and whenever events or changes in circumstances indicate that goodwill might be impaired. Judgment in the assessment of qualitative factors of impairment include, among other factors: financial performance; legal, regulatory, contractual, political, business, and other factors; entity specific factors; industry and market considerations, macroeconomic conditions, and other relevant events and factors affecting the reporting unit. To the extent we determine that it is more likely than not that the fair value of the reporting unit is less than its carrying value, a quantitative test is then performed.

Performing a quantitative goodwill impairment test includes the determination of the fair value of a reporting unit and involves significant estimates and assumptions. These estimates and assumptions include, among others, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and the determination of appropriate market comparables.

For the six months period ended 2023, we performed an interim goodwill impairment test by comparing the fair value of the Meili Group to its carrying value. The fair value was determined as a sum of the discounted cash flow (“DCF”) method. The significant unobservable inputs used in the fair value measurement include discount rate of 6.12%, growth rate of 5% to 10%, and dividend yield of 0%. The carrying value of Meili Group exceeded its fair value, and as a result, a goodwill impairment charge of S$664,000 was recorded in the unaudited interim condensed consolidated statements of operations.

Income taxes

We accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”). All information presented in S$ have been rounded to the nearest thousand, unless otherwise stated.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of December 31, 2022 and June 30, 2023 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.74523 and SGD1.00 = USD0.7395 respectively, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2022 and June 30, 2023. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Concentrations and credit risk

Our primary exposure to credit risk arises from our operating activities, which primarily from our accounts receivables. We are not exposed to significant default risk from a single customer. We conduct credit evaluations on our customers and typically do not require collateral or other forms of security. In determining the allowance for doubtful accounts, we periodically assess the creditworthiness of our existing customers, primarily considering factors such as the age of the receivables and the specific credit risks associated with each customer.

Interest rate risk

Our primary exposure to interest rate risk primarily stems from our interest-bearing financial liabilities. We conduct regular reviews of our liabilities and closely monitor fluctuations in interest rates to ensure that our exposure remains within acceptable levels. We do not employ interest rate derivatives as a means to mitigate our interest rate risk.

Recent Accounting Pronouncements

For detailed discussion of recent accounting pronouncements, see Note 2 to the consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus.

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Industry Overview

The information presented in this section has been prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

1. OVERVIEW OF MOBILITY INDUSTRY IN SINGAPORE

1.1 Definition and Classification

Mobility refers to providing customers with customized ride services, which are ordered usually via a smartphone application. And the third-party platform mediates the service between the drivers and the passengers. According to the qualification of the drivers, the mobility service can be classified as ride-hailing or carpooling.

Ride-hailing refers to vocational drivers, who are licensed with PDVL (Private Hire Car Driver Vocational License) or TDVL (Taxi Driver’s Vocational License), are hired by a single or a small group of passengers, and transport them to a destination. The difference between ride-hailing services and traditional taxi services is that vocational drivers and passengers can be directly connected through third-party mobile phone applications in the former. The disruption was enabled by technological advancements. More specifically, the mass adoption of smartphones allowed geo-locations to be used by both customers and drivers to match demand and supply more efficiently.

Carpooling involves a driver using a vehicle on a one-way or round trip where the taking of passengers is incidental to the driver’s purpose for the trip and where no extra fee is charged by or paid to the driver, except an amount to reimburse the expenses of operating the motor vehicle. Carpooling is a form of shared mobility.

1.2 Development History

Before the emergence of on-demand mobility service, there were more than 2,000 miles of roadway in the city-state that had a public bus and train transport system, along with almost a dozen taxi companies comprising 25,000 cabs on the road — an industry regulated by the government. Mobility services started in January 2013 in Singapore, when Uber announced its official launch in Singapore. As a result of this move, the private car service established its first foothold in Asia. In 2013, Grab commenced operations in Singapore. Grab was established as an online taxi booking service initially called MyTeksi in Malaysia in 2012.

Ryde started in 2014 as a pioneering carpooling app. Ryde initially focused on handling the surge in demand during peak hours, and the social aspects of carpooling which is not only for saving money but meeting new people and saving the environment. Ryde has progressively introduced additional services, including private-hire car service, taxi service, and pet-friendly carpooling service.

In 2018, Grab completed the acquisition of Uber’s business in SEA through an all-share deal following which Uber became a major strategic shareholder in Grab. Since the announcement, Indonesia’s Go-Jek and India’s Jugnoo both made known their plans to enter the Singapore market by the third quarter of 2018.

Several homegrown ride-hailing companies have also sprouted up. MVL(Mass Vehicle Ledger), a Korean startup, released its ride-hailing app in 2018. Filo Technologies, a Singapore-based company, officially launched its private-hire car booking service in 2018. Karidi and Urge also officially launched in August 2018.

Maxim Service, the Russian ride-hailing app, started operating in Singapore in 2020. Local taxi operator ComfortDelGro relaunched its taxi booking app as CDG Zig following a merger with its lifestyle app Zig in April 2022. Under this refreshed CDG Zig app, users will be able to book taxi and ride-hailing services. In 2022, the new entrants, Geolah, launched the beta trial of its ride-hailing service GeoRide, which allows passengers to book a ride for private-hire cars, fixed meter taxis, and private chauffeurs.

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1.3 Business Model Analysis

The basic value streams in mobility are relatively straightforward. Passengers can use a mobile app to request a ride, which is either assigned to drivers or drivers can accept if they choose. Passengers are charged a fee for the service, with the cost of the trip usually based on a combination of distance and duration. As traffic slows, duration becomes a more significant factor in determining the cost. However, the exact pricing algorithms used by mobility operators are far more complex than this simple formula suggests. One key factor that can affect the fees is surge pricing. This phenomenon means that the cost of a trip can fluctuate based on supply and demand, with prices varying across different areas of a city.

Source: Frost & Sullivan

In addition to monetary value, trust is a crucial element in mobility networks. In markets that facilitate trades between a large number of dispersed customers and suppliers, especially where personal safety is a concern, trust is vital for transactions to be successful. As a result, two-sided reviews play an essential role in building trust. Mobility operators rely on customer reviews to filter out problematic drivers. This creates a strong incentive for drivers to adhere to policies and guidelines as negative ratings may result in temporary suspension or permanent banning from the platform.

Drivers also play a crucial role in establishing trust in the mobility network. They can report negative behavior by passengers, thus reinforcing the principles of trust that are essential for successful transactions in such markets. Drivers also provide the supply of services to the network, which benefits both drivers and passengers. Passengers benefit from a platform with a large number of drivers, while drivers benefit from a vast network of potential passengers. Drivers typically receive a fee equivalent to about 80% to 90% of the total fare, depending on the region and provider, with the remaining 10% to 20% going to the operator. Mobility operators can also monetize the data generated by both passengers and drivers, either by selling it or by sharing insights with external parties. In-App advertising is another potential source of revenue for mobility operators. To cover their costs, operators must pay for offices, employees, website and app maintenance, driver and passenger incentives, and marketing. One of the significant benefits of ride-hailing for drivers is the flexibility it offers, whether the ride-hailing operator operates as an information platform or dispatch center. Drivers can set their own working hours and work for multiple operators simultaneously. Ride-hailing operators also try to make their offering more attractive to drivers by offering weekly, daily, or even on-demand pay-outs and streamlining the registration process.

1.4 Market Size of Mobility Industry in Singapore, by GMV (2017-2027E)

The market size of Singapore’s mobility market grew from USD 1,496.6 million in 2017 to USD 2,571.6 million in 2019. However, from 2020 to 2022, the COVID-19 pandemic, along with social distancing measures and remote working arrangements in Singapore, caused a decline in consumer demand for mobility, leading to a disturbance in the market’s growth trajectory. As a result of these negative impacts, the size of Singapore’s mobility market experienced a decline from USD 2,571.6 million in 2019 to USD 1,275.3 million in 2021. As the economy gradually recovers from the impact of the COVID-19 pandemic, and the increasing demand for mobility services, it is expected to continuously drive market expansion of mobility industry, and both subsegments are anticipated to have positive CAGR during the forecasted period. Singapore’s mobility market is expected to increase from USD 1,849.1 million in 2022 to USD 6,026.3 million in 2027, representing a CAGR of 26.7%. In Singapore’s mobility market, ride-hailing is the dominant sector and offers significant growth opportunities. In 2022, ride-hailing accounted for 92% of the total mobility market size, the market size of ride-hailing industry was USD 1,701.2 million in 2022 that experienced a CAGR of 5.0% from 2017 to 2022, and is expected to grow at a CAGR of 26.2% from 2022 to 2027. Meanwhile, the market size of carpooling is USD 147.9 million in 2022, and is expected to grow at a CAGR of 31.1% to reach USD 572.5 million by 2027.

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Source: Frost & Sullivan

1.5 Regulation Analysis

Before the arrival of on-demand mobility services, taxis were the primary mode of private transportation for commuters in Singapore. With the rise of the sharing economy, ride-hailing services were introduced to the country. However, the Land Transport Authority of Singapore initially had reservations about the new service. During the early stages of ride-hailing in Singapore, private car owners on taxi platforms were prohibited from holding a vocational license, as the authority was wary of the implications of allowing unregulated private cars to offer transport services. Despite the initial skepticism, the popularity of ride-hailing platforms began to grow, and the authorities began to recognize the potential benefits of such services. The Land Transport Authority observed that ride-hailing not only reduced transaction costs but also improved the matching of supply and demand, particularly during peak hours. In response to this new market, the policymakers adopted a light-touch approach with two new regulations.

The Third-party Taxi Booking Service Providers Act 2015 was passed by Parliament in May 2015 and took effect in September of the same year. This act marked a significant milestone in the legal recognition and regulation of ride-hailing platforms in Singapore. Under this act, any booking platform with access to more than 20 taxis must register with the Land Transport Authority (LTA) and obtain a license to operate. The act also mandates that platforms ensure price transparency and prohibits taxi drivers from selectively choosing passengers. However, this act only applies to the taxi business of ride-hailing platforms. Nonetheless, its enactment has contributed greatly to the overall legitimacy and accountability of ride-hailing services in Singapore.

The second regulation for ride-hailing services was a rigorous and complex process that spanned nearly two years of development. The Ministry of Transport announced its intent to regulate online booking services in order to safeguard the interests and safety of passengers. Following this, the Land Transport Authority (LTA) introduced licensing regulations for private-hire drivers. Under these regulations, license applicants are required to undergo background checks and medical examinations, which serve to enhance the safety of rides and reduce the high costs borne by the platforms. In addition, the LTA mandates that applicants accept 10 hours of training covering regulations and safety lessons. By passing this examination, drivers are able to obtain the Private Hire Car Driver’s Vocational Licence (PDVL).

In 2017, the Land Transport Authority of Singapore implemented new regulations concerning ride-hailing services that took into consideration the interests of taxi drivers. As per the regulations, individuals holding a taxi driver’s vocational license are exempt from taking the Private Hire Car Driver’s Vocational License (PDVL) exam to provide ride-hailing services. This provision ensures that the interests of existing taxi drivers are protected.

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The implementation of active network management policies has led to explosive growth in the mobility service industry since 2015. According to the Land Transport Authority of Singapore, the number of private-hire cars has significantly increased since 2015 and surpassed that of taxis in 2016. This trend has continued with private-hire cars maintaining a growth rate of 18.0% over the past decade.

Source: Land Transport Authority of Singapore, Frost & Sullivan

1.6 Key Growth Drivers Analysis

●	The return to normal life is driving travel demand in the post-pandemic. With the gradual easing of Covid-19 prevention policies, there has been a significant increase in the number of people returning to offices and requiring transportation which is driving travel demand in the post-pandemic era. According to the Land Transport Authority of Singapore, during the first week after easing, the average daily ridership of MRT and LRT increased by 3-4%, while the average daily trips of taxis and private-hire cars increased by 6.3% and 3.1%, respectively. As the impact of Covid-19 wanes worldwide, Singapore has adopted a more liberal immigration policy, which is expected to drive demand for private rides, especially in the post-epidemic era where travel safety is a top priority for passengers. In this context, people tend to choose peer-to-peer services to reduce the risk of infection.

●

Consumer preferences for transportation types have changed due to the accelerated pace of life, etc. While public transportation such as MRT and LRT operate on prescribed routes, on-demand mobility services offer customized routes that cater to the specific needs of passengers. As daily life becomes more fast-paced, people increasingly prioritize the efficiency of their travel. On-demand mobility service provides a solution by reducing the time wasted on waiting for the subway or buses and offering more flexibility in travel arrangements. Furthermore, the advance booking feature of ride-hailing platforms has emerged as a popular option for passengers who want to avoid waiting too long at the roadside. This feature enables passengers to schedule their rides in advance, reducing the uncertainty and inconvenience of waiting for a ride to arrive. As a result, on-demand mobility is becoming an increasingly popular choice for those seeking to optimize their daily travel experience.

●	The high cost of car ownership makes commuters in Singapore prefer to travel by public transport. Singapore is known for having the highest cost of car ownership in the world. This is due to several factors. Firstly, the country’s vehicle tariffs are among the highest globally, with import duties reaching up to 45% of the vehicle’s price. Additionally, there are significant registration fees, which can amount to 150% of the vehicle’s price. Moreover, the cost of the Certificate of Entitlement (COE), a document issued by the Singapore government that grants the bidder the legal right to register and drive a vehicle for ten years, is also becoming increasingly expensive. In 2022, the COE price for a private vehicle model ranged from S$80,000 to S$110,000. Finally, vehicles in Singapore are also subject to Electronic Road Pricing (ERP) fees, which are similar to congestion charges. The ERP fees vary depending on the time of day, location, and period.

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1.7 Future Trend Analysis

●	Increasing competition and consolidation where larger companies acquire smaller ones or merge with competitors. To gain market share, players in the industry have employed a strategy of offering subsidies to passengers. However, they have gradually realized that user loyalty is low when it depends on subsidies, and high subsidies make it difficult to break even. As a result, a consolidation strategy is expected to become a priority in the future. Larger companies will accelerate their efforts to merge with or acquire smaller companies in order to strengthen their bargaining power. Ultimately, the mobility industry is likely to be dominated by several giants.

●	The emergence of new business models. Autonomous vehicles, such as Robotaxis, are revolutionizing the way we think about transportation. By transforming cars from one-time purchase products into continuous repurchase services, Robotaxis are poised to change the travel ecology and create a model of mobility as a service (MaaS). This shift towards a service-based approach to transportation has the potential to unlock new possibilities for passengers, making it easier and more affordable to get around in a sustainable way. But the benefits of the mobility platform go beyond just autonomous vehicles. By providing more diversified ways of travel, the mobility platform will offer an array of options that can be tailored to individual needs and preferences. While cars have limitations, particularly on congested urban roads, new modes of transportation, such as bikes and scooters, will become an effective complement to car travel. In the future, the mobility platform will become a comprehensive travel solution provider, offering a range of services that can better meet the diverse needs of consumers

●	Building business systems based on mobility service. For companies that have amassed massive user bases, the key to monetization lies in leveraging the value of their customer base by creating a closed-loop ecosystem that integrates both life and travel. This can be achieved by extending the reach of their services beyond ride-hailing and into adjacent industries, such as local services and travel booking. By creating an integrated ecosystem that spans multiple industries, companies can improve the quality of their services and increase customer retention. This closed-loop approach enables them to offer a more comprehensive range of services that are tailored to the needs of their users. For example, ride-hailing companies can expand into local services, such as food delivery and home cleaning, as well as online travel, offering users a one-stop-shop for all their transportation and travel needs. This integrated approach has significant benefits for companies. By offering a broader range of services, they can deepen their relationship with their customers and increase their customer lifetime value. It also enables them to capture a larger share of their customers’ spending and become a more essential part of their daily lives.

2. OVERVIEW OF QUICK COMMERCE INDUSTRY IN SINGAPORE

2.1 Definition and Classification

Quick Commerce service means the fulfilment of point-to-point delivery requests almost immediately once the order is placed, meaning the pickup from any location of items and the delivery of the items using a passenger vehicle, motorcycle, public transportation, or other similar means of transportation, to a location selected by the customer located within 50 miles.

Depending on the types of service scenarios, quick commerce comprises new retail, parcel delivery, fresh food, takeout food, grocery and etc.

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2.2 Development History

GoGoX is an on-demand logistics platform that was founded in Hong Kong in 2013. The brand expanded its operations to Singapore in 2014. The platform allows users to book delivery services through a mobile app or website, and the services offered include same-day delivery, scheduled deliveries, etc.

Deliveroo, headquartered in London, was founded in 2013. In 2015, Deliveroo launched in Singapore. It charges a simple, fixed fee per delivery.

In February 2013, Uber chose Singapore as the first country to introduce their Taxi ride services in the region of South East Asia. And similarly, in May 2016, they chose Singapore again to launch the online food delivery Services of UberEats.

Lalamove, a Hong kong-based logistics company, was founded in 2013, and began operations in Singapore in 2018. Since its launch, Lalamove has rapidly expanded its services in Singapore, and now operates in several key areas, including Changi, Woodlands, and Jurong, etc. The company has also expanded its service offerings to include courier services, same-day delivery, and last-mile delivery for e-commerce companies.

Pickupp is a technology-based logistics and courier company founded in 2016 in Hong Kong and expanded to Singapore in 2017. It offers same-day and next-day delivery services for businesses and individuals, as well as last-mile delivery services for e-commerce companies, etc.

Grab officially launched its parcel delivery service, GrabExpress, in 2015, and then launched its food delivery business, GrabFood, in May 2018, as part of its strategy to become an everyday super app. In the same year, Grab completed the acquisition of Uber’s business in SEA, and the UberEats app was no longer operational since then.

Ryde launched its RydeSEND service in 2018, which is a quick commerce service. Users can choose the RydeSEND service in the Ryde APP, and their goods will be delivered within 50 minutes of pickup. Additionally, RydeSEND features a real-time tracking system for the goods, ensuring that users can track them in real-time. In March 2022, an enhanced multi-stop feature was rolled out, where users can now send their items up to 6 different destinations in a single trip. Bookings with multiple destinations will have differing delivery windows. Delivery fees are calculated based on distance, time, and additional delivery-related costs such as surging from high demand.

2.3 Business Model Analysis

The quick commerce business is focused on providing swift and convenient delivery of goods and services to customers’ doorsteps. This business model is centered around speed and ease of solutions, making it particularly appealing in today’s fast-paced world where instant gratification is highly valued. Quick commerce companies utilize technology to build platforms that enable users to order items and have them delivered straight to their homes. This business model is typically set up as a multi-sided marketplace, where the quick commerce company generates revenue by charging commissions to both the merchants and customers. Initially starting with takeaway deliveries, the quick commerce model has expanded into other industries such as retail, supermarkets, and errand services. This expansion has further increased the popularity of quick commerce, as it offers customers even more convenience and flexibility in their daily lives.

Source: Frost & Sullivan

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●	Food Quick Commerce Model. Food delivery service has metamorphosed the way customers access and consume food. They have redefined the convenience aspect of accessing food.

●	Logistics Quick Commerce model. Traditional logistics and courier services, through getting the work done, come with many hurdles. The process of getting something from point A to point B can be a complicated and expensive process that can delay deliveries. Quick commerce logistics simplify deliveries. They work by transporting goods on the same day or earlier with minimum speed bumps. Switching to a quick commerce logistics model is time and cost-efficient, and lets consumers track their deliveries in real-time.

●	Service Quick Commerce Model. Quick commerce service aims to deliver – a compact and integrated space that is a one-stop solution for the consumer’s hyperlocal service needs. A quick commerce service platform lets consumers find, book, and review professional services without stepping a foot outside.

2.4 Market Size of Quick Commerce Industry in Singapore, by GMV (2017-2027E)

Singapore’s quick commerce market experienced a slight growth from USD736.7 million in 2017 to USD1,324.4 million in 2019. Due to the social distance and blocking restrictions during the COVID-19 pandemic, people are increasingly relying on online shopping, online ordering food and other services that require quick commerce, thus driving the rapid development of the quick commerce industry. With people gradually adopting the habit of online shopping, demand growth is normalizing as people return to offices and dining out. Food delivery remains popular among the consumers. As the current penetration rate of this industry in Singapore is relatively low, it has great development potential. Therefore, Singapore’s quick commerce market is expected to increase from USD6,384.2 million in 2022 to USD13,491.8 million in 2027, representing a CAGR of 16.1%.

Source: Frost & Sullivan

2.5 Regulation Analysis

The quick commerce industry in Singapore is subject to regulation by various government agencies to ensure the maintenance of safety and hygiene standards. The Singapore Food Agency (SFA) is responsible for enforcing food safety and hygiene regulations for all food businesses in Singapore, including those that provide food delivery services. SFA conducts regular inspections and audits to ensure that all food safety regulations are being followed. In addition, the InfoComm Media Development Authority (IMDA) regulates the licensing of postal and courier services, which includes companies that provide parcel delivery services. IMDA is responsible for ensuring that these companies comply with all relevant laws and regulations pertaining to their operations.

The Land Transport Authority (LTA) is responsible for regulating the use of bicycles, e-bikes, and other personal mobility devices used for delivery services on public roads and footpaths. To ensure safety, the LTA has issued guidelines for the proper and safe use of these devices. On the other hand, the Ministry of Manpower (MOM) is responsible for regulating the employment practices of delivery companies. MOM ensures that delivery riders are treated fairly, and their rights and welfare are protected. Delivery riders are required to hold a valid work permit or employment pass and must comply with the MOM’s regulations.

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The Competition and Consumer Commission of Singapore (CCCS) is responsible for regulating competition in the food delivery industry to ensure that consumers have a variety of services to choose from and that prices remain competitive. The CCCS also ensures that businesses comply with fair trading practices and prevent anti-competitive behavior. On the other hand, the Personal Data Protection Commission (PDPC) is responsible for regulating the collection, use, and disclosure of personal data by delivery companies to safeguard the privacy of consumers. The PDPC ensures that businesses obtain consent before collecting and using personal data, and that they handle this data in a responsible and secure manner.

2.6 Key Growth Drivers Analysis

●	Covid-19 has helped form consumption habits and accelerated the penetration of quick commerce services. In response to the COVID-19 pandemic, social distancing and dining restrictions have accelerated the growth of quick commerce services. Governments in Southeast Asian countries, such as Malaysia and Singapore, have discouraged dine-in meals, particularly when the number of new cases increases. As a result, merchants have had to rely on online orders to compensate for the decrease in offline orders.

●	Advantages of geo-basis characterized by high density. Singapore had the third-highest population density in the world by the end of 2021, with 7,691 people per square kilometer. Despite this, Singapore is one of the most economically active regions globally, making it an ideal location for internet companies to operate. Firstly, Singapore’s accessibility for mass users is unparalleled, providing a robust user base for these companies. Additionally, the high population density in Singapore also facilitates efficient delivery services, allowing companies to meet their customers’ demands promptly.

●	The improvement of Internet infrastructure benefits the quick commerce platform. Singapore has been a pioneer in promoting internet usage, resulting in one of the world’s highest internet penetration rates and effective internet management. The COVID-19 pandemic has accelerated the adoption of digital financial services (DFS), which are expected to continue growing due to their convenience, cost-effectiveness, and enhanced security. As digital finance services (DFS) become more widely used, the potential customer base for quick commerce services has also expanded, as customers are able to pay their bills online. This trend is expected to continue, and it represents a significant opportunity for quick commerce services to tap into Singapore’s growing market for digital financial services (DFS).

2.7 Future Trend Analysis

●	New technologies will be adopted in the quick commerce industry. As new technologies continue to emerge, unmanned delivery vehicles are becoming more prevalent in certain scenarios. This trend is expected to reduce dispatchers’ burden and improve overall delivery efficiency. With the promising market size of quick commerce, an increasing number of companies are likely to get involved in the development and application of new delivery technologies. This will ultimately drive the growth and advancement of the industry as a whole.

●	Geographic competition among quick commerce platforms will be one of the most significant battlegrounds over the coming years. The competition among rival platforms for customers, restaurants, and drivers in each market is expected to persist, possibly resulting in more consolidation in the future. Additionally, platforms are expanding the range of services they offer, leading to a broader focus on new verticals beyond restaurants. This intense rivalry is further compounded by the success of specialized quick commerce apps that concentrate on a specific customer segment or cuisine type, which have emerged in recent years.

●	Quick commerce platforms are poised to generate profits at scale if they can unlock the logistics, operational requirements, and challenges of last-mile delivery. Many logistics platforms are now broadening their use cases and expanding their logistics networks to include new product categories, such as alcohol, pharmaceuticals, and groceries. This trend is likely to continue as platforms seek to improve their overall economic profiles by delivering higher-margin products that attract new customer segments and increase the average order value. By stacking deliveries, platforms can maximize the efficiency of each delivery run, which benefits both the platform and its customers. Additionally, this expansion into new categories positions the platforms to become service providers to businesses beyond restaurants, enabling them to offer their logistics services to a wider range of clients.

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3. COMPETITIVE LANDSCAPE OF MOBILITY AND QUICK COMMERCE MARKET IN SINGAPORE

3.1 Competitive Landscape of Mobility Industry

In Singapore, the mobility market is highly concentrated, with the top 5 players accounting for 95.2% of the market share. Currently, the main focus of competition among these groups is on improving service quality, increasing the number of vehicles, and expanding the range of services offered. For example, they are competing to offer promotional activities, increase the number of vehicles to reduce passenger waiting time, and expand the service area. In addition, they are also trying to cooperate with other companies, such as partnering with payment institutions to launch new payment methods and working with catering companies to develop delivery services. Government regulation of the ride-hailing industry is also a focus of competition, with the government implementing a series of regulations such as requiring all ride-hailing drivers to obtain a license, have a certain level of insurance, and undergo background checks to ensure safety, transparency, and compliance in the industry. According to Frost & Sullivan, The Group is fifth largest mobility group in Singapore in terms of GMV in 2022.

Source: Frost & Sullivan, Annual Report

Notes:

（1）	Company A is a publicly listed technology company that offers a range of services, including ride-hailing, food delivery, parcel delivery, and financial services, etc.

（2）	Company B is a technology company that provides a variety of on-demand services through its mobile app, including ride-hailing, food delivery, and digital payments.

（3）	Company C is a transportation company based in Singapore that operates a wide range of transportation services, including taxi services, private car rental, etc.

（4）	Company D is a Singapore-based mobility services company that uses blockchain technology for transparency and fairness.

3.2 Competitive Landscape of Quick Commerce Industry

Covid-19 had a significant positive impact on quick commerce market, which includes food delivery, grocery businesses, etc. During lockdown restrictions, there was a significant increase in the adoption of quick commerce services, as consumers turned to mobile platforms to get meals and groceries delivered to their homes. As a result, the players in the quick commerce market have seen an upward trend in terms of GMV in recent years. The quick commerce industry in Singapore is relatively concentrated, that top 10 groups contributed around 97.0% market share in terms of GMV in 2022. Company A is also the largest quick commerce group benefited from its large user pool, which contributed 46.2% market share in terms of GMV in 2022. According to Frost & Sullivan, the Group is one of the top 10 quick commerce groups in Singapore in terms of GMV in 2022.

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Business

OVERVIEW

Our mission is to positively impact the lives of all drivers through leveraging technology to better facilitate the movement of people and goods.

Our vision is to become a “Super mobility app” where multiple mobility tools can be accessed and function seamlessly out of a single app, offering ultimate convenience and reliability for our customers.

We believe that the key to the success of our platform is our large network of driver partners and consumers, proprietary technology, operational excellence, and service expertise, which together, help facilitate the movement of people and goods from one point to another. We currently only operate in Singapore and have no business operations outside of Singapore. Our core businesses are in the following segments:

(a)	Mobility. We provide on-demand and scheduled carpooling and ride-hailing services, matching riders to our driver partners.
(b)	Quick Commerce. We provide on-demand, scheduled, and multi-stop parcel delivery services.

Mobility

Our mobility business segment includes carpooling and ride-hailing.

Carpooling refers to services that connect riders with driver partners who provide rides in a variety of vehicles, such as cars of different seating capacities. Carpooling is about sharing rides and is provided via our RydePOOL service in our mobile app. We launched carpooling through our RydePOOL service in Singapore. RydePOOL allows real-time, on-demand bookings as well as advance bookings via our Schedule Pickup function, and only allows seating capacity for one rider per request, while riders may have to share their ride with other riders. Driver partners may also bring along up to one (1) friend or family member to sit in the front of the car during the trip.

Ride-hailing refers to services that connect riders with private-hire or taxi drivers, with the rider having the option to choose the type of ride from a variety of vehicles, such as cars of different seating capacities and make. We started off with only carpooling services, but ride-hailing services was a natural adjacency for us as we have the technology and the platform to enable it. Our ride-hailing services allow riders to determine the number of seats they require for the trip, and offers real-time, on-demand bookings as well as advance bookings and multi-stop options. We started to grow our offerings in this space and currently have the following different service offerings: RydeX, RydeXL, RydeLUXE, RydeFLASH, RydePET, RydeHIRE, and RydeTAXI services.

●	RydeX is our basic on-demand ride-hailing service, with rider capacity of between one (1) to four (4) people, and trips assigned to private hire or taxi drivers. No pets are allowed on RydeX trips.

●	RydeXL is our basic on-demand ride-hailing service should riders need a larger capacity of up to six (6) people. Trips are assigned to private hire drivers only, and no pets are allowed on RydeXL trips.

●	RydeLUXE is our premium service offering, with professional drivers helming either Alphard or Vellfire six (6)-seater vehicles, providing a more luxurious offering compared to Ryde XL.

●	RydeFLASH assigns our riders to either private hire, taxi drivers or carpool drivers, and riders pay for the number of seats of their choice, with the option of between one (1) to four (4) seats. Driver partners may bring along up to one (1) friend or family member to sit in the front of the car during the trip. We aim to provide RydeFLASH riders with the fastest ride option available, tapping driver partners from all three (3) fleet types.

●	RydePET is our household-pet-friendly transport option and is available to private hire and taxi drivers and allows up to two (2) riders, excluding pets, onboard. For pets, we allow a maximum of two (2) medium sized pets or one (1) large sized pet. An example of medium sized pets would be a Maltese or a Cat, and a large sized one would be a Golden Retriever. Other arrangements (at the driver partner’s discretion) are available as well.

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●	RydeHIRE allows our riders to hire drivers by the hour. Riders have the flexibility to visit multiple places in the city or run a few errands for example. Both four (4) or six (6)-seater vehicles are available for this option.

●	RydeTAXI offers our riders an option to book taxis that they would otherwise have had to flag down on the road. We offer four (4)-seater taxis on our platform and riders will pay metered taxi fares. When a rider books for RydeTAXI, the flag down fare and regular booking fees are applicable, and actual charges will vary among different taxi companies. All fees for Standard and/or Premium taxis follow that of the respective taxi company as well. As at the date of this prospectus, taxi drivers from all taxi companies in Singapore are eligible to apply to become a driver partner on our platform.[2]

The following table compares the different services we offer under our Mobility segment:

	RydePOOL	RydeX	RydeXL	RydeLUXE
Seating	1	1 to 4	1 to 6	1 to 6
Car type	Carpool, Private Hire and Taxi	Private Hire and Taxi	Private Hire	Private Hire
Shared ride	Yes	No	No	No
Pets	Not allowed	Not allowed	Not allowed	Not allowed

	RydeFLASH	RydePET	RydeHIRE	RydeTAXI
Seating	Pay per seat, 1 to 4	1 to 2	4 or 6 seater vehicle	1 to 4
Car type	Carpool, Private Hire and Taxi	Private Hire and Taxi	Private Hire	Taxi
Shared ride	No	No	No	No
Pets	Not allowed	Allowed	Not Allowed	Not allowed

Quick Commerce

Quick Commerce is a package delivery booking service, which enables driver partners to accept bookings for package delivery services through our driver partner app. Consumers can arrange for instant deliveries and cater for different package sizes. E-commerce, Food and Beverage businesses and social sellers can utilize our last mile delivery services to their customers as an option as well. We provide our quick commerce service through our RydeSEND offering, which comprises of real-time on-demand, scheduled, and multi-stop parcel delivery services.

RydeSEND offers delivery of up to six (6) destinations in a single trip. We send small items within 50 minutes of pickup and generally 30 minutes for each subsequent additional stop. Each stop only allows one (1) parcel to be delivered and the total weight limit is up to 8kg per delivery trip, and a size limit of 36,000cm3 (40cm x 30cm x 30cm).

2	This information was extracted from the Competition and Consumer Commission of Singapore, a media release and announcement titled “CCCS Releases Directions On Grab Following The Commencement of the Point-To-Point Transport Regulatory Framework (“P2P Regulatory Framework”)”, which can be accessed at: https://www.cccs.gov.sg/media-and-consultation/newsroom/media-releases/cccs-releases-directions-on-grab-20-nov-20, with the media release accessed on 20 April 2022. The Competition and Consumer Commission of Singapore has not provided its consent to the inclusion of the information cited and attributed to it in this document and therefore is not liable for such information. While our Company and underwriter have taken reasonable actions to ensure that the information is reproduced in its proper form and context and that the information is extracted accurately and fairly, none of our Company, underwriter or any other party has conducted an independent review of this information or verified the accuracy of the contents of the relevant information.

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We provide insurance through RydeSEND Guarantee. RydeSEND Guarantee provides compensation for delivery items in the case of loss or damage. Our liability for any loss of or damage to delivery Items is limited to the value of the delivery item(s) or S$100 per delivery trip, whichever is lower. One delivery trip is defined as a delivery order with one (1) unique trip identification number, which may include one (1) or more stops.

We believe that RydeSEND not only leverages but also increases the supply of driver partners on our platform. For example, RydeSEND enables Private Hire or Taxi drivers to increase their utilization and earnings by accessing additional demand for parcel delivery trips during periods when they are not ferrying riders. RydeSEND has also increased the pool of driver partners by enabling certain people who are not Private Hire or Taxi drivers or who do not have access to or qualify as rider transport vehicles to deliver parcels on our platform.

We use a proprietary algorithm-based routing system to optimize our routes, increasing delivery efficiency. Our multi-stop parcel delivery services offer merchants that need to dispatch multiple small items on demand, a convenient yet cost efficient delivery solution.

The following table summarizes the key features of our Quick Commerce service, RydeSEND:

RydeSEND
Number of stops	1 to 6
Car type	Private Hire, Taxi
Shared ride	Able to take on a maximum of three jobs at any one time
Fares	Varies based on distance, time, and additional delivery related cost
Weight Limit	Up to 8kg per delivery trip
Size Limit (L x W x H)	40cm x 30cm x 30cm
Guarantee	Up to S$100 per delivery trip

Consumer App Key Features

Consumers may comprise riders that utilize our mobility segment offerings, or users that utilize our delivery services via our quick commerce offering. The key to our app is the relevance of our mobility specific offerings to consumers’ lives. We want to be the first service provider that comes to the consumers’ mind when they have transportation related needs. At a touch of a button, consumers have access to various point to point transport and parcel delivery offerings on our platform through a single mobile application.

Tight knit integration across the offerings available through our platform provides, we believe, a consistently high-quality experience for consumers and encourages them to use more of the offerings on our platform. Integration across offerings on our platform also strengthens the app ecosystem, enabling the launch of new innovative service offerings. For example, linking deliveries and point to point transport offerings on our platform, we have enabled a unique driver partner to be able to provide both types of offerings. Further, linking insurance’s offerings on our platform, we have enabled a ride-based coverage, which provides consumers free insurance coverage during their trips and also serves as an outreach marketing tool for these insurance companies to promote brand awareness among our diverse consumer base.

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Payments

RydePay is our digital payments solution that allows users to pay and/or top-up by card and to pay by RydeCoins. We may enhance our RydePay offerings in the future, for example by allowing consumers to make online and offline electronic payments using their mobile wallet. We will enable consumers that do not have access to a bank account to add money to their mobile wallet through our network of driver partners, amongst other top up channels. RydePay will also enable our driver partners to receive digital payments for their services, which we expect will give them access to a larger consumer base, as well as save them the hassle and risk of having to handle cash payments.

RydeCoins offer a payment option in our app by using it as our own in-house payment token, exclusively usable within our platform for the services we offer, with a focus to incentivise customers and consumers for their loyalty through cashback via RydeCoins which may be utilised on future rides. Users can top up RydeCoins in their Ryde app using a variety of credit cards, with a top up limit of S$1,000 per transaction, and a minimum top up amount of S$5. The maximum amount a RydeCoin wallet can hold is S$1,000. As of the date of the prospectus, we do not accept bitcoin or any other form of cryptocurrency as a payment method for our services. RydeCoins are solely intended for use within our platform and are non-refundable and cannot be redeemed, exchanged, transferred or converted into cash or utilised for any transactions outside of our services. They are valid for six months from the last wallet transaction.

Subscription Plan

Ryde+ is a value subscription plan that unlocks savings across selected Ryde services for a fixed monthly fee. As at the date of this prospectus, Ryde+ is priced at S$19.99 (inclusive of GST) per month or S$49.99 (inclusive of GST) per quarter, with an auto-renewing payment for the convenience of our consumers. Ryde+ members enjoy benefits such as priority matching, that aims to reduce the amount of time it takes for them to be matched with a driver, unlimited ‘cashback’ by way of RydeCoins for ride-hailing, and deliveries, provided that certain conditions are met, and exclusive access to special deals provided by our partners. Consumers may use the “cashback” earned in the form of RydeCoins for their future trips.

To opt in, consumers must fulfil the minimum criteria set which is based on their rider ratings and cancellation ratings. By ensuring Ryde+ is only available to consumers with positive ratings, we aim to foster a respectable, like-minded, and safe Ryde community. Should riders’ ratings drop below the required threshold, they will not be eligible for the “cashback” bonuses until they take enough rides to pull up their ratings enough to qualify for benefits again.

Fees

The fee charged to our riders comprises:

1.	a platform fee per trip, that we believe is in line with the industry practice of similar companies;
2.	a base fare which is calculated by way of an algorithm;
3.	a standard fixed price for each additional stop made during a trip (if applicable); and
4.	toll charge (only applicable for ride-hailing and carpooling services)

We also implement a cancellation fee and waiting fee on our riders. These fees are appliable in two specific scenarios: firstly, if a rider cancels a trip within a stipulated timeframe upon being matched with a driver partner, and secondly, if a driver partner is obligated to wait for a duration exceeding a specified timeframe upon reaching the designated destination.

To enhance consumer attraction and retention, we offer incentives to both our Ryde+ members and non-Ryde+ members. Ryde+ members enjoy exclusive benefits, including trip bonuses, where they receive cashback in RydeCoins. This cashback is subject to a predetermined cap on the number of trips eligible for the bonus. Additionally, Ryde+ members also receive a predetermined percentage of unlimited cashback in RydeCoins for selected trips. On the other hand, non-Ryde+ members are also incentivized through our referral program. When existing consumers refer new consumers, they receive referral bonuses, the specific amount of which is determined by us, considering various factors and promotions. Furthermore, non-Ryde+ members receive a top-up bonus, where they are rewarded with additional RydeCoins upon topping up a specific amount on our platform. These incentives are designed to promote consumer engagement and loyalty.

To manage the challenges associated with our growing base of consumers while also increasing revenues, we provide cash incentives to our driver partners. These incentives and the amount awarded are contingent upon and determined by the number of trips they complete within their respective incentive cycles. By aligning driver incentives with the number of trips they complete, we are able to create a system which incentivizes our drivers to complete more trips which in turn contributes to further revenue for us. The incentive cycles commence when driver partners start utilizing the Ryde platform and conclude according to the specific number of days determined by us in our weekly strategic planning. They are performance-driven, meaning that the amount awarded is linked to the driver partners’ trip completion metrics. Once the criteria for earning the incentives have been met, we proceed to payout the incentives to our driver partners. This approach not only motivates driver partners to increase their trip count but also contributes to our revenue growth, as the increase in the number of completed trips signifies higher utilization rate of our services and thereby an increase in our consumer base, and in turn, an increase in revenue of the Company. In order to ensure that we maintain a profitable margin when implementing these incentives whilst maintaining an attractive reward structure for our driver partners, we carefully adjust the percentage of incentives provided to our driver partners during our weekly strategic meetings, factoring in our operational needs. To illustrate, our consumers fully cover toll charges, and the base fare for each trip is determined using an algorithm which is reviewed monthly to account for the basic costs associated, such as drivers’ operational expenses and overhead.

Insurance

We want to ensure that our riders have a safe ride, and to this end, we partnered with an insurance company to offer free insurance coverage for our riders during their trips. All passengers who are on the ride are eligible for the Accidental Death benefit. Only the Ryde user who opted-in for the complimentary cover and made the ride booking is eligible for the Loss of Identity Document and Emergency Assistance Benefit. Riders will be covered for every trip they take after they have opted-in for this complimentary cover. Each trip commences from the moment a rider boards the vehicle and ends at the drop-off point. As at the date of this prospectus, the insurance company will provide such free coverage till 30 June 2023.

There are three types of benefits under this complimentary cover:

●	Accidental Death Benefit;

●	Loss of Identity Documents; and

●	Emergency Assistance Benefit

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Business Profiles

Under our Business Profile offering, business users can track their business expenses by signing up with their work email address and manage their business rides via our app. We help business users claim their business expenses by consolidating their ride receipts and generating monthly statements.

Mobility User Interface for Consumers

Book a ride options	Book a ride options	Select Payment Type

Top-up Options	Trip in-transit	Trip in-transit

Rider Profile & Rating Page

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Quick Commerce User Interface for Consumers

RydeSEND Booking	RydeSEND Package info/Details	RydeSEND Payment Options

RydeSEND in-transit

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Driver Partner App Key Features

Our app for driver partners supports them across our mobility and quick commerce segments. Using the same mobile application, our driver partners are able to perform a variety of tasks including managing their profile and workflows, tracking their earnings and rewards, and accessing payment.

Our app for driver partners is integrated across our segments, enabling them to seamlessly switch between bookings for the mobility and quick commerce segments, optimizing their time more effectively. For example, a driver partner might begin his day delivering parcels, then move on to ferrying passengers to work, all done using the same driver partner app.

According to the Land Transport Authority of Singapore, Singapore’s road network connects all corners of the island with more than 9,000 land-km of roads and expressways. Our routing and mapping technologies allow us to add new or smaller streets and more localized points of interest to our maps, which improve the quality of our driver partners’ experience on our platform with more accurate routing and navigation. This enables shorter travel times and makes it easier to locate passengers, hence improving our driver partners’ productivity and earnings.

Safety of both our driver partners and consumers is of utmost importance to us. Our driver partners undergo a quick but thorough onboarding process, where they go through our safety and quality requirements and are trained on how to use the application to maximize their earnings as well as remain safe on the platform. We aim to continue raising the bar for safety, going beyond minimum requirements set forth by regulators. Our key initiatives include proof of valid driver licence, valid policy of insurance, and requirements for suitable and safe vehicles and engine size.

We have created a platform that allows drivers and passengers to communicate with each other during their journey. Additionally, we have included a feature called Smart Response, which offers suggested one-click responses to messages. We have also integrated safety measures such as Share Trip as well as Lost and Found features to help ensure the well-being of both drivers and passengers.

Furthermore, we have developed our own mobile telematics technology that uses data from a driver’s phone to gather location-based information and driving behavior. Our algorithms allow us to detect and manage incidents, identify risky driving patterns, and ultimately improve the safety of everyone involved.

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User Interface for Driver Partners

Driver partner Earnings and Bonus Page	Driver partner Rating and Profile Page	Service Options Page

Navigation Page	RydeSEND in-transit

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Network Effects and Platform Synergies

The foundation of our marketplace business is our network. We connect demand (riders) to supply (driver partners) and to ensure riders are allocated to the nearest, fastest driver partner available, a large hyperlocal network of both riders and driver partners is imperative for our business to thrive.

To create a liquidity network effect, we start by managing supply. We began in 2014 by onboarding driver partners through door-to-door recruitment drives and engaging drivers at carparks to build our initial network. We also created awareness among consumers by conducting roadshows and through the distribution of flyers at carparks, etc. Our strategy was to grow the number of driver partners to improve our market coverage, which will lead to lower average wait times, and attract more riders to our platform. More riders will lead to an increased number of trips and consequently higher driver partner utilization and earnings for the driver partners. This in turn will attract more driver partners and enable us to reduce fares for consumers through the effects of dynamic pricing. This virtuous cycle is important to us as there is a need to create the largest network liquidity possible in a particular geographical location in order for our business to function at its most optimal level.

We also experience benefits from having high network liquidity across different offerings on our platform as we are able to offer multiple service offerings to our customers. For example, driver partners offering carpooling and ride-hailing on our platform are able to deliver parcels through RydeSEND as well. A network liquidity effect plays a part in helping us increase our market share over time, as it makes our Mobility and Quick Commerce offerings more convenient and cost-competitive versus other forms of transportation, such as personal vehicle usage and ownership, or other types of delivery services.

We have built a network of over 100,000 driver partners and more than 900,000 registered riders. Our network becomes more intelligent with every additional trip as we analyze data and learn to operate more efficiently.

We intend to continue to provide new tools for our users that we believe will further strengthen our platform and existing offerings. We can easily launch, and scale new tools offered on our platform by leveraging on our existing network, technology, and service offering expertise. Each new tool adds nodes to our network and can strengthen these shared capabilities, allowing us to launch additional services more effectively. For example, RydeSEND (1) is used by many of our same customers who use our carpool and ride-hailing services (2) is built using our existing technology, and (3) has grown through the use of the same operation teams that built our carpool and ride-hailing services. Each new service or offering enables us to invest more efficiently because we share innovations and investments across our platform offerings. These synergies lower our costs and allow us to invest with scale that becomes increasingly efficient as we grow with each new service or offering.

Proprietary Technology

We have built proprietary marketplace and routing technologies. Our marketplace technologies use algorithms to predict demand, match riders and driver partners, and create dynamic pricing.

Intellectual Property

We recognize the importance of protecting and enforcing our intellectual property rights. We rely on a combination of contractual rights as well as intellectual property controls and procedures to protect our intellectual property rights. These include registering our trademarks and entering into confidentiality agreements, employee intellectual property assignment agreements, and licence agreements with our employees, suppliers and other parties.

As of April 28, 2023, we have one registered trademark and four pending trademark applications with the Intellectual Property Office of Singapore (“IPOS”). We cannot guarantee that any of our trademark applications will result in the registration of those trademarks.

We are the registered holder of two domain names, (“https://www.rydesharing.com” and “www.ryde.io”) and have full legal rights over all these domain names for the period for which such domain names are registered.

We generally control access to and use of our proprietary technology and other confidential information with internal and external policies, processes and controls, including network security and contractual protections with employees, contractors and other third parties.

Despite our various efforts to protect our proprietary rights, unauthorized parties may still copy or otherwise obtain and use our technology. In addition, as we face increasing competition and as our business grows, we could face allegations that we have infringed the trademarks, copyrights, patents, trade secrets or other intellectual property proprietary of third parties, including of our competitors, strategic partners, investors and other entities with whom we may share information or receive information from, and as a result may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

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Employees

Our human capital has scaled alongside the growth of our business. We had a total of approximately 17, 32 and 38 employees as of December 31, 2020, 2021 and 2022, respectively. The following table indicates the distribution of our employees by business and role as of June 30, 2023:

Function	Number of Employees
Operations	6
Finance and Human Resource and Administration	6
Technology Development	9
Product and Design	3
Business Strategy	3
Marketing and Business Development	7
Total	34

All our employees have entered into employment contracts with us. We do not employ a significant number of temporary staff and do not experience any significant seasonal fluctuation in the number of employees. None of our full-time employees are unionized. We hold regular employee meetings with employee representatives where suggestions and comments on various aspects of our Group are provided for us to consider making the appropriate adjustments and improvements. The increase in the number of employees over the last three financial years was to support the business expansion of our Group.

We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff as of the date of this prospectus.

Properties

Our corporate headquarters is located at 7500A Beach Road, #13-301A, The Plaza, Singapore 199591. Our lease agreement for our headquarters has a term that expires in January 2025. We do not foresee any issues with renewing our lease agreement in the near future. However, if for whatever reason, our lease agreement is not renewed, we do not foresee any issues relocating to an alternative location in Singapore that provide similar facilities.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Insurance

We maintain insurance coverage that we believe is relevant for our businesses and operations. Our insurance includes work injury compensation, director and officer liability insurance and complimentary insurance which provides exclusive coverage for riders using the Ryde platform in respect of a particular trip taken by our riders. Such complimentary insurance to riders who make trips using our Ryde platform consists of an accidental death benefit, coverage for the loss of identity documents, as well as an emergency assistance benefit in the event of an accident. Such insurance offered is specific to the foregoing instance only and does not purport to include any other insurance coverage. We cannot guarantee, however, that we will not incur any losses or be the subject of any claims that exceed the scope of the relevant insurance coverage. We reassess our insurance structure at each renewal, taking into account both insurance market conditions and the expansion and development of our business.

See “Risk Factors—Risks Relating to Our Business and Industry—We have insurance coverage provided by third parties, and we are subject to the risk that this may be insufficient or that insurance providers may be unable to meet their obligations.”

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Competition

We operate a technology platform that provides a range of ride-hailing, carpooling and delivery focused offerings in Singapore. Our vision is to be a super mobility app. The segments in which we operate are extremely competitive and are characterized by ever changing user preferences and frequent introductions of new offerings. We face competition in each of our segments from single market and regional competitors and single segment and multiple segment players. We compete to attract, engage, and retain driver partners and enable access to consumers based primarily on the following criteria:

●	Driver Partners. We compete based on, among others, our ability to provide flexible income opportunities, attractive earnings potential, in part due to our competitive commissions policy, and the quality of our driver partner community and work experience. We believe that we are positioned favorably, driven by the breadth of our support for driver partners, including technology-driven tools and services that enable them to increase their productivity and earnings. We focus on supporting our driver partners by providing them training and cash incentives which are contingent upon and determined by the number of trips they complete within their respective incentive cycles.

●	Riders and consumers. We compete to enable driver partners to be able to attract, engage and retain consumers based on, among other things, convenience, customer service, reliability and value of offerings on our platform. We believe we are positioned favorably based on safety, value, and quality of offerings on our platform. The integration of mobility focused offerings on our platform provides consumers with one-stop access to transport or delivery needs, differentiating us from many of our competitors. Please refer to the section entitled “Prospectus Summary—Our Competitive Strengths” of this Offer Document for further information.

Grab, Gojek, and taxi operators are key competitors in Singapore within the ride-hailing and point-to-point transport space. Generally, consumers accessing our platform have alternatives, including personal vehicle use, and other transportation options, for example public transport.

For additional information about the risks to our business related to competition, see the section titled “Risk Factors—Risks Relating To Our Business and Industry—We face intense competition across the segments and in the market we serve”.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which management believes, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

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Regulation

This section sets forth a summary of the most significant rules and regulations that affect our business activities in Singapore.

Our business operations are subject to the laws and regulations which are of general application in Singapore. The laws and regulations set out below are not exhaustive and are only intended to provide some general information to the investors and are neither designed nor intended to be a substitute for professional advice. Prospective investors should consult their own advisers regarding the implication of such laws and regulations.

Singapore

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is the principal legislation governing the safety, health and welfare of persons at work in workplaces. Among other things, the WSHA imposes a duty on every employer and every principal (which would include us) to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees, and any contractor, any direct or indirect subcontractor, and any employee employed by such contractor or subcontractor, when at work.

The general penalties for non-compliance with the WSHA include the imposition of fines up to the amount of S$500,000 in the case of a body corporate. Further or other penalties may apply in the case of repeat offences or specific offences under the WSHA or its subsidiary legislation.

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from 1 April 2019, the Singapore EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman) who is not employed in a managerial or executive position and who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

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Road Traffic Act 1961 of Singapore (“RTA”)

There are no laws in Singapore which specifically govern the provision of our quick commerce package delivery services in Singapore. However, certain rules under the RTA and its subsidiary legislation prohibit chauffeured private hire car drivers and taxi drivers from providing any courier pick-up and delivery service using their chauffeured private hire car or taxi, without the prior approval of the Registrar of Vehicles appointed under the RTA. Such requirements may apply to the driver partners who provide package delivery services under our quick commerce segment. We have, on behalf of our driver partners and subject to certain terms and conditions, obtained approval from the Registrar of Vehicles in respect to the provision of courier pick-up and delivery services by such driver partners. The penalties for non-compliance with the terms and conditions of the aforesaid approval include revocation of the approval.

Point-to-Point Passenger Transport Industry Act 2019

The Point-to-Point Passenger Transport Industry Act 2019 of Singapore (the “PPPTIA”) is intended to regulate the point-to-point passenger transport services industry in order to (a) to facilitate the delivery of safe, reliable, efficient and customer-focused point-to-point passenger transport services in Singapore; and (b) to enable the development and operation of innovative and accessible point-to-point passenger transport services which contribute to the mobility and safety of people in Singapore.

It is the principal piece of legislation that covers the ride-hailing booking services provided by us including RydePOOL, RydeX, RydeXL, RydeLUXE, RydeFLASH, RydePET, RydeHIRE and RydeTAXI. Licensees are required to, among other things, comply with the conditions set out in their licences, and to comply with any directions, codes of practice and/or emergency directives issued by the Land Transport Authority of Singapore. We have obtained the relevant licences under the PPPTIA to provide our car pooling and ride hailing booking services in Singapore.

Additionally, ride-hailing licensees under the PPPTIA are required to ensure that the ride-hailing fares associated with their services are consistent with the pricing policies put in place by the Public Transport Council of Singapore.

Under the conditions of the licences granted to us under the PPPTIA, we are also required to ensure that our driver partners are compliant with certain legislative requirements relating to motor vehicle insurance and public service vehicle licencing.

The penalties for non-compliance with the conditions of the licences granted under the PPPTIA include revocation or suspension of the licences and/or the imposition of financial penalties up to the amount of 10% of the licensee’s annual turnover or S$100,000 per instance of non-compliance.

The penalties for non-compliance with the pricing policies put in place by the Public Transport Council of Singapore include the imposition of fines up to the amount of S$100,000 and/or imprisonment for a term of up to six months.

Payment Services Act

The Monetary Authority of Singapore (“MAS”) regulates persons who carry on the business of providing certain regulated payment services in Singapore under the Payment Services Act 2019 which came into force on January 28, 2020 (the “PS Act”). Unless excluded or exempted, a person must obtain and have in force the relevant licence to carry on a business in providing regulated payment services under the PS Act, namely, account issuance service, e-money issuance service, domestic money transfer service, cross-border money transfer service, merchant acquisition service, digital payment token service, and money-changing service.

In addition to the foregoing, the Payment Services (Amendment) Bill was passed in parliament in 2021 but has not come into force yet.

Under the PS Act, licensees may generally be subject to obligations relating to general approval requirements for changes of control and the appointment of the CEO and directors, general notification and record-keeping requirements, audit requirements, base capital requirements, anti-money laundering requirements, the requirement to furnish security (for a major payment institution), the requirement to safeguard customer monies (for certain major payment institutions), and other applicable requirements. Licensees are expected to implement certain systems, processes and controls in line with the various notices and guidelines published by the MAS, including without limitation the MAS’ Guidelines on Risk Management Practices – Technology Risk applicable to financial institutions in Singapore. Non-compliance with the above could potentially result in penalties under the PS Act including revocation or suspension of the licence, civil damages claims, and criminal penalties for the respective licensee and/or its officers including fines with potential for additional amounts for ongoing non-compliance, for the duration of the non-compliance, and (in the case of officers) imprisonment, for each offence.

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Personal Data Protection Act 2012

Data Protection Obligations

The Personal Data Protection Act 2012 of Singapore (“PDPA”) establishes the baseline regime for the protection of personal data in Singapore. The PDPA applies to all organizations that collect, use, disclose, and/or process personal data. The PDPA is administered and enforced by the Personal Data Protection Commission (“PDPC”). In this regard, “personal data” as defined under the PDPA refers to data, whether true or not, about an individual who can be identified from that data or other information to which the organization has or is likely to have access to.

An organization is required to comply with, amongst other things, the data protection obligations prescribed by the PDPA, which may be summarized as follows:

(a)	Consent obligation – the consent of individuals must be obtained before collecting, using, disclosing and/or processing their personal data, unless an exception applies. Additionally, an organization must allow the withdrawal of consent by an individual which has been given or is deemed to have been given;

(b)	Purpose limitation obligation – personal data must be collected, used, disclosed, and/or processed only for purposes that a reasonable person would consider appropriate in the circumstances, and if applicable, have been notified to the individual concerned;

(c)	Notification obligation – individuals must be notified of the purposes for the collection, use, disclosure, and/or processing of their personal data, prior to such collection, use, disclosure, and/or processing;

(d)	Access and correction obligations – when requested by an individual and unless an exception applies, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year, and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization;

(e)	Accuracy obligation – an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used by the organization to make a decision affecting the individual to whom the personal data relates or if such data is likely to be disclosed to another organization;

(f)	Protection obligation – an organization must implement reasonable security arrangements to protect personal data in its possession or under its control from (i) unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks, and (ii) the loss of any storage medium or device on which personal data is stored;

(g)	Retention limitation obligation – an organization must anonymize or must not keep personal data for longer than it is necessary to fulfill; (i) the purposes for which it was collected, or (ii) a legal or business purpose;

(h)	Transfer limitation obligation – personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA. In this regard, an organization must ensure that the recipient of the personal data in that country outside Singapore is bound by legally enforceable obligations to provide the transferred personal data a standard of protection that is at least comparable to the protection under the PDPA;

(i)	Accountability obligation – an organization must implement the necessary policies and procedures in order to meet its obligations under the PDPA, communicate and inform their staff about these policies and procedures, as well as make information of such policies and procedures available on request. In addition, an organization must develop a process to receive and respond to data-related complaints, and must designate at least one individual as the data protection officer to oversee the organization’s compliance with the PDPA;

(j)	Data breach notification obligation - an organization must notify the PDPC and/or the affected individuals if it has suffered a data breach that meets the notification thresholds prescribed under the PDPA (i.e. the data breach is or is likely to be of significant scale, or has caused or is likely to cause significant harm to the affected individuals). The organization is expected to expeditiously assess the severity of the breach, and the timeline to notify the PDPC is 3 calendar days of the organization assessing that a notification threshold has been met; and

(k)	Data portability obligation – the data portability obligation (which is not yet in force as at the date of this prospectus) grants individuals with an existing direct relationship with an organization the right to request for a copy of their personal data to be transmitted in a commonly used machine-readable format to another organization which has a business presence in Singapore. The exact scope and applicability of this right will be delineated by the relevant regulations and guidelines to be published by the PDPC.

The maximum financial penalty that can be imposed on organizations is S$1 million, or 10% of the organization’s annual turnover in Singapore, whichever is higher. The severity of the penalties will be assessed based on, amongst other things, the amount of personal data involved, and the degree of harm caused to individuals.

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Management

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Zou Junming Terence	49	Chairman of the board of directors and chief executive officer
Lang Chen Fei	42	Chief financial officer
Tan Ting Yong	60	Non-executive Director appointee
Khoo Su Nee Joanne	49	Independent Non-executive Director appointee
Poon Wai Hong	47	Independent Non-executive Director appointee
Venkata Subramanian s/o Sreenivasan	65	Independent Non-executive Director appointee

Mr. Zou Junming Terence, Chairman of the board of directors and chief executive officer

Mr. Terence Zou, our founder, has served as the Chief Executive Officer of Ryde Technologies Pte. Ltd. since its inception in September 2014. He is the chairman of the board of directors and chief executive officer of our Group. Mr. Zou is an accomplished leader with a wealth of experience in strategic development and day-to-day operations. Prior to founding our Group, Mr. Zou held senior positions in investment and finance, including serving as an Investment Director at Newfields Capital from 2011 to 2013 and a Vice President at 3V SourceOne Capital from 2009 to 2011. He also served as a commander for the Republic of Singapore Navy from 1999 to 2007, where he honed his leadership skills and developed a deep sense of commitment to excellence. Mr. Zou is a highly educated professional, with an MBA from Harvard Business School, a Master of Science from the Massachusetts Institute of Technology, and a Bachelor of Science from The London School of Economics.

Mr. Lang Chen Fei, Chief financial officer

Mr. Lang is currently the Chief financial officer of our Group, overseeing key financial aspects of our Group, including financial reporting, forecasting and budgeting, taxation and implementing accounting control systems. Mr. Lang was formerly a financial controller at Oxley Holdings Ltd from 2019 to 2021 and a financial controller at Edition Limited from 2018 to 2019. Prior to that, he was a group accounts manager at Amara Holdings Ltd from 2015 to 2018 and an audit manager at Baker Tilly TFW LLP from 2008 to 2015. Mr. Lang holds a Bachelor of Accounting degree from Multimedia University, Malaysia. He is also a member of the Institute of Singapore Chartered Accountants since 2017 and a member of the Malaysian Institute of Accountants since 2011.

Mr. Tan Ting Yong, Non-executive Director

Mr. Tan Ting Yong will begin serving as our Non-executive Director immediately upon the effectives of our registration statement on Form F-1. Mr. Tan is currently serving as an investment director at Octava Pte. Ltd., a family office based in Singapore that has multiple investments across diverse industries, focusing mainly on real estate investment, property development, financial technology and artificial intelligence of machine learning, where he oversees Octava’s investment portfolio, evaluates new investment opportunities and strategizes growth initiatives. Prior to that, Mr Tan. worked in DBS Bank Ltd. as part of their Investment Banking Group where he headed the Transportation and Logistics Team from 1999 to 2000 and the Electronics Team from 1999 to 2000. Mr. Tan holds a Master of Business Administration degree (major in Banking and Finance) as well as a Bachelor of Engineering degree (Electrical and Electronics Engineering) from the National University of Singapore. Mr. Tan has also obtained the Chartered Financial Analyst designation.

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Ms. Khoo Su Nee, Joanne, Independent Non-Executive Director, Chair of Audit Committee

Ms. Joanne Khoo will begin serving as our independent Director immediately upon the effectives of our registration statement on Form F-1, of which this prospectus forms a part of. Ms. Khoo will serve as chairman of the Audit committee and as a member of the Compensation and Nomination committees.

Ms. Khoo has over 26 years of experience in investment banking, corporate finance, capital markets and business advisory services. Ms. Khoo started her career at PricewaterhouseCoopers in January 1997 and her last position was senior associate in February 2000. From May 2000 to August 2004, she worked at Stone Forest Consulting Pte Ltd., a business advisory company, and her last position was an assistant manager. She was responsible for providing consultancy services including IPO advisory, working capital consulting, business turnaround and profit improvement. Ms. Khoo worked in the corporate finance industry at several companies, which include (i) Hong Leong Finance Limited from September 2004 to November 2005 as an assistant vice president; (ii) Phillip Securities Pte Ltd. from November 2005 to January 2008 as an assistant vice president; and (iii) Canaccord Genuity Singapore Pte. Ltd. (formerly known as Collins Stewart Pte. Limited) from February 2008 to October 2012 with her last position as a director. She founded and has acted as an executive director of Bowmen Capital Private Limited, a management consultancy company, since February 2013. From October 2019 to April 2020, she also served as a director of PayLinks Pte. Ltd., a financial service company.

Ms. Khoo served as an independent director of Kitchen Culture Holdings Limited (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5TI)) from October 2012 to February 2019. Since January 2014, she has served as an independent director of Teho International Inc Ltd. (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5OQ)). Ms. Khoo served as an independent director of Excelpoint Technology Ltd. (a company listed on the main board of the Singapore Exchange Limited (stock code: SGX:BDF)) from September 2016 to April 2022. She has also served as an independent non-executive director of Xamble Group Limited (a company listed on The Australian Securities Exchange (stock code: ASX:XGL)) since July 2017. Since June 2020, she has also served as an independent non-executive director of ES Group (Holdings) Limited (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5RC)). Since January 2022, she has also served as an independent non-executive director of JE Cleantech Holdings Ltd (a company listed on Nasdaq (stock code: NASDAQ:JCSE)).

Ms. Khoo obtained a Bachelor of Business degree in Accountancy from Royal Melbourne Institute of Technology in November 1997. She was admitted as a Certified Public Accountant of the CPA Australia in October 1999 and a Chartered Accountant of the Malaysian Institute of Accountants in July 2000. Ms. Khoo was a member of the Women Corporate Directors from September 2018 to June 2019.

Mr. Poon Wai Hong, Independent Non-executive Director, Chair of Compensation Committee

Mr. Poon will begin serving as our independent Director immediately upon the effectives of our registration statement on Form F-1, of which this prospectus forms a part of. Mr. Poon will serve as chairman of the Compensation committee and as a member of the Audit and Nomination committees.

Mr. Poon has over 20 years of experience involved in various parts of the Singapore capital market. Mr. Poon is currently the Co-founding Director and Chief Products Office at DC Frontiers Pte Ltd since 2011. DC Frontiers Pte Ltd is a Singapore headquartered Data Tech company focused on disrupting the Know Your Customer industry using Artificial Intelligence. Mr. Poon is also serving as a member of the Catalist Approval Committee of SAC Capital Private Limited since 2011. Prior to that, Mr. Poon started his career with Singapore Exchange Ltd (“SGX”) in 2000 and he has been involved in all facets of the business from listing promotion to listed issuer engagement. He was an equity analysis of CLSA Pte Ltd (“CLSA”) from 2007 to 2008. From 2008 to 2011, he served as a member of the SGX Catalist Regulation team.

Mr. Venkata Subramanian s/o Sreenivasan (“Ven Sreenivasan”), Independent Non-executive Director, Chair of Nominations Committee

Mr. Sreenivasan will begin serving as our independent Director immediately upon the effectives of our registration statement on Form F-1, of which this prospectus forms a part of. Mr. Sreenivasan will serve as chairman of the Nominations committee and as a member of the Audit and Compensations committees.

Mr. Sreenivasan began his career in 1987 with the government service as an economist/industry analyst at the National Productivity Board, a unit of the Ministry of Trade & Industry. From 1993 to 2017, for a period of nearly 25 years, he was the Senior Correspondent and News Editor for the Business Times (“BT”) specializing in coverage of economic, corporate and financial markets, including breaking news, interviews, features and analysis. He also produced major featured columns which include The Business Times’ Raffles Conversation series and Hock Lock Siew. He also contributed to the Editorial/Leader columns and was BT’s main aviation correspondent from 2000, covering the sector which included policies and players (airports, airlines and authorities). In addition, he completed a stint as BT’s Malaysia based correspondent in 1996 and was also BT’s motoring columnist during the 1997-2000 period.

He was considered one of the leading writers in the newsroom and was responsible for newsroom management and editorial oversight, managing and overseeing corporate/financial news team of 40 journalists at the financial daily. He also wrote columns on markets, companies and aviation at the same time.

From 2017 to present, he has been appointed as Executive Editor, SPH Radio & Associate Editor, Straits Times of Singapore Press Holdings. He helped establish MoneyFM 89.3, Singapore’s first and only financial radio station and coached the team presenters and producers. He has been instrumental with programming and content, sourcing of guests and market experts and maintain oversight on quality and accuracy of content. He also assisted the Straits Times Business team, providing guidance and oversight on stories and providing story tips. Since 2021, he has also served as an independent non-executive director of Medinex Limited.

He produces a weekly column where a wide range of topics ranging from economics, business, corporate and financial markets are covered.

He holds a Degree in Economics & Political Science from Brandon University and a Masters Degree of Arts from the University of Manitoba. In addition, he holds a Graduate Diploma in Financial Management from the Singapore Institute of Management.

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Board of Directors

Our board of directors will consist of five directors, three of them will be independent Directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. A director may not vote in respect of any contract or transaction or proposed contract or transaction that he may be interested therein, but he may be counted in the quorum of any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. Our board of directors may exercise all of the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

As a Cayman Islands company listed on the NYSE American, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters rather than complying with NYSE American corporate governance standards. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. However, to enhance our corporate governance, we elect to follow NYSE American corporate governance standards and have a majority of our board comprised of independent directors.

Committees of the Board

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominations committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ms. Khoo Su Nee, Joanne, Mr. Poon Wai Hong and Mr. Venkata Subramanian s/o Sreenivasan, and will be chaired by Ms. Khoo Su Nee, Joanne. Our board of directors has determined that each such member satisfies the “independence” requirements of Rule 803(A)(2) of NYSE American LLC Company Guide and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the NYSE American and SEC requirements within one year of the completion of this offering. Our board of directors has also determined that Ms. Khoo Su Nee, Joanne qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the NYSE American. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

●	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	periodically reviewing and reassessing the adequacy of our audit committee charter;

●	meeting periodically with the management and our internal auditor and our independent registered public accounting firm;

●	reporting regularly to the full board of directors;

●	reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

●	such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

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Compensation Committee. Our compensation committee will consist of Mr. Poon Wai Hong, Ms. Khoo Su Nee, Joanne and Mr. Venkata Subramanian s/o Sreenivasan, and will be chaired by Mr. Poon Wai Hong. Our board of directors has determined that each such member satisfies the “independence” requirements of Rule 803(A)(2) of NYSE American LLC Company Guide. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our chief executive officer;

●	reviewing the total compensation package for our employees and recommending any proposed changes to our management;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing annually and administering all long-term incentive compensation or equity plans;

●	selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominations Committee. Our nominations committee will consist of Mr. Venkata Subramanian s/o Sreenivasan, Ms. Khoo Su Nee, Joanne and Mr. Poon Wai Hong, and will be chaired by Mr. Venkata Subramanian s/o Sreenivasan. Our board of directors has determined that each such member satisfies the “independence” requirements of Rule 803(A)(2) of NYSE American LLC Company Guide. The nominations committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominations committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

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Terms of Directors and Executive Officers

Each of our directors holds office until the expiration of his or her term, as may be provided in a written agreement with our company, and his or her successor has been elected and qualified, until his or her resignation or until his or her office is otherwise vacated in accordance with our articles of association. At each annual general meeting one-third of the directors for the time being shall retire from office by rotation. However, if the number of directors is not a multiple of three, then the number nearest to but not less than one-third shall be the number of retiring directors. A retiring director shall be eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors. Our directors may be appointed or removed from office by an ordinary resolution of shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally; (ii) dies or is found to be or becomes of unsound mind and the board of directors resolves that his office be vacated; (iii) resigns; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by operation of law from being or ceases to be a director; (vi) is removed from office by the requisite majority of the directors or otherwise pursuant to our amended and restated memorandum and articles of association then in effect; or (vii) has been required by the NYSE American to cease to be a director. The compensation of our directors is determined by the board of directors. There is no mandatory retirement age for directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitment of any continued material breach of the terms and conditions of the employment, conviction of a criminal offense (other than one which in the reasonable opinion of the board of our Company does not affect the executive’s position), fraud, dishonesty, misconduct or willful neglect of his duties. An executive officer may terminate his employment at any time with a three-month prior written notice. Each executive officer has agreed to devote the whole of his time and attention during normal hours of work of the Company to discharge of his duties.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to disclose, use, copy, reproduce, exploit, divulge or communicate to any person any trade secret or any information concerning the business or financial arrangements or position of the Group or any of the dealings, transactions or affairs of the business of the Group. Each executive officer has also agreed to disclose in confidence and full details to us all intellectual property, including but not limited to patents, trademarks, unregistered designs, utility models, copyrights, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information, know-how, research effort, moral rights and other intellectual property and rights (the “Intellectual Property”) that are relating to or capable of being used in the business of the Company, which they discovered or participated in the making or discovery during the executive officer’s employment with us. Such Intellectual Property shall be the absolute property of the Company and the Company shall assign its rights to such Intellectual Property to a member of the Group or any company that the Company agrees to assign to. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement, he will not, directly or indirectly, either on his own account or in conjunction with or on behalf of any other person, without prior written consent of the Company: (i) within the territory of Singapore and any other jurisdiction the Group may have business when the employment is terminated, engaged or concerned in any capacity or otherwise carry on any business similar to or in competition with the Group and with which the executive officer was involved in the course of his employment during the period of 12 months prior to the termination of his employment, (ii) solicit or entice away or attempt to solicit or entice away from the Group the custom of any of the Group’s customer, client, agent, distributor or correspondent or in the habit of dealing with the Group with whom the executive officer had substantial contact in the course of his employment during the period of 12 months prior to the termination of his employment, or (iii) solicit, entice away from, or interfere with the Group’s employment relationship with any person who has been employed or engaged by the Group with whom the executive officer had dealings in the course of his employment during the period of three months prior to the termination of his employment.

We have entered into indemnification agreements with our directors, pursuant to which we will agree to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

Compensation of Directors and Executive Officers

In 2022, we paid an aggregate of S$326,000 (US$243,000) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our Singapore subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan(s)

We have adopted the Share Incentive Plan, or the Plan, to attract and retain best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. Under the Plan, the maximum aggregate number of Shares which may be issued pursuant to all awards (including incentive share options) are 1,842,413 shares, representing 10% of the number of fully-diluted shares outstanding as of the date of our Company’s initial public offering, or after our Company’s initial public offering, to represent 10% of the number of fully-diluted shares outstanding as of December 31 of the preceding calendar year, as the case may be.

We have also established an employee share option scheme (the “Scheme”) pursuant to which the right to subscribe for Class A Ordinary Shares may be granted to employees of the Company, its subsidiaries and affiliates who meet the eligibility criteria in accordance with the rules of the Scheme. The Scheme will subsist from 14 September 2023 till the date of the listing of the Company on a securities exchange or till the date on which the Scheme is terminated by the board of directors of the Company, whichever is earlier.

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Principal Shareholders

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

The following table sets forth information concerning the beneficial ownership of our Class A and Class B Ordinary Shares by:

●	each of our directors, director appointees and executive officers; and
●	each person known to us to beneficially own more than 5% of our ordinary shares;

The calculations in the table below are based on 16,113,443 ordinary shares on an as-converted basis issued and outstanding as of the date of this prospectus, including 12,571,043 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares.

	Ordinary Shares Beneficially Owned As of the Date of This Prospectus						% of Aggregate Voting Power As of the Date of This Prospectus†
	Class A Ordinary Shares			Class B Ordinary Shares
	Shares	%	% of Voting Power	Shares	%	% of Voting Power
Directors and Executive Officers:
Zou Junming Terence	-	-	-	2,177,175	13.51	45.36	45.36
Lang Chen Fei	25,000	0.16	0.05	-	-	-	0.05
Tan Ting Yong	-	-	-	-	-	-	-
Khoo Su Nee Joanne	-	-	-	-	-	-	-
Poon Wai Hong	-	-	-	-	-	-	-
Venkata Subramanian s/o Sreenivasan	-	-	-	-	-	-	-
All Directors and Executive Officers as a Group	25,000	0.16	0.05	2,177,175	13.51	45.36	45.41
Principal Shareholders:
DLG Ventures Pte. Ltd.(1)	6,665,513	41.37	13.88	1,365,225	8.47	28.45	42.33
Tan Choon Ming	1,159,113	7.19	2.42	-	-	-	2.42
All Directors and Executive Officers as a Group, and Principal Shareholders	7,849,626	48.72	16.35	3,542,400	21.98	73.81	90.16

†	For each person or group included in this column, percentage of total voting power represents voting power based on Class A and Class B Ordinary Shares held by such person or group with respect to all outstanding shares of our Class A and Class B Ordinary Shares as a single class. Each holder of our Class A Ordinary Shares is entitled to one vote per share. Each holder of our Class B Ordinary Shares is entitled to 10 votes per share. Our Class B Ordinary Shares are convertible at any time by the holder into Class A Ordinary Shares on a one-for-one basis, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

(1)	DLG Ventures Pte. Ltd. is beneficially owned by Joseph Tey Wei Jin (33.36%), Lee Kok Leong (33.32%) and Pang Sze Khai (33.32%).

The calculations in the table below are based on 18,424,132 ordinary shares on an as-converted basis issued and outstanding immediately after the completion of this offering, including 14,881,732 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares, assuming the underwriter does not exercise their over-allotment option.

	Ordinary Shares Beneficially Owned Immediately After This Offering						% of Aggregate Voting Power Immediately After This Offering†
	Class A Ordinary Shares			Class B Ordinary Shares
	Shares	%	% of Voting Power	Shares	%	% of Voting Power
Directors and Executive Officers:
Zou Junming Terence	-	-	-	2,177,175	11.82	43.28	43.28
Lang Chen Fei	25,000	0.14	0.05	-	-	-	0.05
Tan Ting Yong	-	-	-	-	-	-	-
Khoo Su Nee Joanne	-	-	-	-	-	-	-
Poon Wai Hong	-	-	-	-	-	-	-
Venkata Subramanian s/o Sreenivasan	-	-	-	-	-	-	-
All Directors and Executive Officers as a Group	25,000	0.14	0.05	2,177,175	11.82	43.28	43.33
Principal Shareholders:
DLG Ventures Pte. Ltd.(1)	6,665,513	36.18	13.25	1,365,225	7.41	27.14	40.39
Tan Choon Ming	1,159,113	6.29	2.30	-	-	-	2.30
All Directors and Executive Officers as a Group, and Principal Shareholders	7,849,626	42.61	15.6	3,542,400	19.23	70.42	86.02

†	For each person or group included in this column, percentage of total voting power represents voting power based on Class A and Class B Ordinary Shares held by such person or group with respect to all outstanding shares of our Class A and Class B Ordinary Shares as a single class. Each holder of our Class A Ordinary Shares is entitled to one vote per share. Each holder of our Class B Ordinary Shares is entitled to 10 votes per share. Our Class B Ordinary Shares are convertible at any time by the holder into Class A Ordinary Shares on a one-for-one basis, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
(1)	DLG Ventures Pte. Ltd. is beneficially owned by Joseph Tey Wei Jin (33.36%), Lee Kok Leong (33.32%) and Pang Sze Khai (33.32%).

As of the date of this prospectus, we do not have any Class A Ordinary Shares outstanding that were held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our securities that have resulted in significant changes in ownership held by our major shareholders.

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Related Party Transactions

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by the board of directors of the Company (or its predecessors). Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentive Plan(s)

See “Management — Share Incentive Plan(s).”

Other Related Party Transactions

In December 2021, Ryde Tech entered into a shareholders loan agreement with DLG, with a principal amount of S$2,000,000. The actual drawdown amount was S$500,000. The interest rate is 6% per annum accrued on a daily basis. The loan has been fully repaid in February 2022.

In March 2023, Ryde Tech entered into a shareholders loan agreement with DLG with a principal amount of S$2,000,000. The interest rate is 12% per annum accrued on a daily basis. As of the date of this prospectus, the actual drawdown amount was S$2,000,000. The loan, together with interest accruing, shall be repaid on March 2024, being 12 months after the first date on which the relevant drawdown amount was disbursed to us. The loan ranks above all of our indebtedness due to or owing under to (i) certain investors who entered into an exchangeable loan agreement dated February 7, 2022; and (ii) our other unsecured creditors.

For the years ended December 31, 2021 and 2022, significant transactions with DLG were as follows:

	Year ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Interest expense on note from a shareholder	1	5	4

For the six months ended June 30, 2022 and 2023, significant transactions with DLG were as follows:

	Six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Interest expense on note from a shareholder	5	4	3

As of December 31, 2021 and 2022, the significant balances with DLG were as follows:

	As of December 31,
	2021	2022	2022
	S$	S$	US$

Other payables - related parties
Note from a shareholder	500	-	-

As of December 31, 2022 and June 30, 2023, the significant balances with DLG were as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	S$	S$	US$

Other payables - related parties
Note from a shareholder	-	2,000	1,479

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Description of Share Capital

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (2023 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital for Ryde Group Ltd is US$50,000 divided into 250,000,000 shares of nominal or par value US$0.0002 each, comprising of (i) 175,000,000 Class A Ordinary Shares of nominal or par value of US$0.0002 each; and (ii) 75,000,000 Class B Ordinary Shares of nominal or par value US$0.0002 each.

As of the date of this prospectus, we have 12,571,043 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our founder, chairman of the board of directors and chief executive officer, Mr. Terence Zou, and DLG Ventures Pte. Ltd. (“DLG”) will beneficially own all of our then issued and outstanding Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 19.2% of our total issued and outstanding share capital immediately after the completion of this offering and approximately 70.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming that the underwriter does not exercise their option to purchase additional Class A Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each holder of our Class A Ordinary Share is entitled to one vote per share. Each holder of our Class B Ordinary Share is entitled to 10 votes per share. Our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B Ordinary Shares are convertible into Class A Ordinary Shares on a one-for-one. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Our Post-Offering Memorandum and Articles of Association

Our shareholders have adopted a third amended and restated memorandum and articles of association (adopted by special resolution dated 14 September 2023), which we refer to below as our post-offering memorandum and articles of association, and this memorandum and articles of association is effective currently and shall remain in effect after the date of the Company’s listing on the NYSE American. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. Each Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings and each Class B Ordinary Share shall entitle the holder thereof to 10 votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares at the option of the holders thereof at any time, while Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

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Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A Ordinary Share shall be entitled to one vote and each Class B Ordinary Share shall be entitled to 10 votes on all matters subject to the vote at general meetings of our Company. Voting at any meeting of shareholders is by show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding and issued ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least ten days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at the general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

●	the ordinary share transferred is free of any lien in favor of the Company; and

●	a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

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If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of NYSE American, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the Company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class may be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a resolution passed by not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent out of available authorized but unissued ordinary shares.

Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

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Our board of directors may issue preferred shares without action by our shareholders to the extent out of authorized but unissued preferred shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to the provisions of this article. Without prejudice to the foregoing, if the provision in this article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

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The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholder);

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained;

●	an act purports to abridge or abolish the individual rights of a shareholder; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we expect to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

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Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

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Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

On September 14, 2023, shareholders’ resolutions were passed to authorize the sub-division of each of the Company’s issued and unissued shares into 2.5 Ordinary Shares such that the authorized share capital of the Company was changed from US$50,000 divided into 100,000,000 Ordinary Shares of a nominal or par value of US$0.0005 each, comprising 70,000,000 Class A Shares of a nominal or par value of US$0.0005 each, and 30,000,000 Class B Shares of a nominal or par value of US$0.0005 each to US$50,000 divided into 250,000,000 Ordinary Shares of a nominal or par value of US$0.0002 each, comprising 175,000,000 Class A Shares of a nominal or par value of US$0.0002 each, and 75,000,000 Class B Shares of a nominal or par value of US$0.0002 each.

In September 2023, we issued an aggregate of 4,411,878 Class A Ordinary Shares, comprising (i) 1,155,350 Class A Ordinary Shares issued to several investors pursuant to an exchange of their exchangeable loans under the exchangeable loan agreement dated 7 February 2022 entered into between them and Ryde Technologies Pte. Ltd. as subsequently amended, (ii) 2,086,561 Class A Ordinary Shares issued to certain consultants of the Company in consideration for the provision of services to the Company in connection with the listing, (iii) 1,131,715 Class A Ordinary Shares issued to certain employees of the Company pursuant to the Scheme, (iv) 38,251 Class A Ordinary Shares issued to certain Meili Noteholders pursuant to an exchange of their exchangeable notes under the exchangeable note subscription agreement dated 12 April 2023 entered into between them and Ryde Technologies Pte. Ltd, and (v) two 0.5 Class A Ordinary Shares issued to certain existing shareholders in consideration of an aggregate sum of US$0,0002 to ensure that no fractional shares are held by any shareholder. Other than the aforementioned issuance of securities and the issuance of securities in connection with the reorganization, we have not issued any securities in the past three years.

Investor Rights Agreement

We entered into the investor rights agreement on May 5, 2023 with our shareholders, which consist of holders of Class A Ordinary Shares and Class B Ordinary Shares. The parties had, on September 14, 2023, agreed to amend references in the investor rights agreement to “NASDAQ”, to “NYSE American”. The investor rights agreement provides for certain shareholders’ rights, including information rights, preemptive rights in issue of new shares, right of first offer and drag along rights, and contains provisions governing our board of directors and other corporate governance matters. The investor rights agreement shall continue in force without limit in point of time until (a) terminated in accordance with the provisions of the investor rights agreement, (b) by agreement of all of the shareholders of the Company who are party to the investor rights agreement in writing, or (c) upon the initial public offering of the shares of the Company on the NYSE American, whichever is the earliest.

Shares Eligible For Future Sale

Upon completion of this offering, we will have Class A Ordinary Shares outstanding, representing approximately 80.8% of our outstanding ordinary shares, assuming the underwriter does not exercise its over-allotment option. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares. We intend to apply to list the Class A Ordinary Shares on the NYSE American, but we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares. We do not expect that a trading market will develop for our Class A Ordinary Shares.

Lock-up Agreements

We and each of our directors, executive officers and all existing shareholders of our ordinary shares have agreed, for periods varying between three (3) months to thirty-six (36) months on distinct portions of their issued and outstanding ordinary shares (Class A Ordinary Shares and/or Class B Ordinary Shares, as applicable) after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the Underwriter.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the Class A Ordinary Shares may dispose of significant numbers of the Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of the Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of the Class A Ordinary Shares from time to time. Sales of substantial amounts of the Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares that will be issued and outstanding upon the completion of this offering, other than those Class A Ordinary Shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then issued and outstanding ordinary shares of the same class which immediately after the completion of this offering will equal Class A Ordinary Shares, assuming the underwriter does not exercise its over-allotment option; or

●	the average weekly trading volume of our ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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Taxation

The following summary of the material Cayman Islands, Singapore and U.S. federal income tax consequences of an investment in the Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Singapore and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels Singapore LLP, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands. Pursuant to Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, our Company has obtained an undertaking from the Financial Secretary: (a) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our Company or its operations; and (b) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of our Company or by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Act (Revised) of the Cayman Islands. The undertaking for our Company is for a period of 20 years from 28 February 2023.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares, so long as the instrument of transfer is not executed in, brought to, or produced before a court of in the Cayman Islands.

Certain Singapore Tax Considerations

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

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Corporate Income Tax

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on:

●	income accrued in or derived from Singapore; and
●	foreign sourced income received or deemed received in Singapore, unless otherwise exempted.

Foreign-sourced income is deemed to be received in Singapore when it is:

(a)	remitted to, transmitted or brought into Singapore;
(b)	used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or
(c)	used to purchase any movable property brought into Singapore.

Foreign income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident corporate taxpayer are exempted from Singapore tax provided that the following qualifying conditions are met:

(a)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;
(b)	at the time such income is received in Singapore by the person resident in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which such income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is at least 15.0%; and
(c)

the Comptroller of Income Tax (“the Comptroller”) is satisfied that the tax exemption would be beneficial to the person resident in Singapore who is receiving or deemed to be receiving the specified foreign income.

A non-Singapore tax resident corporate taxpayer, subject to certain exceptions, is subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign income received or deemed received in Singapore.

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

The prevailing corporate tax rate in Singapore is 17.0%.

With effect from year of assessment 2020, the partial tax exemption scheme will be limited to the first S$200,000 (instead of S$300,000 previously) of the normal chargeable income – 75.0% of the first S$10,000 and 50.0% of the next S$190,000. The remaining chargeable income that exceeds S$200,000 will be fully taxable at the prevailing corporate tax rate.

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Certain Material United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ordinary shares by a U.S. Holder (as defined below) that acquires the Class A Ordinary Shares in this offering and holds the ordinary shares as “capital assets” (generally, property held for investment) under the Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal income tax laws, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	holders who acquire their Class A Ordinary Shares pursuant to any employee share option or otherwise as compensation;

●	investors that will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

●	investors that have a functional currency other than the U.S. dollar;

●	persons holding their Class A Ordinary Shares in connection with a trade or business conducted outside the United States;

●	persons that actually or constructively own 10% or more of our stock (by vote or value); or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Class A Ordinary Shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the Class A Ordinary Shares.

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General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ordinary shares and their partners are urged to consult their tax advisors regarding an investment in the ordinary shares.

For U.S. federal income tax purposes, a U.S. Holder of ordinary shares will generally be treated as the beneficial owner of the underlying shares represented by the ordinary shares. The remainder of this discussion assumes that a U.S. Holder of the ordinary shares will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce, or are held for the production of passive income. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Cash and assets readily convertible into cash are generally categorized as a passive asset. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the value of our assets, including goodwill, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the future composition of our income and assets. Fluctuations in the market price of the ordinary shares may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill, may be determined by reference to the market price of the ordinary shares from time to time (which may be volatile). In estimating the value of our goodwill, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because our PFIC status is an annual factual determination, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

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If we are a PFIC for any year during which a U.S. Holder holds the ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ordinary shares.

The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules”, any cash distributions paid on the ordinary shares (including the amount of any Singapore tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the ordinary shares will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income”; provided that certain conditions are satisfied, including that (1) the ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period and other requirements are met.

For U.S. foreign tax credit purposes, dividends paid on the ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the ordinary shares, subject to certain limitations and exceptions. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of the ordinary shares.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ordinary shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the ordinary shares have been held for more than one year. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which may limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

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Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds the ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income; and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ordinary shares, and any of our subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. holder that holds stock in a non-U.S. corporation during any taxable year in which the corporation is treated as a PFIC is subject to special tax rules with respect to (a) any gain realized on the sale, exchange or other disposition of the stock and (b) any “excess distribution” by the corporation to the holder, unless the holder elects to treat the PFIC as a “qualified electing fund” (“QEF”) or makes a “mark-to-market” election, each as discussed below. An “excess distribution” is that portion of a distribution with respect to PFIC stock that exceeds 125% of the average of such distributions over the preceding three-year period or, if shorter, the U.S. holder’s holding period for its shares. Excess distributions and gains on the sale, exchange or other disposition of stock of a corporation which was a PFIC at any time during the U.S. holder’s holding period are allocated ratably to each day of the U.S. holder’s holding period. Amounts allocated to the taxable year in which the disposition occurs and amounts allocated to any period in the shareholder’s holding period before the first day of the first taxable year that the corporation was a PFIC will be taxed as ordinary income (rather than capital gain) earned in the taxable year of the disposition. Amounts allocated to each of the other taxable years in the U.S. holder’s holding period are not included in gross income for the year of the disposition, but are subject to a tax (equal to the highest ordinary income tax rates in effect for those years, and increased by an interest charge at the rate applicable to income tax deficiencies) that is added to the tax otherwise due for the taxable year in which the disposition occurs. The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Equity Shares cannot be treated as capital, even if a U.S. holder held such Equity Shares as capital assets. The preferential U.S. federal income tax rates for dividends and long-term capital gain of individual U.S. holders (as well as certain trusts and estates) would not apply, and special rates would apply for calculating the amount of the foreign tax credit with respect to excess distributions.

If a corporation is a PFIC for any taxable year during which a U.S. holder holds shares in the corporation, then the corporation generally will continue to be treated as a PFIC with respect to the holder’s shares, even if the corporation no longer satisfies either the passive income or passive asset tests described above, unless the U.S. holder terminates this deemed PFIC status by electing to recognize gain, which will be taxed under the excess distribution rules as if such shares had been sold on the last day of the last taxable year for which the corporation was a PFIC.

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The excess distribution rules may be avoided if a U.S. holder makes a QEF election effective beginning with the first taxable year in the holder’s holding period in which the corporation is a PFIC. A U.S. holder that makes a QEF election is required to include in income its pro rata share of the PFIC’s ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. A U.S. holder whose QEF election is effective after the first taxable year during the holder’s holding period in which the corporation is a PFIC will continue to be subject to the excess distribution rules for years beginning with such first taxable year for which the QEF election is effective.

In general, a U.S. holder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed (taking into account any extensions) U.S. federal income tax return for the year beginning with which the QEF election is to be effective. In certain circumstances, a U.S. holder may be able to make a retroactive QEF election. A QEF election can be revoked only with the consent of the IRS. In order for a U.S. holder to make a valid QEF election, the corporation must annually provide or make available to the holder certain information. We do not intend to provide to U.S. holders the information required to make a valid QEF election and we currently make no undertaking to provide such information. Accordingly, it is currently anticipated that a U.S. holder will not be able to avoid the special tax rules described above by making the QEF election.

As an alternative to making a QEF election, a U.S. holder may make a “mark-to-market” election with respect to its PFIC shares if the shares meet certain minimum trading requirements. If a U.S. holder makes a valid mark-to-market election for the first tax year in which such holder holds (or is deemed to hold) stock in a corporation and for which such corporation is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its stock. Instead, a U.S. holder that makes a mark-to-market election will be required to include in income each year an amount equal to the excess, if any, of the fair market value of the shares that the holder owns as of the close of the taxable year over the holder’s adjusted tax basis in the shares. The U.S. holder will be entitled to a deduction for the excess, if any, of the holder’s adjusted tax basis in the shares over the fair market value of the shares as of the close of the taxable year; provided, however, that the deduction will be limited to the extent of any net mark-to-market gains with respect to the shares included by the U.S. holder under the election for prior taxable years. The U.S. holder’s basis in the shares will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other taxable disposition of the shares, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of shares to the extent that the amount of such loss does not exceed net mark-to-market gains previously included in income, will be treated as ordinary loss.

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the shares cease to meet applicable trading requirements (described below) or the IRS consents to its revocation. The excess distribution rules generally do not apply to a U.S. holder for tax years for which a mark-to-market election is in effect. However, if a U.S. holder makes a mark-to-market election for PFIC stock after the beginning of the holder’s holding period for the stock, a coordination rule applies to ensure that the holder does not avoid the tax and interest charge with respect to amounts attributable to periods before the election.

A mark-to-market election is available only if the shares are considered “marketable” for these purposes. Shares will be marketable if they are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a non-U.S. exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. For these purposes, shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Each U.S. holder should ask its own tax advisor whether a mark-to-market election is available or desirable.

A U.S. holder of PFIC stock must generally file an IRS Form 8621 annually. A U.S. holder must also provide such other information as may be required by the U.S. Treasury Department if the U.S. holder (i) receives certain direct or indirect distributions from a PFIC, (ii) recognizes gain on a direct or indirect disposition of PFIC stock, or (iii) makes certain elections (including a QEF election or a mark-to-market election) reportable on IRS Form 8621. U.S. holders are urged to consult their tax advisors as to our status as a PFIC, and, if we are treated as a PFIC, as to the effect on them of, and the reporting requirements with respect to, the PFIC rules and the desirability of making, and the availability of, either a QEF election or a mark-to-market election with respect to our ordinary shares. We provide no advice on taxation matters.

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Information with Respect to Foreign Financial Assets

In addition, certain U.S. holders may be subject to certain reporting obligations with respect to ordinary shares if the aggregate value of these and certain other “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if U.S. holders are required to make this disclosure and fail to do so. In addition, a U.S. holder should consider the possible obligation for online filing of a FinCEN Report 114—Foreign Bank and Financial Accounts Report as a result of holding ordinary shares. U.S. holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to distributions made on our ordinary shares within the U.S. to a non-corporate U.S. holder and to the proceeds from the sale, exchange, redemption or other disposition of Equity Shares by a non-corporate U.S. holder to or through a U.S. office of a broker. Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. holder’s U.S. federal income tax returns.

Backup withholding is not an additional income tax, and the amount of any backup withholding from a payment to a U.S. holder will be allowed as credit against the U.S. holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining the exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF ACQUIRING, HOLDING AND DISPOSING OF CLASS A ORDINARY SHARES IN LIGHT OF THE PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

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Underwriting

In connection with this offering, we will enter into an underwriting agreement with Maxim Group LLC, as representative of the Underwriter, in this offering. The Underwriter has agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Ordinary Shares
Maxim Group LLC	2,250,000
Total

The Underwriter is committed to purchase all the ordinary shares offered by this prospectus if it purchases any ordinary shares. The Underwriter is not obligated to purchase the ordinary shares covered by the Underwriter’s over-allotment option to purchase ordinary shares as described below. The Underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Underwriter a 45-day option to purchase up to an aggregate of additional ordinary shares (equal to fifteen percent (15%) of the number of ordinary shares sold in the offering), at the offering price per ordinary shares less underwriting discounts. The Underwriter may exercise this option for 45 days from the date of closing of this offering solely to cover sales of ordinary shares by the Underwriter in excess of the total number of ordinary shares set forth in the table above. If any of the additional ordinary shares are purchased, the Underwriter will offer the additional ordinary shares at US$              per ordinary share, the offering price of each ordinary share.

Discounts and Expense Reimbursement

We will pay the Underwriter a discount equivalent to seven and a half percent (7.5%) of the gross proceeds of this offering. For all investors referred directly by the Company to the underwriter that participate in the offering, the Company shall pay the underwriter a discount equal to five percent (5%) of the aggregate gross proceeds raised from such investors. The Underwriter proposes initially to offer the ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the ordinary shares offered by us are not sold at the offering price, the Underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Underwriting with this offering:

	Per Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1) The underwriting discounts are equal to seven and a half percent (7.5%) of the initial public offering price set forth on the cover of this prospectus.

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We have agreed to reimburse the Underwriter for certain out-of-pocket expenses incurred by them. The reimbursement excluding legal fees and disbursements incurred, including but not limited to travel, lodging and other road show expenses, mailing, printing and reproduction expenses, and any expenses incurred by the Underwriter in conducting its due diligence shall not exceed $25,000. The aggregate reimbursement (including the Advance, as defined below), including legal fees and disbursements of their counsel (irrespective of whether the offering is consummated) with respect to this offering, background checks expenses, DTC eligibility fees and other costs and expenses shall not exceed $200,000 in the event of a closing of the offering, and 100,000 in the event that there is not a closing of the offering. We have paid to Maxim Group LLC $50,000 as an initial advance (“Advance”) as of the date hereof, which will be refundable to us to the extent not incurred by the Underwriter in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting discount and non-accountable expense allowance, will be approximately US$1.4 million.

We have agreed to issue to the Underwriter and to register herein warrants to purchase up to 112,500 Class A Ordinary Shares (equal to five percent (5%)) of the ordinary shares sold in this offering and to also register herein such underlying ordinary shares. The Underwriter’s Warrants will be exercised at any time, and from time to time, in whole or in part, commencing from six (6) months after the commencement of sale of the offering and expiring five (5) years from the commencement of sales of the offering. The Underwriter’s Warrants are exercisable at a per share price of 110% of the offering price of the ordinary shares offered hereby. The Underwriter’s Warrants shall not be redeemable.

The Underwriter’s Warrants may not be transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of six (6) months immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Underwriter’s Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying ordinary shares at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of two (2) years from the date of commencement of sales of the offering at our expense. We have registered the ordinary shares underlying the Underwriter’s Warrants in this offering.

Right of First Refusal

We have agreed to grant to the Underwriter, provided that this offering is completed, for a period of eighteen (18) months, the right, on at least the same terms and conditions offered to us by other investment banking service providers, to provide investment banking services in all matters for which investment banking services are sought (such right, the “Right of First Refusal”), which right is exercisable in the Representative’s sole discretion but non-assignable. For these purposes, investment banking services shall include, without limitation, (a) acting as sole manager for any underwritten public offering; (b) acting as an exclusive placement agent, or sole sales agent for any private equity, equity-linked or debt (excluding commercial bank debt) offerings in the United States. The Representative shall notify us of its intention to exercise its Right of First Refusal within ten (10) business days following notice in writing by us.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

110

Lock-Up Agreements

We and each of our directors, executive officers and all existing shareholders of our ordinary shares have agreed, for periods varying between three (3) months to thirty-six (36) months on distinct portions of their issued and outstanding ordinary shares (Class A Ordinary Shares and/or Class B Ordinary Shares, as applicable) after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the Underwriter.

Listing

We plan to list our ordinary shares on the NYSE American under the symbol “RYDE”. We will not consummate and close this offering without a listing approval letter from the NYSE American. Our receipt of a listing approval letter is not the same as an actual listing on the NYSE American. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If our ordinary shares are listed on the NYSE American, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on the NYSE American may engage in passive market making transactions on the NYSE American, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

111

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our ordinary shares. The initial public offering price of the ordinary shares has been negotiated between us and the Underwriter. Among the factors considered in determining the initial public offering price of the ordinary shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the underwriter, for a period of twelve (12) months from the date of this prospectus.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our ordinary shares and the distribution of this prospectus outside the United States.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

112

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275, except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

113

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our ordinary shares be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan, the Republic of China

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares. This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Stamp Taxes

If you purchase ordinary shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

114

Expenses Related To This Offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, the NYSE American listing fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee, all amounts are estimates.

SEC registration fee	S$	3,220
NYSE American listing fee	S$	6,709
FINRA filing fee	S$	4,446
Printing and engraving expenses	S$	10,000
Legal fees and expenses	S$	792,899
Accounting fees and expenses	S$	422,688
Miscellaneous	S$	599,459
Total	S$	1,839,421

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering by us.

115

Legal Matters

We are being represented by Sidley Austin LLP with respect to certain legal matters as to United States federal securities law. The underwriter is being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities law. The validity of the Class A Ordinary Shares offered in this offering will be passed upon for us by Harney Westwood & Riegels Singapore LLP. Certain legal matters as to Singapore law will be passed upon for us by Rajah & Tann Singapore LLP.

116

Experts

The financial statements as of and for the years ended December 31, 2021 and 2022, and the related financial statement schedule included in this prospectus have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the translation of SGD amounts to United States dollar amounts). Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Kreit & Chiu CPA LLP is located at 733 Third Avenue, Floor 16, #1014, New York, NY 10017, the United States.

117

Where You Can Find Additional Information

We have filed a registration statement, including relevant exhibits and schedules, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the Class A Ordinary Shares.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

118

RYDE GROUP LTD

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Ryde Group Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ryde Group Ltd and its Subsidiaries (collectively, the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has a negative working capital and shareholders’ deficiency of S$461,000 (US$344,000) and S$4,999,000 (US$3,726,000), respectively as of December 31, 2022. The Company has incurred recurring losses and sustained a net loss of S$4,960,000 (US$3,696,000) and S$1,240,000 for the years ended December 31, 2022 and 2021, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kreit & Chiu CPA LLP

We have served as the Company’s auditors since 2022.

Los Angeles, California

May 5, 2023, except for the effect of the subdivision of authorized share capital on September 14, 2023 as described in Note 13 and 14(d), as to which date is October 10, 2023.

F-2

RYDE GROUP LTD

CONSOLIDATED BALANCE SHEETS

	As of December 31
	2021	2022	2022
	S$’000	S$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	2,630	3,007	2,241
Accounts receivable, net	11	70	52
Deposits, prepaid expenses and other current assets	674	690	514
Total current assets	3,315	3,767	2,807

Non-current assets
Property and equipment, net	24	24	18
Intangible assets, net	351	532	396
Total non-current assets	375	556	414

TOTAL ASSETS	3,690	4,323	3,221

LIABILITIES
Current liabilities
Accounts payable	2,862	3,401	2,535
Accrued expenses and other current liabilities	484	827	616
Note from a shareholder	500	-	-
Total current liabilities	3,846	4,228	3,151

Non-current liabilities
Convertible loan from third parties	-	5,094	3,796
Total non-current liabilities	-	5,094	3,796

TOTAL LIABILITIES	3,846	9,322	6,947

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding for December 31, 2021 and 2022	3	3	2
Additional paid-in capital	7,985	8,101	6,039
Accumulated deficit	(8,143)	(13,066)	(9,739)
Deficit attributable to owners of the Company	(155)	(4,962)	(3,698)
Non-controlling interests	(1)	(37)	(28)
Total shareholders’ deficit	(156)	(4,999)	(3,726)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,690	4,323	3,221

The accompanying notes are an integral part of these financial statements.

F-3

RYDE GROUP LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended December 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Revenue	6,195	8,825	6,577

Other income	440	289	215
Drivers and riders cost and related expenses	(4,220)	(7,534)	(5,615)
Employee benefits expenses	(1,473)	(2,046)	(1,525)
Depreciation and amortization expenses	(273)	(301)	(224)
Finance costs	(118)	(198)	(148)
Other expenses	(1,791)	(3,995)	(2,976)

Loss before income taxes	(1,240)	(4,960)	(3,696)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss, representing total comprehensive loss attributable to:
Owners of the Company	(1,231)	(4,923)	(3,668)
Non-controlling interest	(9)	(37)	(28)
Net loss, representing total comprehensive loss	(1,240)	(4,960)	(3,696)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.11)	(0.42)	(0.32)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted (‘000)	11,702	11,702	11,702

The accompanying notes are an integral part of these financial statements.

F-4

RYDE GROUP LTD

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Ordinary shares
	Class A shares outstanding		Class B Shares outstanding	Par value	Additional paid-in capital	Accumulated deficit	Deficit attributable to owners of the Company	Non-controlling interests	Total deficit
	‘000		‘000	S$’000	S$’000	S$’000	S$’000	S$’000	S$’000
Balance as of January 1, 2021	8,159		3,543	3	7,868	(6,912)	959	7	966
Net loss, representing total comprehensive loss	-		-	-	-	(1,231)	(1,231)	(9)	(1,240)
Conversion of convertible loan from a shareholder	-	*	-	-	117	-	117	1	118
Balance as of December 31, 2021	8,159		3,543	3	7,985	(8,143)	(155)	(1)	(156)
Net loss, representing total comprehensive loss	-		-	-	-	(4,923)	(4,923)	(37)	(4,960)
Conversion of convertible loan from a shareholder	-	*	-	-	116	-	116	1	117
Balance as of December 31, 2022	8,159		3,543	3	8,101	(13,066)	(4,962)	(37)	(4,999)

				US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance as of December 31, 2022	8,159		3,543	2	6,039	(9,739)	(3,698)	(28)	(3,726)

* As part of the reorganization the entities are under common control as described in Note 1, the convertible loan of S$2,349,000 and accrued interest S$118,000 and S$117,000 for the financial years ended December 31, 2021 and 2022 was fully converted into the Company’s Class A Ordinary Shares in April 2023. Therefore, the conversion of convertible loan from a shareholder was accounted for retrospectively on January 1, 2021, and the converted shares are included in Class A Ordinary Shares.

The accompanying notes are an integral part of these financial statements.

F-5

RYDE GROUP LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(1,240)	(4,960)	(3,696)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	265	287	214
Depreciation	8	14	10
Loss/(Gain) on disposal of property and equipment	1	-*	-*
Change in operating assets and liabilities:
Accounts receivable	(11)	(59)	(44)
Deposits, prepaid expenses and other current assets	(302)	(16)	(12)
Accounts payable	860	539	402
Accrued expenses and other current liabilities	307	354	264

Net cash used in operating activities	(112)	(3,841)	(2,862)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of plant and equipment	(26)	(15)	(11)
Proceeds from disposal of plant and equipment	-	-*	-*
Additions in intangible assets	(303)	(467)	(348)

Net cash used in investing activities	(329)	(482)	(359)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	500	5,200	3,875
Repayments of borrowings	-	(500)	(373)

Net cash provided by financial activities	500	4,700	3,502

Net change in cash and cash equivalents	59	377	281
Cash, cash equivalents and restricted cash - beginning of year	2,571	2,630	1,960

Cash, cash equivalents and restricted cash - end of year	2,630	3,007	2,241

Supplemental disclosure of cash flow information:
Cash paid for interest	-	-	-
Cash paid for income tax	-	-	-

* Amount less than 1,000

The accompanying notes form an integral part of these financial statements.

F-6

RYDE GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview

Ryde Group Ltd is an investment holding company incorporated on February 21, 2023 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Ryde Group (BVI) Ltd (“Ryde BVI”) incorporated under the laws of the British Virgin Islands (“BVI”) on February 22, 2023. Ryde BVI has no substantial operations other than holding all of the equity interest of Ryde Technologies Pte. Ltd., a Singapore company incorporated on September 2, 2014.

The Company through its subsidiaries provide mobility and quick commerce solutions to its consumers. Ryde is a technology-driven platform that offers reliable, affordable, and sustainable mobility and quick commerce solutions to our consumers. The Company’s core business is divided into two categories: (i) mobility, which involves providing flexible and scheduled carpooling and ride-hailing services, matching riders with our network of driver partners; and (ii) quick commerce, which involves on-demand, scheduled, and multi-stop parcel delivery services. Our technology-enabled platform enables us to provide efficient, personalized, and cashless payment services, ensuring a seamless user experience for both riders and partners. Ultimately, Ryde is dedicated to providing sustainable, affordable, and convenient mobility and delivery solutions to our consumers.

Ryde Group Ltd, and its subsidiaries are collectively referred to as the “Company” or “Ryde”.

The Company is headquartered in Singapore.

On May 5, 2023, the Company completed an internal reorganization of Ryde Technologies Pte. Ltd. whereby certain then existing shareholders, who collectively owned 99.26% of the equity interests of Ryde Technologies Pte. Ltd. prior to the reorganization, transferred their respective ordinary shares in the capital of Ryde Technologies Pte. Ltd. to the Company’s nominee, Ryde Group (BVI) Ltd. In consideration thereof, the Company had allotted and issued an aggregate of 4,503,985 ordinary shares comprising 3,263,666 Class A Ordinary Shares of the Company and 1,240,319 Class B Ordinary Shares of the Company to such shareholders of Ryde Technologies Pte. Ltd. Zou Junming Terence has transferred his share in Ryde Group (BVI) Ltd to the Company, in consideration thereof, the Company had allotted and issued 176,640.8 Class B Ordinary Shares of the Company to Zou Junming Terence, in accordance with and subject to the terms of the Restructuring Agreement. After the reorganization, Ryde Technologies Pte. Ltd. became a 99.26% subsidiary of Ryde Group (BVI) Ltd, who is in turn, a wholly-owned subsidiary of Ryde Group Ltd. These entities are under common control, accordingly, the consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The consolidated financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
Ryde Group (BVI) Ltd	February 22, 2023	100%	British Virgin Islands	Dormant
Ryde Technologies Pte. Ltd.	September 2, 2014	99.26%	Singapore	Mobility and quick commerce solutions

The major rights, preferences and privileges of the Class A and Class B Ordinary Shares are as follows:

Conversion rights

Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares at the option of the holders thereof at any time, while Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

Dividend rights

The holders of Class A and Class B ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors).

No dividends on ordinary shares have been declared for the years ended December 31, 2022 and 2021.

Liquidation preferences

In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of Class A and Class B ordinary shares are entitled to any distribution of any assets or funds in proportion to the par value of the shares held by them.

Voting rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A Ordinary Share shall be entitled to one vote and each Class B Ordinary Share shall be entitled to 10 votes on all matters subject to the vote at general meetings of our Company.

2	Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, and its subsidiaries and its variable interest entity. Significant inter-company balances, investment and capital, if any, have been eliminated upon consolidation.

F-7

2	Summary of significant accounting policies (continued)

Going concern

The accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Group had shareholders’ deficit of S$4,999,000 (US$3,726,000) as at December 31, 2022. This raises substantial doubt about the Group’s ability to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

●	cash and cash equivalents generated from operations;
●	other available sources of financing from Singapore banks and other financial institutions;
●	financial support from the Company’s related parties and shareholders;
●	issuance of additional convertible notes; and
●	obtaining funds through a future initial public offering.

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, impairment of long-lived assets, and allowance for credit losses on receivables, provision for expired credit. Actual results may differ from these estimates.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company in Cayman Islands and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”). All information presented in S$ have been rounded to the nearest thousand, unless otherwise stated. The Company in Cayman Islands and its subsidiary in the British Virgin Islands have no operations and insignificant assets or liabilities.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of December 31, 2022 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.74523, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2022. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents represent cash in bank and are unrestricted as to withdrawal or use.

Accounts receivable, net

Accounts receivable, net mainly represent amounts due from clients that meet the revenue recognition criteria. These accounts receivable are recorded net of any allowance for doubtful accounts. Management reviews its receivables on a regular basis to determine whether the allowance for doubtful accounts is adequate and provides an allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

F-8

2	Summary of significant accounting policies (continued)

Deposits and prepayments

Deposits and prepayments are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. As of December 31, 2022 and 2021, management believes that the Company’s prepayments and deposits are not impaired.

Provision for expired credit

Provision for expired credit represent all expired credits that are not redeemed by consumers. A provision for expired credit is recognized when the credit expires, if the amount of the obligation can be estimated reliably. The provision is recognized as an expense in the consolidated income statement, and as a liability on the consolidated balance sheet. The amount of the provision for expired credit is estimated based on historical experience and the expected rate of redemption. The estimate is reviewed regularly and adjusted if necessary, based on actual experience.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Computer	3 years
Office equipment	3 years
Renovations	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

Develop technology

Research costs are expensed as incurred. An intangible asset arising from development expenditure on an individual project is recognized only when the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the assets, how that asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure during the development. Deferred development costs have finite useful life and are amortized over a period of expected sales from the related project of 3 years on a straight-line basis from the date that they are available for use.

F-9

2	Summary of significant accounting policies (continued)

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2022 and 2021, no impairment of long-lived assets was recognized.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- other inputs that are directly or indirectly observable in the marketplace.
Level 3	- unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, deposits and prepayments, contract assets and liabilities, accounts payable, other payables to related parties, and accruals and other payables approximate their fair values because of their generally short maturities.

Revenue recognition

Mobility and quick commerce arrangement

The Company recognizes revenue for its ride-hailing and quick commerce marketplace in accordance with ASC 606. The Company generates revenue from commissions and service fees (collectively, “fees”) paid by driver partners and consumers for use of the Ryde platform to connect driver partners with consumers to facilitate and successfully complete transaction via the App where the Company operates as an agent. The Company recognizes revenue upon completion of each transaction. Driver partners and consumers enter into terms of service (“ToS”) with the Company in order to use the Ryde App. Under the ToS, driver partners and consumers agree that the Company retains the applicable fee as consideration for their use of the Ryde platform from the fare and related charges it collects from consumers on behalf of driver partners. The Company is acting as an agent in facilitating the ability for a driver partner to provide a mobility and quick commerce service to a consumer. The Company reports revenue on a net basis, reflecting the fee owed to the Company from a driver partner as revenue, and not the gross amount collected from the consumer.

F-10

2	Summary of significant accounting policies (continued)

Revenue recognition (continued)

Mobility and quick commerce arrangement (continued)

As the Company’s customary business practice, a contract exists between the driver partner and consumer and the Company when the driver partner’s and consumer’s ability to cancel the transaction lapses, which typically is upon pickup of the consumer or goods. The Company’s single performance obligation in the transaction is to connect driver partners with consumer to facilitate the completion of a successful mobility or quick commerce service for consumer. The Company recognizes revenue upon completion of a transaction as its performance obligation is satisfied upon the completion of the transaction. The Company collects the fare and related charges from consumers on behalf of driver partners using the consumer’s pre-authorized credit card or other payment mechanism and retains its fees before making the remaining disbursement to driver partners; thus the driver partner’s ability and intent to pay is not subject to significant judgment.

Principle vs Agent consideration

Judgment is required in determining whether we are the principal or agent in transactions with driver partners, and consumer. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the consumers and are the principal (i.e. “gross”), or we arrange for other parties to provide the service to the consumers and are an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to driver partners and discounts and promotions offered to consumers to the extent they are not customers.

For the mobility and quick-commerce transactions, our role is to provide the service to driver partners to facilitate a successful trip or quick-commerce service to consumer. We concluded we do not control the good or service provided by driver partners to consumers as (i) we do not pre-purchase or otherwise obtain control of the goods or services prior to its transfer to the consumers; (ii) we do not direct driver partners to perform the service on our behalf, and (iii) we do not integrate services provided by driver partners with our other services and then provide them to consumers. As part of our evaluation of control, we review other specific indicators to assist in the principal versus agent conclusions. We are not primarily responsible for mobility and quick commerce services provided to consumers, nor do we have inventory risk related to these services. While we facilitate setting the price for mobility and quick commerce services, the driver partners and consumers have the ultimate discretion in accepting the transaction price and this indicator alone does not result in us controlling the services provided to consumers.

In transactions with consumers, we act as an agent of the driver partners by connecting consumers seeking mobility and quick commerce services with driver partners looking to provide these services. Driver partners and consumers are our customers and pay us a fee for each successfully completed transaction with consumers. Accordingly, we recognize revenue on a net basis, representing the fee we expect to receive in exchange for us providing the service to driver partners and consumers.

Mobility and quick commerce

The Company derives its mobility and quick commerce revenue primarily from fees paid by driver partners and consumers for use of the platform and related service to connect with consumers and successfully complete a transaction via the platform. The Company recognizes revenue when a transaction is completed.

The presentation of revenue is on a net basis. The Company is an agent as its performance obligation is to arrange for another party (i.e. the driver partners) to provide the mobility and quick commerce services. Through the Company’s application, it allows for the connecting of the driver partners and consumers. The Company only facilitates by connecting the driver partners and consumers. The driver partners are responsible for fulfilling the contract.

Incentives provided to driver partners are recorded as a reduction of revenue if the Company does not receive a distinct good or service or cannot reasonably estimate the fair value of the good or service received. Incentives to driver partners that are not provided in exchange for a distinct good or service are evaluated as variable consideration, in the most likely amount to be earned by the driver partners at the time or as they are earned by the driver partners, depending on the type of incentive. Since incentives are earned over a short period of time, there is limited uncertainty when estimating variable consideration.

F-11

2	Summary of significant accounting policies (continued)

Revenue recognition (continued)

Mobility and quick commerce (continued)

Excess driver partners incentives refer to cumulative payments to driver partners that exceed the cumulative revenue that are recognize from driver partners with no future guarantee of additional revenue. Cumulative payments to driver partners could exceed cumulative revenue from driver partners as a result of driver partners incentives or when the amount paid to driver partners for a trip exceeds the fare charged to the consumer. Driver partners incentives largely depend on the business decisions based on market conditions.

When the cumulative amount of driver partners incentives exceeds the cumulative revenue earned since inception of the driver partners relationship, the excess driver partners incentives are recorded in profit or loss as an expense. As a result, driver partners incentives provided to driver partners at the beginning of a relationship are typically classified as cost of revenue, while driver partners incentives provided to driver partners with a more mature relationship are typically classified as a reduction of revenue.

Incentive to consumers

The Company provides consumer incentives in the form of credit upon completion of transaction, with the aim of encouraging consumers to utilize the Ryde platform for their future transactions. These credits are offered to consumers in the market to acquire new consumers, re-engage existing customers, or generally increase overall use of the platform, and are similar to coupons. The Company records these credits as liability on the balance sheet and as driver and riders cost and related expenses in the statement of operations and comprehensive loss at the time these credits are redeemed by the consumers.

Revenue from Advertising

Revenue from advertising is recognized when the advertising services are provided to the merchant. The revenue is recognized at the amount of consideration that the company expects to be entitled to receive, net of any discounts or refunds. If the consideration for the advertising services includes barter trade, the revenue and cost are recognized separately based on the fair value of the barter trade.

Membership

Revenue from membership is recognized over the period of the membership. The subscription fee is recognized as revenue over the subscription period. Any relevant costs incurred to provide the membership benefits are recognized as cost. The cashback bonuses, exclusive lifestyle and food and beverage perks, and discounts provided to the members are not recognized as revenue.

Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who is the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as whole. The Company’s sales are principally in Singapore.

F-12

2	Summary of significant accounting policies (continued)

Concentrations and credit risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing clients in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

As of December 31, 2022 and 2021, the Company’s assets were located in Singapore and the Company’s revenue was principally derived in Singapore.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid. The Central Provident Fund paid to The Central Provident Fund Board in Singapore is S$226,000 (US$168,000) and S$162,000 in 2022 and 2021 respectively.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended December 31, 2022 and 2021. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-13

2	Summary of significant accounting policies (continued)

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grants shall be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate. Government grant is recognized as ‘Other income’ in profit or loss.

The following is a description of the government grants the Company have received:

●	The Jobs Growth Incentive (“JGI”): To support employers to expand local hiring from September 2020 to March 2023. The duration of JGI support will vary depending on when the local hire was hired and the characteristics of the local hire.
●	The Jobs Support Scheme: To provide wage support for employers to retain their local employees (Singapore Citizens and Permanent Residents) during this period of economic uncertainty.
●	The Progressive Wage Credit Scheme: It was introduced in Singapore Budget 2022 to provide transitional wage support for employers to adjust to upcoming mandatory wage increases for lower-wage workers covered by the Progressive Wage and Local Qualifying Salary requirements and voluntarily raise wages of lower-wage workers.
●	The Wage Credit Scheme: The Government co-funded certain percentage of wage increases given to Singapore Citizen employees who earned a gross monthly wage of up to S$4,000.
●	The SGUnited Programme: It is an attachment programme which supports young graduates and mature mid-career individuals to widen their professional networks and gain meaningful industry-relevant skills and job opportunities in the workforce.
●	The Enterprise Development Grant: To support projects that help business to upgrade, innovate, grow and transform the business under 3 categories. These include business strategy, financial management, human capital development, service excellence, strategic brand and marketing development.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Company has a loss, diluted shares are not included as their effect would be anti-dilutive. The Company has no dilutive securities or debt for each of the years end December 31, 2022 and 2021.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk arises mainly from its interest-bearing financial liabilities. The Company periodically reviews its liabilities and monitors interest rate fluctuations to ensure that the exposure to interest rate risk is within acceptable levels. The interest-bearing financial liabilities are usually at fixed interest rates except for money market loans, bank overdrafts and floating interest rate loans. The Company does not utilize interest rate derivatives to minimize its interest rate risk.

Recent Accounting Pronouncements

The Company is an “ emerging growth company “ (“EGC “) as defined in the Jumpstart Our Business Startups Act of 2012 (the “ JOBS Act “). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new or revised accounting standards.

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance,” which requires disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification that reduce the likelihood that the disclosure requirements would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. Early application of the amendments is permitted for any annual or interim period which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The adoption of this standard is not expected to have a significant impact on the Company.

F-14

2	Summary of significant accounting policies (continued)

Recent Accounting Pronouncements(continued)

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held - to - maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11. “Codification Improvements to Topic 326, Financial Instruments - Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification as to ASU 2016-03. The pronouncement is effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13- Financial Instruments - Credit Loss (Topic 326) (“ASU 2016-13 “) and related to ASU No. 2016-02 Leases (Topic 842), ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures. The adoption of this standard is not expected to have a significant impact on the Company.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and cash flows.

3	Deposits, prepaid expenses and other current assets

	As of December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Deposits	218	265	197
Prepayments	5	100	75
Other receivables	191	164	122
Provision for expired credits	260	161	120
	674	690	514

F-15

4	Property and equipment, net

	As of December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Computer	70	81	60
Office	1	1	1
Total	71	82	61
Less: accumulated depreciation	(47)	(58)	(43)
Net book value	24	24	18

Depreciation expense for the years ended December 31, 2022 and 2021 was S$14,000 (US$ 10,000) and S$8,000 respectively.

5	Intangible asset

	As of December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Developed technology	2,191	2,658	1,981
Others	5	5	4
Total	2,196	2,663	1,985
Less: accumulated depreciation	(1,845)	(2,131)	(1,589)
Net book value	351	532	396

Amortization expenses for the years ended December 31, 2022 and 2021 was S$287,000 (US$ 214,000) and S$265,000 respectively. The amortization expenses for the next twelve months are S$256,000 and expenses for the next two to five years are amount to S$271,000.

6	Related party transactions and balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate.

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2022 and 2021:

Name of related parties	Relationship with the Company
DLG Ventures Pte. Ltd.	Shareholder

i)	Significant transactions with related parties were as follows:

	Year ended December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Interest expense on note from a shareholder	1	5	4

F-16

6	Related party transactions and balances (continued)

ii)	Significant balances with related parties were as follows:

	Year ended December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Related parties
Note from a shareholder	(500)	-	-

F-17

7	Note from a shareholder

	Year ended December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Current
Note from a shareholder	500	-	-

The loans as of December 31,2021 are set out below:

2021
Note	Currency	Period	Interest rate per annum	Guarantees	Other security	Carrying amount (S$’000)
Unsecured fixed rate note from a shareholder	SGD	12-month	6%	Nil	-	500

The note from a shareholder was fully repaid in the financial year ended December 31, 2022.

8	Convertible loan from third parties

	Year ended December, 31
	2021	2022	2022
	S$’000	S$’000	US$’000

Non-current
Loan principal	-	5,200	3,875
Debt issuance cost	-	(106)	(79)
	-	5,094	3,796

2022
Note	Currency	Period	Interest rate per annum	Guarantees	Other security	Carrying amount (S$’000)	Carrying amount (US$’000)
Unsecured fixed rate convertible loan	SGD	24-month	5%	Nil	-	5,200	3,875

The convertible loans are repayable on or before February 28, 2024. There is no repayment and no interest paid for the financial year ended December 31, 2022. The convertible loans give rise to the third parties’ rights to the conversion of S$5,200,000 into 538,786 ordinary shares of Ryde Group Ltd (“Ryde Group”), at an issue price of S$9.65 per ordinary shares. The 538,786 ordinary shares represented 10.32% of total ordinary shares of Ryde Group after the conversion.

Effective January 1, 2021, the Company early adopted ASU 2020-06 using the full retrospective approach. As a result of this adoption, convertible loan is recorded as a single liability measured at its amortized cost.

F-18

9	Income taxes

Caymans and BVIs

The Company and its subsidiary are domiciled in the Cayman Island and British Virgin Islands. The locality currently enjoys permanent income tax holidays; accordingly, the Company and Ryde Group (BVI) Ltd do not accrue for income taxes.

Singapore

Ryde Technologies Pte. Ltd. is incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

The income tax provision in both current and deferred portions are nil for the years ended December 31, 2022 and 2021, respectively.

A reconciliation between the Company’s actual provision for income tax and the provision at the Singapore statutory rate was as follows:

	Years Ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000
Loss before tax	(1,240)	(4,960)	(3,696)
Singapore income tax rate	17%	17%	17%
Income tax benefit computed at statutory rate	(211)	(843)	(628)
Reconciling items:
Non-deductible expenses	47	51	38
Government grant not subject to tax	(11)	(33)	(25)
Valuation allowance for tax losses	179	828	617
Others	(4)	(3)	(2)
Tax charge	-	-	-

Significant components of the Company’s deferred tax balances are as follows:

	Years Ended December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000
Deferred tax assets
Tax losses carry forwards	1,110	1,938	1,444
Less: valuation allowance	(1,110)	(1,938)	(1,444)
Total deferred tax assets	-	-	-

The tax losses carry forwards is available for offsetting against future taxable profits for which no deferred tax asset is recognized due to uncertainty of its recoverability. The realization of the future income tax benefits from the tax losses carry forwards is available for an unlimited future period subject to the compliance with certain provisions of the tax legislations of the countries in which the group companies operate.

10	Revenue

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Mobility	6,086	6,510	4,851
Quick commerce	88	92	69
Membership	21	606	452
Advertising initiative	-	1,617	1,205
	6,195	8,825	6,577

F-19

11	Other income

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Government grants	417	233	173
Others	23	56	41
	440	289	215

12	Other expenses

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Information technology expenses	1,006	1,124	838
Legal and professional fees	392	437	326
Marketing and advertising	266	1,948	1,452
Rental	64	315	235
Others	63	171	126
	1,791	3,995	2,976

13	Loss per shares

The following table sets forth the computation of basic and diluted loss per share attributable to ordinary shareholders for the years ended December 31, 2022 and 2011 (in thousands):

	As of December 31,
	2021	2022	2022
	S$’000	S$’000	US$’000

Loss for the year	(1,240)	(4,960)	(3,668)
Add: Loss attributable to non-controlling interest	(9)	(37)	(28)
Loss for the year attributable to ordinary shareholders	(1,231)	(4,923)	(3,696)
Basic weighted-average ordinary shares outstanding	11,702	11,702	11,702
Basic loss per share attributable to ordinary shareholders	(0.11)	(0.42)	(0.32)
Diluted loss per share attributable to ordinary shareholders	(0.11)	(0.42)	(0.32)

Effective January 1, 2021, we early adopted ASU 2020-06 using the full retrospective approach. Upon adoption, we use the if-converted method and presume share conversion for our convertible loans from third parties which resulted a reduction in net loss per share. Therefore, the convertible loans from third parties are antidilutive for the years ended December 31, 2022 and 2021. The basic weighted-average ordinary shares outstanding have been reflected the effect of the conversion of the convertible loan from a shareholder as part of the reorganization under common control, as well as the effects of the completion of the sub-division of the issued and outstanding Class A and Class B shares.

The following weighted-average effects of potentially dilutive convertible loan from third parties were excluded from the computation of diluted loss per ordinary share because their effects would have been antidilutive for the years ended December 31, 2022 and 2021 (in thousands):

	2021	2022

Convertible shares for loan from third parties	-	1,125

14	Subsequent events

The Company has assessed all subsequent events through May 5, 2023 which is the date that these consolidated financial statements are issued and other than the following, there are no further material subsequent events that require disclosure in these consolidated financial statement.

(a) Completion of Acquisition of Meili Technologies Pte. Ltd. (“Meili”)

On February 20, 2023, the Company completed the acquisition of Meili, a last-mile on-demand logistics service provider, for a purchase price of S$450,000 in exchange of shares of the Company.

(b) Shareholder loan

On March 17, 2023, the Company entered into a loan agreement with DLG Ventures Pte. Ltd. (“DLG”), a shareholder of the Company provide a loan of S$2,000,000 at an interest rate of 12% per annum. The loans from DLG repayable on or before March 26, 2024.

(c) Convertible loan

On March 28, 2023, the Company entered into an Addendum with DLG in relation to the loan of S$2,349,000 and accrued interest of S$346,000. The Addendum give rise to DLG’s rights to the conversion of S$2,695,000 into 395,735 (Pre-subdivision) ordinary shares of Ryde Technologies Pte. Ltd. (“Ryde Tech”), at an issue price of S$6.81 per ordinary shares. The 395,735 (Pre-subdivision) ordinary shares represented 8.72% of total ordinary shares of Ryde Tech after the conversion. The consolidated financial statements are prepared on the basis as if the reorganization under common control became effective as of January 1, 2021, therefore, the conversion of the convertible loan from a shareholder has been included in Class A Ordinary Shares. As part of the reorganization the entities are under common control as described in Note 1, the convertible loan was fully converted into the Company Class A Ordinary Shares in April 2023 and was accounted for retrospectively on January 1, 2021.

(d) Subdivision of authorized share capital

On September 14, 2023, the Company completed the sub-division of the issued Class A and Class B Ordinary Shares of a nominal or par value of US$0.0005 each in the capital of the Company into 2.5 ordinary shares of a nominal or par value of US$0.0002 each. Before the subdivision, the Company’s ordinary shares issued and outstanding were 3,263,666 Class A Ordinary Shares and 1,416,960 Class B Ordinary Shares. After the subdivision, the Company’s ordinary shares issued and outstanding were 8,159,166 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares.

In accordance with the guidance in 505-10-S99-4, a capital structure change to a stock dividend, stock split or reverse split occurs after the date of the latest reported balance sheet but before the release of the financial statements or the effective date of the registration statement, whichever is later, must be given retroactive effect in the balance sheet. Therefore, the Company has retroactively applied the effects of the completion of the sub-division of the issued Class A and Class B shares.

F-20

RYDE GROUP LTD

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	3,007	2,297	1,699
Accounts receivable, net	70	14	10
Deposits, prepaid expenses and other current assets	690	930	688
Total current assets	3,767	3,241	2,397

Non-current assets
Property and equipment, net	24	88	65
Intangible assets, net	532	611	452
Goodwill, net	-	-	-
Total non-current assets	556	699	517

TOTAL ASSETS	4,323	3,940	2,914

LIABILITIES
Current liabilities
Accounts payable	3,401	4,340	3,209
Accrued expenses and other current liabilities	827	754	558
Convertible loan from third parties	-	5,739	4,244
Note from a shareholder	-	2,000	1,479
Operating lease obligations	-	24	18
Total current liabilities	4,228	12,857	9,508

Non-current liabilities
Convertible loan from third parties	5,094	-	-
Operating lease obligations	-	49	36
Deferred tax liabilities	-	32	24
Total non-current liabilities	5,094	81	60

TOTAL LIABILITIES	9,322	12,938	9,568

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.0002 of nominal or par value, 175,000,000 Class A shares and 75,000,000 Class B shares authorized, 8,159,166 Class A shares and 3,542,400 Class B shares issued and outstanding for both periods	3	3	2
Additional paid-in capital	8,101	8,101	5,991
Accumulated deficit	(13,066)	(17,035)	(12,597)
Deficit attributable to owners of the Company	(4,962)	(8,931)	(6,604)
Non-controlling interests	(37)	(67)	(50)
Total shareholders’ deficit	(4,999)	(8,998)	(6,654)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,323	3,940	2,914

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-22

RYDE GROUP LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Revenue	3,508	5,232	3,869

Other income	192	49	36
Drivers and riders cost and related expenses	(3,855)	(3,669)	(2,713)
Employee benefits expenses	(1,080)	(963)	(712)
Depreciation and amortization expenses	(130)	(181)	(134)
Finance costs	(93)	(52)	(38)
Other expenses	(1,282)	(3,751)	(2,774)
Impairment of goodwill	-	(664)	(491)

Loss before income taxes	(2,740)	(3,999)	(2,957)

Income tax expense	-	-	-
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss and total comprehensive loss attributable to:
Owners of the Company	(2,720)	(3,969)	(2,935)
Non-controlling interest	(20)	(30)	(22)
Net loss, representing total comprehensive loss	(2,740)	(3,999)	(2,957)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.23)	(0.34)	(0.25)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted (‘000)	11,702	11,702	11,702

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-23

RYDE GROUP LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Ordinary shares
	Class A Shares Outstanding	Class B Shares Outstanding	Par value	Additional paid-in capital	Accumulated deficit	Deficit attributable to owners of the Company	Non- controlling interests	Total deficit
	‘000	‘000	S$’000	S$’000	S$’000	S$’000	S$’000	S$’000
For the six months ended 30 June 2022

Balance as of January 1, 2022	8,159	3,543	3	7,985	(8,143)	(155)	(1)	(156)
Net loss, representing total comprehensive loss	-	-	-	-	(2,720)	(2,720)	(20)	(2,740)
Conversion of convertible loan from a shareholder	-	-	-	58	-	58	1	59
Balance as of June 30, 2022	8,159	3,543	3	8,043	(10,863)	(2,817)	(20)	(2,837)

For the six months ended 30 June 2023

Balance as of January 1, 2023	8,159	3,543	3	8,101	(13,066)	(4,962)	(37)	(4,999)
Net loss, representing total comprehensive loss	-	-	-	-	(3,969)	(3,969)	(30)	(3,999)
Balance as of June 30, 2023	8,159	3,543	3	8,101	(17,035)	(8,931)	(67)	(8,998)

			US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Balance as of June 30, 2023	8,159	3,543	2	5,991	(12,597)	(6,604)	(50)	(6,654)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-24

RYDE GROUP LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,740)	(3,999)	(2,957)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	123	150	111
Depreciation	7	31	23
Gain on disposal of property and equipment	- *	-	-
Amortization of debt issuance cost	30	45	33
Impairment of goodwill	-	664	491
Change in operating assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(45)	68	50
Deposits, prepaid expenses and other current assets	(67)	(163)	(121)
Accounts payable	208	773	572
Accrued expenses and other current liabilities	160	(90)	(67)
Net cash used in operating activities	(2,324)	(2,521)	(1,865)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14)	(23)	(17)
Proceeds from disposal of property and equipment	- *	-	-
Additions in intangible assets	(234)	(229)	(169)
Cash acquired from acquisition of subsidiaries	-	63	47
Net cash used in investing activities	(248)	(189)	(139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	5,200	2,000	1,479
Repayments of borrowings	(500)	-	-
Net cash provided by financial activities	4,700	2,000	1,479

Net change in cash and cash equivalents	2,128	(710)	(525)
Cash, cash equivalents and restricted cash - beginning of period	2,630	3,007	2,224
Cash, cash equivalents and restricted cash - end of period	4,758	2,297	1,699

Supplemental disclosure of cash flow information:
Cash paid for interest	-	-	-
Cash paid for income tax	-	-	-

Non-cash investing activities:
Non-cash transactions from acquisition of subsidiaries	-	600	444

* Amount less than 1,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-25

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview

Ryde Group Ltd (the “Company”) is an investment holding company incorporated on February 21, 2023 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Ryde Group (BVI) Ltd (“Ryde BVI”) incorporated under the laws of the British Virgin Islands (“BVI) on February 22, 2023. Ryde BVI has no substantial operations other than holding all of the equity interest of Ryde Technologies Pte. Ltd., a Singapore company incorporated on September 2, 2014.

The Company through its subsidiaries provide mobility and quick commerce solutions to its consumers. Ryde is a technology-driven platform that offers reliable, affordable, and sustainable mobility and quick commerce solutions to our consumers. The Company’s core business is divided into two categories: (i) mobility, which involves providing flexible and scheduled carpooling and ride-hailing services, matching riders with our network of driver partners; and (ii) quick commerce, which involves on-demand, scheduled, and multi-stop parcel delivery services. Our technology-enabled platform enables us to provide efficient, personalized, and cashless payment services, ensuring a seamless user experience for both riders and partners. Ultimately, Ryde is dedicated to providing sustainable, affordable, and convenient mobility and delivery solutions to our consumers.

Ryde Group Ltd, and its subsidiaries are collectively referred to as the “Company” or “Ryde”.

The Company is headquartered in Singapore.

On May 5, 2023, the Company completed an internal reorganization of Ryde Technologies Pte. Ltd. whereby certain then existing shareholders, who collectively owned 99.26% of the equity interests of Ryde Technologies Pte. Ltd. prior to the reorganization, transferred their respective ordinary shares in the capital of Ryde Technologies Pte. Ltd. to the Company’s nominee, Ryde Group (BVI) Ltd. In consideration thereof, the Company had allotted and issued an aggregate of 4,503,985 ordinary shares comprising 3,263,666 Class A Ordinary Shares of the Company and 1,240,319 Class B Ordinary Shares of the Company to such shareholders of Ryde Technologies Pte. Ltd. Zou Junming Terence has transferred his share in Ryde Group (BVI) Ltd to the Company, in consideration thereof, the Company had allotted and issued 176,640.8 Class B Ordinary Shares of the Company to Zou Junming Terence, in accordance with and subject to the terms of the Restructuring Agreement. After the reorganization, Ryde Technologies Pte. Ltd. became a 99.26% subsidiary of Ryde Group (BVI) Ltd, who is in turn, a wholly-owned subsidiary of Ryde Group Ltd. These entities are under common control, accordingly, the condensed consolidated interim financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying condensed consolidated interim financial statements of the Company.

The condensed consolidated interim financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities

Ryde Group (BVI) Limited	February 22, 2023	100%	British Virgin Islands	Dormant
Ryde Technologies Pte. Ltd.	September 2, 2014	99.26%	Singapore	Mobility and quick commerce solutions
Meili Technologies Pte. Ltd.	November 30, 2020	99.26%	Singapore	Quick Commerce solutions
Meili Technologies (M) Sdn. Bhd.	December 16, 2021	99.26%	Malaysia	Dormant

The major rights, preferences and privileges of the Class A and Class B Ordinary Shares are as follows:

Conversion rights

Class B Ordinary Shares may be converted into the same number of Class A Ordinary Shares at the option of the holders thereof at any time, while Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

F-26

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview (continued)

Dividend rights

The holders of Class A and Class B ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors).

No dividends on ordinary shares have been declared for the period/year ended June 30, 2023 and December 31, 2022.

Liquidation preferences

In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of Class A and Class B ordinary shares are entitled to any distribution of any assets or funds in proportion to the par value of the shares held by them.

Voting rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A Ordinary Share shall be entitled to one vote and each Class B Ordinary Share shall be entitled to 10 votes on all matters subject to the vote at general meetings of our Company.

2	Summary of significant accounting policies

Basis of presentation

The accompanying condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Consolidation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. Significant inter-company balances, investment and capital, if any, have been eliminated upon consolidation.

Going concern

The accompanying condensed consolidated interim financial statements have been prepared assuming the Group will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Group had shareholders’ deficit of S$8,998,000 (US$6,654,000) as at June 30, 2023. This raises substantial doubt about the Group’s ability to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

●	other available sources of financing from Singapore banks and other financial institutions;
●	financial support from the Company’s related parties and shareholders;
●	issuance of additional convertible notes; and
●	obtaining funds through a future initial public offering.

if the Company is unable to continue as a going concern.

F-27

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Going concern (continued)

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern.

The condensed consolidated interim financial statements do not include any adjustments that might be necessary

Use of estimates

The preparation of condensed consolidated interim financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, impairment of long-lived assets, and allowance for credit losses on receivables, provision for expired credit. Actual results may differ from these estimates.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”). All information presented in S$ have been rounded to the nearest thousand, unless otherwise stated.

Convenience translation

Translations of balances in the condensed consolidated balance sheets, condensed consolidated statements of income, condensed consolidated statements of changes in shareholders’ equity and condensed consolidated statements of cash flows from SGD into USD as of June 30, 2023 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.7395, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2023. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents represent cash in bank and are unrestricted as to withdrawal or use.

Accounts receivable

Accounts receivable mainly represent amounts due from clients that meet the revenue recognition criteria. These accounts receivable are recorded net of any allowance for doubtful accounts. Management reviews its receivables on a regular basis to determine whether the allowance for doubtful accounts is adequate and provides an allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

Deposits and prepayments

Deposits and prepayments are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. As of June 30, 2023 and December 31, 2022, management believes that the Company’s prepayments and deposits are not impaired.

F-28

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Provision for expired credit

Provision for expired credit represent all expired credits that are not redeemed by consumers. A provision for expired credit is recognized when the credit expires, if the amount of the obligation can be estimated reliably. The provision is recognized as a reduction of expense in the consolidated income statement, and as an asset on the consolidated balance sheet. The amount of the provision for expired credit is estimated based on historical experience and the expected rate of redemption. The estimate is reviewed regularly and adjusted if necessary, based on actual experience.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Computer	3 years
Office equipment	3 years
Renovations	3 years
Operating lease right-of-use assets	2 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

Develop technology

Research costs are expensed as incurred. An intangible asset arising from development expenditure on an individual project is recognized only when the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the assets, how that asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure during the development. Deferred development costs have finite useful life and are amortized over a period of expected sales from the related project of 3 to 5 years on a straight-line basis from the date that they are available for use.

Business combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected on the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Goodwill

Goodwill is measured at cost less accumulated impairment losses. Goodwill is not subject to amortization, but is tested for impairment on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of the reporting unit may be in excess of its fair value. As part of the annual goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the Company’s reporting unit is less than its carrying amount, the quantitative impairment test will be required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. An impairment loss of goodwill amounted to S$664,000 was recorded for the six months ended June 30, 2023.

F-29

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Operating lease right-of-use assets

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- other inputs that are directly or indirectly observable in the marketplace.
Level 3	- unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, deposits and prepayments, contract assets and liabilities, accounts payable, other payables to related parties, and accruals and other payables approximate their fair values because of their generally short maturities.

F-30

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Revenue recognition

Mobility and quick commerce arrangement

The Company recognizes revenue for its ride-hailing and quick commerce marketplace in accordance with ASC 606. The Company generates revenue from commissions and service fees (collectively, “fees”) paid by driver partners and consumers for use of the Ryde platform to connect driver partners with consumers to facilitate and successfully complete transaction via the App where the Company operates as an agent. The Company recognizes revenue upon completion of each transaction. Driver partners and consumers enter into terms of service (“ToS”) with the Company in order to use the Ryde App. Under the ToS, driver partners and consumers agree that the Company retains the applicable fee as consideration for their use of the Ryde platform from the fare and related charges it collects from consumers on behalf of driver partners. The Company is acting as an agent in facilitating the ability for a driver partner to provide a mobility and quick commerce service to a consumer. The Company reports revenue on a net basis, reflecting the fee owed to the Company from a driver partner as revenue, and not the gross amount collected from the consumer.

As the Company’s customary business practice, a contract exists between the driver partner and consumer and the Company when the driver partner’s and consumer’s ability to cancel the transaction lapses, which typically is upon pickup of the consumer or goods. The Company’s single performance obligation in the transaction is to connect driver partners with consumer to facilitate the completion of a successful mobility or quick commerce service for consumer. The Company recognizes revenue upon completion of a transaction as its performance obligation is satisfied upon the completion of the transaction. The Company collects the fare and related charges from consumers on behalf of driver partners using the consumer’s pre-authorized credit card or other payment mechanism and retains its fees before making the remaining disbursement to driver partners; thus the driver partner’s ability and intent to pay is not subject to significant judgment.

Principle vs Agent consideration

Judgment is required in determining whether we are the principal or agent in transactions with driver partners, and consumer. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the consumers and are the principal (i.e. “gross”), or we arrange for other parties to provide the service to the consumers and are an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to driver partners and discounts and promotions offered to consumers to the extent they are not customers.

For the mobility and quick-commerce transactions, our role is to provide the service to driver partners to facilitate a successful trip or quick-commerce service to consumer. We concluded we do not control the good or service provided by driver partners to consumers as (i) we do not pre-purchase or otherwise obtain control of the goods or services prior to its transfer to the consumers; (ii) we do not direct driver partners to perform the service on our behalf, and (iii) we do not integrate services provided by driver partners with our other services and then provide them to consumers. As part of our evaluation of control, we review other specific indicators to assist in the principal versus agent conclusions. We are not primarily responsible for mobility and quick commerce services provided to consumers, nor do we have inventory risk related to these services. While we facilitate setting the price for mobility and quick commerce services, the driver partners and consumers have the ultimate discretion in accepting the transaction price and this indicator alone does not result in us controlling the services provided to consumers.

In transactions with consumers, we act as an agent of the driver partners by connecting consumers seeking mobility and quick commerce services with driver partners looking to provide these services. Driver partners and consumers are our customers and pay us a fee for each successfully completed transaction with consumers. Accordingly, we recognize revenue on a net basis, representing the fee we expect to receive in exchange for us providing the service to driver partners and consumers.

F-31

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Revenue recognition (continued)

Mobility and quick commerce

The Company derives its mobility and quick commerce revenue primarily from fees paid by driver partners and consumers for use of the platform and related service to connect with consumers and successfully complete a transaction via the platform. The Company recognizes revenue when a transaction is completed.

The presentation of revenue is on a net basis. The Company is an agent as its performance obligation is to arrange for another party (i.e. the driver partners) to provide the mobility and quick commerce services. Through the Company’s application, it allows for the connecting of the driver partners and consumers. The Company only facilitates by connecting the driver partners and consumers. The driver partners are responsible for fulfilling the contract.

Incentives provided to driver partners are recorded as a reduction of revenue if the Company does not receive a distinct good or service or cannot reasonably estimate the fair value of the good or service received. Incentives to driver partners that are not provided in exchange for a distinct good or service are evaluated as variable consideration, in the most likely amount to be earned by the driver partners at the time or as they are earned by the driver partners, depending on the type of incentive. Since incentives are earned over a short period of time, there is limited uncertainty when estimating variable consideration.

Excess driver partners incentives refer to cumulative payments to driver partners that exceed the cumulative revenue that are recognize from driver partners with no future guarantee of additional revenue. Cumulative payments to driver partners could exceed cumulative revenue from driver partners as a result of driver partners incentives or when the amount paid to driver partners for a trip exceeds the fare charged to the consumer. Driver partners incentives largely depend on the business decisions based on market conditions.

When the cumulative amount of driver partners incentives exceeds the cumulative revenue earned since inception of the driver partners relationship, the excess driver partners incentives are recorded in profit or loss as an expense. As a result, driver partners incentives provided to driver partners at the beginning of a relationship are typically classified as cost of revenue, while driver partners incentives provided to driver partners with a more mature relationship are typically classified as a reduction of revenue.

Incentive to consumers

The Company provides consumer incentives in the form of credit upon completion of transaction, with the aim of encouraging consumers to utilize the Ryde platform for their future transactions. These credits are offered to consumers in the market to acquire new consumers, re-engage existing customers, or generally increase overall use of the platform, and are similar to coupons. The Company records these credits as liability on the balance sheet and as driver and riders cost and related expenses in the statement of operations and comprehensive loss at the time these credits are redeemed by the consumers.

Revenue from Advertising

Revenue from advertising is recognized when the advertising services are provided to the merchant. The revenue is recognized at the amount of consideration that the company expects to be entitled to receive, net of any discounts or refunds. If the consideration for the advertising services includes barter trade, the revenue and cost are recognized separately based on the fair value of the barter trade.

The Company derives revenue from digital advertising services provided to merchants under contractual agreements. These services encompass the display of merchants’ advertisements within our mobile/web platform and email channels. Revenue recognition commences at the initiation of the contract period, as stipulated in the signed agreement with our merchant clients. The Company employs the ‘output method’ to measure progress towards fulfilling its performance obligations. Under this method, revenue is recognized proportionately over the duration of the contractual period. This method accurately reflects the faithful depiction of the transfer of services, as it aligns with the nature of the services provided, where revenue is recognized based on the contractual period.

Membership

Revenue from membership is recognized over the period of the membership. The subscription fee is recognized as revenue over the subscription period. Any relevant costs incurred to provide the membership benefits are recognized as cost. The cashback bonuses, exclusive lifestyle and food and beverage perks, and discounts provided to the members are not recognized as revenue.

F-32

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who is the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as whole. The Company’s sales are principally in Singapore.

Concentrations and credit risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing clients in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

As of June 30, 2023 and December 31, 2022, the Company’s assets were located in Singapore and the Company’s revenue was principally derived in Singapore.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid. The Central Provident Fund paid to The Central Provident Fund Board in Singapore is S$104,000 (US$77,000) and S$113,000 for the six months ended June 30, 2023 and 2022 respectively.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carry forwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the six months ended June 30, 2023 and 2022. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-33

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grants shall be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate. Government grant is recognized as ‘Other income’ in profit or loss.

The following is a description of the government grants the Company have received:

●	The Jobs Growth Incentive (“JGI”): To support employers to expand local hiring from September 2020 to March 2023. The duration of JGI support will vary depending on when the local hire was hired and the characteristics of the local hire.
●	The Jobs Support Scheme: To provide wage support for employers to retain their local employees (Singapore Citizens and Permanent Residents) during this period of economic uncertainty.
●	The Progressive Wage Credit Scheme: It was introduced in Singapore Budget 2022 to provide transitional wage support for employers to adjust to upcoming mandatory wage increases for lower-wage workers covered by the Progressive Wage and Local Qualifying Salary requirements and voluntarily raise wages of lower-wage workers.
●	The Wage Credit Scheme: The Government co-funded certain percentage of wage increases given to Singapore Citizen employees who earned a gross monthly wage of up to S$4,000.
●	The SGUnited Programme: It is an attachment programme which supports young graduates and mature mid-career individuals to widen their professional networks and gain meaningful industry-relevant skills and job opportunities in the workforce.
●	The Enterprise Development Grant: To support projects that help businesses to upgrade, innovate, grow and transform. These projects include business strategy, financial management, human capital development, service excellence, strategic brand and marketing development.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Company has a loss, diluted shares are not included as their effect would be anti-dilutive. The Company has no dilutive securities or debt for each of the six months ended 30 June 2023 and 2022.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk arises mainly from its interest-bearing financial liabilities. The Company periodically reviews its liabilities and monitors interest rate fluctuations to ensure that the exposure to interest rate risk is within acceptable levels. The interest-bearing financial liabilities are usually at fixed interest rates except for money market loans, bank overdrafts and floating interest rate loans. The Company does not utilize interest rate derivatives to minimize its interest rate risk.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

F-34

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Recent Adopted Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. We adopted the ASU on January 1, 2023 and will apply the guidance prospectively for future acquisitions.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”, which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. This accounting standard update is not expected to have a material impact on our consolidated financial statements as the amendments align with our existing policy.

F-35

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3	Deposits, prepaid expenses and other current assets

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Deposits	265	209	155
Prepayments	100	204	151
Other receivables	164	285	211
Provision for expired credits	161	232	171

	690	930	688

4	Property and equipment, net

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Computer	81	77	57
Office	1	1	1
Operating lease right-of-use assets	-	96	71

Total	82	174	129
Less: accumulated depreciation	(58)	(86)	(64)

Net book value	24	88	65

Depreciation expense for the six months ended June 30, 2023 and 2022 was S$31,000 (US$23,000) and S$7,000 respectively.

The Company’s operating lease right-of-use assets is related to the office lease agreements with lease terms for two years. The Company’s lease agreement do not contain any material residual value guarantees or material restrictive convents. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term with one year or less.

5	Intangible assets, net

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Developed technology	2,658	2,986	2,208
Others	5	5	4

Total	2,663	2,991	2,212
Less: accumulated amortization	(2,131)	(2,380)	(1,760)

Net book value	532	611	452

Amortization expenses for the six months ended June 30, 2023 and 2022 was S$150,000 (US$ 111,000) and S$123,000 respectively. The weighted average remaining useful life of developed technology is 2 years 4 months.

The Company’s estimated aggregate future amortization expenses for intangible assets subject to amortization as of June 30, 2023, as follows:

June 30, 2023
US$’000

July to December 2023	166
Financial year ending 2024 to 2026	440

F-36

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6	Goodwill, net

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Acquisition	-	664	491
Goodwill impairment	-	(664)	(491)
	-	-	-

Acquisition of Meili Technologies Pte. Ltd. and its subsidiaries (“Meili Group”)

On February 20, 2023, Ryde Technologies Pte. Ltd. entered into a Sale and Purchase Agreement for the acquisition of Meili Group, a last-mile on-demand logistics service provider in Singapore. The Meili Group comprises of Meili Technologies Pte. Ltd. and its wholly-owned subsidiary, Meili Technologies (M) Snd. Bhd. (“Meili Malaysia”), which located in Malaysia. Meili Malaysia is a dormant since the date of incorporation on December 16, 2021. The acquisition is expected to contribute to the growth of the Company’s current quick commerce business.

The purchase consideration was satisfied by the issuance of exchangeable notes to the Meili Noteholders each exchangeable into shares in the Company. Under the terms and conditions of the exchangeable notes, unless previously redeemed or exchanged into shares in the Company, the purchase consideration will be mandatorily exchanged into shares of the Company upon the occurrence of the Company obtaining the receipt of the notification from a recognized exchange for the filing of the offer document for the listing. The mandatory exchange of the exchangeable notes into shares of the Company will be based on a 25% discount to the price per share on the post-money valuation of the Company immediately following the listing. As of June 30, 2023, the fair value of the purchase consideration is S$600,000.

In connection with the acquisition of Meili Group, the Company recognized identifiable assets and assumed liabilities at their respective fair values on a provisional basis as of February 20, 2023. These values are subject to change upon receipt of all the necessary information about the facts and circumstances that were in existence as of the acquisition date. The key information in this regard pertains to the value of the consideration used in measuring goodwill, which is subject to the post-money valuation of the Company and the completion of the exchange of all of the exchangeable notes held by the Meili Noteholders.

The following table summarizes the provisional fair value of the assets acquired and liabilities assumed as of February 20, 2023:

S$’000

Cash and cash equivalents	63
Accounts receivable, net	12
Deposits, prepaid expenses and other current assets	76
Total identifiable assets acquired	151
Total liabilities assumed	(215)
Net liabilities acquired	(64)
Goodwill	664
Total acquisition consideration	600

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill.

Goodwill Impairment

For the six months period ended 2023, we performed an interim goodwill impairment test by comparing the fair value of the Meili Group to its carrying value. The fair value was determined as a sum of the discounted cash flow (“DCF”) method. The significant unobservable inputs used in the fair value measurement include discount rate of 6.12%, growth rate of 5% to 10%, and dividend yield of 0%. The carrying value of Meili Group exceeded its fair value, and as a result, a goodwill impairment charge of S$664,000 was recorded in the unaudited interim condensed consolidated statements of operations.

7	Related party transactions and balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate.

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2023 and December 31, 2022:

Name of related parties	Relationship with the Company
DLG Ventures Pte. Ltd.	Shareholder

i) Significant transactions with related parties were as follows:

	Six-month ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Interest expense on note from a shareholder	5	4	3

F-37

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7	Related party transactions and balances (continued)

ii) Significant balances with related parties were as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Related parties
Note from a shareholder	-	2,000	1,479

F-38

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8	Convertible loan from third parties

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Convertible loan from noteholders	-	600	444
Convertible loan from third parties	5,200	5,200	3,845
Debt issuance cost	(106)	(61)	(45)
	5,094	5,739	4,244
Less: Current portion	-	(5,739)	(4,244)
Non-current portion	5,094	-	-

(a)	Convertible loan from noteholders

This refers to an exchangeable note amounting to S$600,000 arising from the acquisition by Ryde Technologies Pte. Ltd. of Meili Technologies Pte. Ltd. pursuant to which the purchase consideration was satisfied by the issuance of exchangeable notes to the Meili Noteholders each exchangeable into shares in the Company. In September 2023, 38,251 Class A Ordinary Shares were issued to certain Meili Noteholders pursuant to an exchange of their exchangeable notes under the exchangeable note subscription agreement dated 12 April 2023.

(b)	Convertible loan from third parties

The convertible loan as of June 30, 2023 and December 31, 2022 are set out below:

2023
Loan	Currency	Period	Interest rate per annum	Guarantees	Other security	Carrying amount (S$’000)	Carrying amount (US$’000)
Unsecured fixed rate convertible loan	SGD	24-month	5%	Nil	-	5,139	3,800

2022
Loan	Currency	Period	Interest rate per annum	Guarantees	Other security	Carrying amount (S$’000)
Unsecured fixed rate convertible loan	SGD	24-month	5%	Nil	-	5,094

The convertible loans are repayable on or before February 28, 2024. There is no repayment and no interest paid for the financial year ending June 30, 2023.

On July 11, 2023, Ryde Technologies Pte. Ltd. (“Ryde Tech”) entered into a Second Supplemental Agreement with third parties (the “Agreement”). The Agreement give rise to Ryde Tech to redeem the convertible loan of S$1.95 million on the listing date. The convertible loan of S$3.25 million will give rise to the third parties’ rights to the conversion into 1,155,350 ordinary shares of the Company, at an issue price of S$2.81 per ordinary shares. The 1,155,350 ordinary shares represented 7.14% of total ordinary shares of the Company after the conversion.

Effective January 1, 2021, the Company early adopted ASU 2020-06 using the full retrospective approach. As a result of this adoption, convertible loan is recorded as a single liability measured at its amortized cost.

F-39

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9	Note from a shareholder

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Current
Note from a shareholder	-	2,000	1,479

The note from a shareholder as of June 30, 2023 are set out below:

Note	Currency	Period	Interest rate per annum	Guarantees	Other security	Carrying amount (S$’000)	Carrying amount (S$’000)
Unsecured fixed rate note	SGD	12-month	12%	Nil	-	2,000	1,479

10	Operating lease obligation

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000

Current portion	-	24	18
Non-current portion	-	49	36
	-	73	54

The Company’s operating lease right-of-use assets is related to the office lease agreements with lease terms for two years. The Company’s lease agreement do not contain any material residual value guarantees or material restrictive convents. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term with one year or less.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, as follow:

Twelve months ending June 30,	Minimum lease payment
S$’000

2024	50
2025	25
Total future lease payment	75
Amount representing interest	(3)
Present value of operating lease liabilities	27
Less: current portion	(49)
Non-current portion	23

The following summarizes other supplemental information about the Company’s operating leases as of June 30, 2023:

Weighted average discount rate	5%
Weighted average remaining lease term (years)	1.5

F-40

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11	Income taxes

Caymans and BVIs

The Company and its subsidiary are domiciled in the Cayman Island and British Virgin Islands. The locality currently enjoys permanent income tax holidays; accordingly, the Company and Ryde Group (BVI) Limited do not accrue for income taxes.

Singapore

Ryde Technologies Pte. Ltd. and Meili Technologies Pte. Ltd. are incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Malaysia

Meili Technologies (M) Sdn. Bhd. is subject to Malaysia Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Malaysia tax laws. The standard corporate income tax rate in Malaysia is 24%. However, if the Company has a paid-up capital of MYR 2.5 million or less, and gross income from business of not more than MYR 50 million, the tax rates will be 15% on the first MYR 150,000, 17% on amount between MYR150,001 to MYR600,000, and 24% on amount exceeding MYR 600,000.

The income tax provision in both current and deferred portions are nil for the six months ended June 30, 2023 and 2022, respectively.

A reconciliation between the Group’s actual provision for income tax and the provision at the respective statutory rate was as follows:

	Six-month Ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Loss before income taxes	(2,740)	(3,999)	(2,957)

Tax at the domestic rates applicable to profit or loss in the countries where the Group operates	(466)	(680)	(503)
Reconciling items:
Non-deductible expenses	22	144	106
Government grant not subject to tax	(26)	(6)	(4)
Valuation allowance for tax losses	470	545	403
Others	-	(3)	(2)
Tax charge	-	-	-

Significant components of the Company’s deferred tax balances as of June 30, 2023 and December 31, 2022 are as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	S$’000	S$’000	US$’000
Deferred tax assets
Tax losses carry forwards	1,938	2,454	1,815
Less: Valuation allowance	(1,938)	(2,454)	(1,815)
Total deferred tax assets	-	-	-

Deferred tax liabilities
Total deferred tax liabilities	-	32	24

Deferred tax liability in relating to the fair value of intangible assets arising from the acquisition of Meili Technologies Pte. Ltd.

F-41

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11	Income taxes (continued)

The tax losses carry forwards is available for offsetting against future taxable profits for which no deferred tax asset is recognized due to uncertainty of its recoverability. The realization of the future income tax benefits from the tax losses carry forwards is available for an unlimited future period subject to the compliance with certain provisions of the tax legislations of the countries in which the group companies operate.

12	Revenue

	Six-month Ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Mobility	3,127	3,129	2,314
Quick commerce	50	86	64
Membership	302	313	231
Advertising initiatives	29	1,704	1,260
	3,508	5,232	3,869

13	Other income

	Six-month Ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Government grants	155	35	26
Others	37	14	10
	192	49	36

14	Other expenses

	Six-month Ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Information technology expenses	504	587	434
Legal and professional fees	342	1,148	849
Marketing and advertising	192	1,919	1,419
Rental	147	21	16
Others	97	76	56
	1,282	3,751	2,774

F-42

RYDE GROUP LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15	Loss per share

The following table sets forth the computation of basic and diluted loss per share attributable to ordinary shareholders for the six months ended June 30, 2023 and 2012 (in thousands):

	Six-month Ended June 30,
	2022	2023	2023
	S$’000	S$’000	US$’000

Net loss	(2,740)	(3,999)	(2,957)
Add: Loss attributable to non-controlling interest	20	30	22
Loss for the period attributable to ordinary shareholders	(2,720)	(3,969)	(2,935)

Basic weighted-average ordinary shares outstanding	11,702	11,702	11,702

Basic and diluted loss per share attributable to ordinary shareholders	(0.23)	(0.34)	(0.25)

Effective January 1, 2021, we early adopted ASU 2020-06 using the full retrospective approach. Upon adoption, we use the if-converted method and presume share conversion for our convertible loans from third parties which resulted a reduction in net loss per share. Therefore, the convertible loans from third parties are antidilutive for the six months ended June 30, 2023 and 2022.

The following weighted-average effects of potentially dilutive convertible loan from third parties were excluded from the computation of diluted loss per ordinary share because their effects would have been antidilutive for the six months ended June 30, 2023 and 2022 (in thousand):

	June 30, 2022	June 30, 2023

Convertible shares for loan from third parties	456	587

16	Subsequent events

The Company has assessed all subsequent events through September 29, 2023 which is the date that these consolidated financial statements are issued and other than the following, there are no further material subsequent events that require disclosure in these consolidated financial statement.

(a) Second supplemental agreement

On July 11, 2023, Ryde Technologies Pte. Ltd. (“Ryde Tech”) entered into a Second Supplemental Agreement with third parties (the “Agreement”). The Agreement give rise to Ryde Tech to redeem the convertible loan of S$1.95 million on the listing date. The convertible loan of S$3.25 million will give rise to the third parties’ rights to the conversion into 1,155,350 ordinary shares of the Company, at an issue price of S$2.81 per ordinary shares. The 1,155,350 ordinary shares represented 7.14% of total ordinary shares of the Company after the conversion.

(b) Ryde Group Share Incentive Plan 2023

On August 15, 2023, the Company adopted the Share Incentive Plan, or the Plan, to attract and retain best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. Under the Plan, the maximum aggregate number of Shares which may be issued pursuant to all awards (including incentive share options) will be representing 10% of the number of fully-diluted shares outstanding as of the date of our Company’s initial public offering, or after our Company’s initial public offering, to represent 10% of the number of fully-diluted shares outstanding as of December 31 of the preceding calendar year, as the case may be.

(c) Subdivision of authorized share capital

On September 14, 2023, the Company completed the sub-division of the issued Class A and Class B ordinary shares of a nominal or par value of US$0.0005 each in the capital of the Company into 2.5 ordinary shares of a nominal or par value of US$0.0002 each. Before the subdivision, the Company’s ordinary shares issued and outstanding was 3,263,666 Class A Ordinary Shares and 1,416,960 Class B Ordinary Shares. After the subdivision, the Company’s ordinary shares issued and outstanding was 8,159,166 Class A Ordinary Shares and 3,542,400 Class B Ordinary Shares.

In accordance with the guidance in 505-10-S99-4, a capital structure change to a stock dividend, stock split or reverse split occurs after the date of the latest reported balance sheet but before the release of the financial statements or the effective date of the registration statement, whichever is later, must be given retroactive effect in the balance sheet. Therefore, the Company has retroactively applied the effects of the completion of the sub-division of the issued Class A and Class B shares.

(d) Employee share option scheme (the “Scheme”)

On September 14, 2023, the Company have established an employee share option scheme (the “Scheme”) pursuant to which the right to subscribe for Class A Ordinary Shares may be granted to employees of the Company, its subsidiaries and affiliates who meet the eligibility criteria in accordance with the rules of the Scheme. The Scheme will subsist from 14 September 2023 till the date of the listing of the Company on a securities exchange or till the date on which the Scheme is terminated by the board of directors of the Company, whichever is earlier.

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PART II

Information Not Required In Prospectus

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-IPO memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ millions, except for exercise price)
DLG Ventures Pte. Ltd.	April 14, 2023	989,330 Class A Ordinary Shares	2.695
Certain Investors	September 15, 2023	1,155,350 Class A Ordinary Shares	3.250
Certain Meili Technologies Pte. Ltd. Noteholders	September 15, 2023	38,251 Class A Ordinary	0.450
Certain employees and consultants	Various date	3,218,276 Class A Ordinary Shares	Nominal price

(1)	Shares issued since September 15, 2023 relating to awards granted under our share incentive plans.

II-1

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

Ryde Group Ltd
Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement**

3.1	3rd Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect**

4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares**

4.2	Form of Underwriter’s Warrants**

4.3#	Investor Rights Agreement, dated May 5, 2023, among the Registrant and certain shareholders**

4.4#	Restructuring Agreement, dated May 5, 2023**

5.1	Opinion of Harney Westwood & Riegels Singapore LLP regarding the validity of the Class A Ordinary Shares being registered**

5.2	Opinion of Sidley Austin regarding the enforceability of Underwriter’s Warrants**

8.1	Opinion of Harney Westwood & Riegels Singapore LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)**

10.1	Ryde Group Ltd 2023 Share Incentive Plan and form of related RSU Award Agreement**

10.2	Form of Indemnification Agreement**

10.3	Form of Independent Director Agreement**

10.4#	Employment Agreement between the Registrant and Tan Ting Yong**

10.5#	Employment Agreement between the Registrant and its Chief Executive Officer**

10.6#	Employment Agreement between the Registrant and its Chief Financial Officer**

10.7#	Exchangeable Loan Agreement among Ryde Technologies Pte. Ltd. and several investors dated February 7, 2022**

10.8#	Shareholders Loan Agreement entered into between Ryde Technologies Pte. Ltd. and DLG Ventures Pte. Ltd. dated March 17, 2023**

14.1	Code of Business Conduct and Ethics of the Registrant**

21.1	List of Significant Subsidiaries**

23.1	Consent of Kreit & Chiu CPA LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)**

23.3	Consent of Tan Ting Yong to act as non-executive director**

23.4	Consent of Khoo Su Nee Joanne to act as independent director**

23.5	Consent of Poon Wai Hong to act as independent director**

23.6	Consent of Venkata Subramanian s/o Sreenivasan to act as independent director**

24.1	Power of Attorney (included on signature page)*

99.1	Consent of Frost & Sullivan**

107	Filing Fee Table**

#

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

*	Submitted herewith
**	Previously filed

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 10, 2023.

Ryde Group Ltd

By:	/s/ Zou Junming Terence
Name:	Zou Junming Terence
Title:	Chairman of the Board of Directors and Chief Executive Officer

II-4

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Zou Junming Terence and Lang Chen Fei as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Zou Junming Terence		Chairman of the Board of Directors and Chief Executive Officer	October 10, 2023
Name:	Zou Junming Terence	(principal executive officer)

/s/ Lang Chen Fei		Chief Financial Officer	October 10, 2023
Name:	Lang Chen Fei	(principal accounting and financial officer)

II-5

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ryde Group Ltd, has signed this registration statement or amendment thereto in the City of Newark, State of Delaware on October 10, 2023.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

II-6